Filed Pursuant to Rule 424(b)(3)
Registration No. 333-270624

SUPPLEMENT NO. 1 TO

PROSPECTUS OF HAMMERHEAD ENERGY INC.

This prospectus supplement amends and supplements the prospectus dated May 1, 2023 as supplemented or amended from time to time (the "Prospectus"), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-270624). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Report on Form 6-K, which was furnished to the Securities and Exchange Commission on May 12, 2023 (the "Q1 Form 6-K"), and the information contained in our Report on Form 6-K, which was furnished to the Securities and Exchange Commission on May 12, 2023 (the "Circular Form 6-K"). Accordingly, we have attached the Q1 Form 6-K and the Circular Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Shares and Warrants are listed on The Nasdaq Stock Market LLC ("Nasdaq") under the symbols "HHRS" and "HHRSW", respectively, and on the Toronto Stock Exchange (the "TSX") under the symbols "HHRS" and "HHRS.WT," respectively. On May 11, 2023, the last reported sales prices of the Class A Common Shares on Nasdaq and the TSX were $7.25 and C$9.80 respectively, and the last reported sales prices of the Warrants were $1.05 and C$1.43, respectively.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" beginning on page 5 of the Annual Report and beginning on page 5 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the securities offered by this prospectus supplement or the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This Supplement No. 1 is dated May 12, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13A-16 OR 15D-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of May 2023

Commission File Number 001-41630

HAMMERHEAD ENERGY INC.

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant's name)

Suite 2700, 525-8th Avenue SW

Calgary, Alberta, T2P 1G1

(403) 930-0560

(Address and telephone number of registrant's principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

DOCUMENTS INCLUDED AS PART OF THIS REPORT

Exhibit

99.1	Consolidated Financial Statements as at and for the three months ended March 31, 2023
99.2	Management's Discussion and Analysis for the three months ended March 31, 2023

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Hammerhead Energy Inc.

Date: May 11, 2023	By:	/s/ Scott Sobie
Name: Scott Sobie
Title: President and Chief Executive Officer

Hammerhead Energy Inc.

Consolidated Financial Statements

As at and for the Three Months Ended
March 31, 2023

Dated: May 11, 2023

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

As at
(Cdn$ thousands)	Note	March 31, 2023	December 31, 2022
ASSETS
Current assets
Cash		6,666	8,833
Accounts receivable		79,242	89,235
Prepaid expenses and deposits		9,935	4,564
Risk management contracts	17	40,923	19,293
Total current assets		136,766	121,925

Property, plant and equipment	5	1,766,067	1,644,199
Total assets		1,902,833	1,766,124

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities		189,542	135,547
Current portion of lease obligations	8	1,197	1,180
Risk management contracts	17	7,856	7,286
Total current liabilities		198,595	144,013

Bank debt	6	204,833	179,800
Term debt	7	81,223	78,932
Non-current portion of lease obligations	8	3,640	3,945
Warrant liability	10	42,506	21,971
Decommissioning obligations	9	21,538	23,115
Deferred tax liabilities		57,891	31,720
Total liabilities		610,226	483,496

SHAREHOLDERS' EQUITY
Common share capital	12	1,330,605	585,732
Preferred share capital	12	-	606,131
Contributed surplus		101,313	96,417
Deficit		(139,311)	(5,652)
Total shareholders' equity		1,292,607	1,282,628

Total liabilities and shareholders' equity		1,902,833	1,766,124

Subsequent event	10
Commitments	19

See accompanying notes to the consolidated financial statements.

Approved by the Board of Directors,

(signed)	(signed)
Stewart Hanlon	Scott Sobie
Director and Audit Committee Chair	President and Chief Executive Officer

1 | Hammerhead Energy Inc.	Financial Statements

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS (UNAUDITED)

		Three Months Ended March 31,
(Cdn$ thousands, except per share amounts)	Note	2023	2022
REVENUE
Oil and gas revenue	15	217,054	189,542
Royalties		(24,925)	(17,891)
Oil and natural gas revenue, net of royalties		192,129	171,651

RISK MANAGEMENT CONTRACTS
Realized loss on risk management contracts	17	(240)	(22,738)
Unrealized gain (loss) on risk management contracts	17	21,060	(66,492)
		20,820	(89,230)
OTHER INCOME		311	241
		213,260	82,662
EXPENSES
Operating		29,859	25,074
Transportation		21,007	16,731
General and administrative		8,112	5,211
Transaction costs	4	8,967	-
Share-based compensation	13	4,794	3,175
Depletion and depreciation	5	50,518	35,734
Finance	16	6,640	5,577
Gain on foreign exchange		(53)	(2,117)
Loss (gain) on warrant revaluation	10	10,426	(281)
Listing expense	4	180,478	-
Total expenses		320,748	89,104

Net loss and comprehensive loss before income taxes		(107,488)	(6,442)

Deferred income tax expense		26,171	-
Net loss and comprehensive loss		(133,659)	(6,442)

Net loss per common share
Basic [1]		(2.68)	(0.49)
Diluted [1]		(2.68)	(0.49)

1 For the period ended March 31, 2022, the Company's basic and diluted earnings per share is the net loss per common share of Hammerhead Resources Inc., and the weighted average common shares outstanding has been scaled by the applicable exchange ratio following the completion of the business combination with DCRD (note 4).

See accompanying notes to the consolidated financial statements.

2 | Hammerhead Energy Inc.	Financial Statements

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (UNAUDITED)

For the three months ended
(Cdn$ thousands)	Note	March 31, 2023	March 31, 2022

Common share capital
Balance, beginning of period		585,732	584,275
Common shares converted per business combination	4, 12	(585,732)	-
Issuance of new common shares per business combination	4, 12	585,732	-
Issuance for exercise of preferred shares	4, 12	606,131	-
Issuance for exercise of 2020 Warrants	4, 10	21,684	-
Issuance to DCRD shareholders	4, 12	109,597	-
Long-term retention program	4, 13	5,793	-
Issuance for exercise of legacy restricted share units and options	12	1,668	-
Balance, end of period		1,330,605	584,275

Preferred share capital
Balance, beginning of period		606,131	606,131
Exercise of preferred shares to common shares	12	(606,131)	-
Balance, end of period		-	606,131

Contributed surplus
Balance, beginning of period		96,417	83,704
Recognized under share-based compensation plans	13	6,484	4,437
Exercise of restricted share units		(1,588)	-
Balance, end of period		101,313	88,141

Deficit
Balance, beginning of period		(5,652)	(230,752)
Net loss		(133,659)	(6,442)
Balance, end of period		(139,311)	(237,194)

Total shareholders' equity, beginning of period		1,282,628	1,043,358
Total shareholders' equity, end of period		1,292,607	1,041,353

See accompanying notes to the consolidated financial statements.

3 | Hammerhead Energy Inc.	Financial Statements

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

		Three Months Ended March 31,
(Cdn$ thousands)	Note	2023	2022
OPERATING ACTIVITIES
Net loss		(133,659)	(6,442)
Adjustments for non-cash items:
Unrealized (gain) loss on risk management contracts	17	(21,060)	66,492
Share-based compensation	13	4,794	3,175
Depletion and depreciation	5	50,518	35,734
Finance, non-cash	16	2,523	4,144
Unrealized gain on foreign exchange		(166)	(2,074)
Loss (gain) on warrant revaluation	10	10,426	(281)
Deferred income tax expense		26,171	-
Settlement of decommissioning obligations	9	-	(123)
Transaction costs, non-cash	4, 13, 18	5,793	-
Listing expense, non-cash	4	180,478	-
Change in non-cash working capital	14	(10,277)	(30,162)
Net cash from operating activities		115,541	70,463

FINANCING ACTIVITIES
Drawdown of bank debt		57,042	37,000
Repayment of bank debt		(32,000)	(19,000)
Settlement of 2013 Warrants	4, 10	(168)	-
Proceeds from common shares issued		80	-
Payment of lease obligations		(288)	(251)
Net cash used in financing activities		24,666	17,749

INVESTING ACTIVITIES
Additions to property, plant and equipment ("PP&E")	5	(172,442)	(82,488)
Net change in accounts payable related to the addition of PP&E	14	30,119	(13,026)
Net cash used in investing activities		(142,323)	(95,514)

Net change in cash		(2,116)	(7,302)
Cash, beginning of period		8,833	12,239
Foreign exchange revaluation		(51)	86
Cash, end of period		6,666	5,023

See accompanying notes to the consolidated financial statements.

4 | Hammerhead Energy Inc.	Financial Statements

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As at and for the three months ended March 31, 2023 and 2022.

1. REPORTING ENTITY

Hammerhead Energy Inc. ("HEI", "Hammerhead", or the "Company") was incorporated in Alberta on September 1, 2022. Refer to Note 4 Business Combination for additional information on the amalgamation of HEI on February 23, 2023. These unaudited condensed interim consolidated financial statements (the "Interim Financial Statements") are comprised of the accounts of HEI and its wholly owned subsidiaries, Hammerhead Resources ULC and Prairie Lights Power GP Inc., and the prior period amounts are those of Hammerhead Resources Inc., which continued as the operating entity, Hammerhead Resources ULC, following the amalgamation.

HEI is an oil and natural gas exploration, development and production company. HEI's reserves, producing properties and exploration prospects are located in the Deep Basin of West Central Alberta where it is developing multi-zone, liquids-rich oil and gas plays. The Company conducts certain of its operating activities jointly with others through unincorporated joint arrangements and these condensed interim consolidated financial statements reflect only the Company's share of assets, liabilities, revenues and expenses under these arrangements. The Company conducts all of its principal business in one reportable segment.

The Company is controlled by Riverstone Holdings LLC ("Riverstone"). The Company's head office is located at Eighth Avenue Place, East Tower, Suite 2700, 525-8th Avenue SW, Calgary, Alberta, Canada, T2P 1G1.

2. BASIS OF PRESENTATION

(a) Statement of compliance

The Interim Financial Statements were approved and authorized for issue by the Company's Board of Directors on May 11, 2023. The Interim Financial Statements have been prepared in accordance with International Accounting Standard ("IAS") 34 - Interim Financial Reporting using accounting polices consistent with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB").

The Interim Financial Statements should be read in conjunction with the audited annual consolidated financial statements of Hammerhead Resources Inc., as at December 31, 2022 and 2021 and for the years ended December 31, 2022, 2021 and 2020 and the notes thereto (the "Annual Financial Statements"). Hammerhead Resources Inc. was amalgamated to form Hammerhead Resources ULC, which continues as the operating entity of HEI following the business combination described in note 4. The Interim Financial Statements have been prepared on a basis consistent with the accounting, estimation and valuation policies described in the Annual Financial Statements. Certain information and disclosures normally required to be included in the notes to the Annual Financial Statements prepared in accordance with IFRS have been condensed or omitted in the Interim Financial Statements.

(b) Basis of measurement

The Interim Financial Statements have been prepared on a historical cost basis except for the warrant liability (note 10) and the risk management contracts (note 17), which are measured at fair value.

(c) Functional and presentation currency

The Interim Financial Statements are presented in Canadian dollars ("Cdn$"), which is also the Company's functional currency. All references to US$ or USD are to United States dollars.

(d) Use of estimates and judgements

The preparation of the Interim Financial Statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from these estimates.

5 | Hammerhead Energy Inc.	Financial Statements

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future years affected. Information about significant areas of estimation uncertainty and critical judgments in applying accounting policies are outlined in the Annual Financial Statements.

3. CHANGES IN ACCOUNTING STANDARDS

Effective for periods beginning on or after January 1, 2023, the International Accounting Standard Board has published a new standard, IFRS 17 Insurance, as well as amendments to IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors; IAS 12 Income Taxes; and IAS 1 Presentation of Financial Statements. The Company has adopted this standard and these amendments and determined no significant impact to the Company's Interim Financial Statements.

4. BUSINESS COMBINATION

On February 23, 2023, the Company completed a plan of arrangement pursuant to a business combination agreement with Decarbonization Plus Acquisition Corporation IV ("DCRD"), an affiliate of the Company's controlling shareholder, Riverstone, and certain other parties and their respective shareholders. Pursuant to the plan of arrangement, DCRD amalgamated with a wholly owned subsidiary of the Company which was incorporated for the purpose of effecting the business combination to form Hammerhead Energy Inc. ("HEI"). Also pursuant to the plan of arrangement, Hammerhead Resources Inc. ("HHR") amalgamated with a wholly owned subsidiary of DCRD incorporated to effect the business combination to form Hammerhead Resources ULC, a wholly owned subsidiary of HEI.

HEI's common shares and public warrants are traded on the Nasdaq Stock Market LLC ("Nasdaq") under the symbols "HHRS" and "HHRSW", respectively and the Toronto Stock Exchange ("TSX") under the symbols "HHRS" and "HHRS.WT," respectively.

As a result of the business combination, the following occurred:

• HHR's 392.6 million common shares were converted to 25.1 million Class A common shares of HEI,

• HHR's 500.9 million preferred shares were converted to 56.1 million Class A common shares of HEI,

• HHR's 35.0 million 2020 Warrants were converted to 1.6 million Class A common shares of HEI,

• HHR's 6.0 million 2013 Warrants were settled for a cash payment of $0.028 per warrant, totaling $0.2 million,

• HHR's limited recourse loans under the long-term retention program of $5.8 million were terminated, and

• 8.0 million DCRD common shares were converted to 8.0 million Class A common shares of HEI.

HEI issued a combined total of 90,778,275 common shares and 28,549,991 warrants to the former shareholders of HHR and DCRD.

The transaction is a business combination under common control and applies IFRS 2 Share Based Payment as DCRD does not meet the definition of a business under IFRS 3 Business Combinations. On closing, the Company accounted for the fair value of the HEI common shares issued to DCRD shareholders at the market price of DCRD's publicly traded common shares on February 23, 2023. The total fair value of the HEI common shares issued to DCRD shareholders was $109.6 million. As part of the amalgamation, HEI acquired cash, prepaid expenses, accounts payable, related party payables and warrant liabilities. The fair value of the shares issued to DCRD shareholders less the sum of the net liabilities acquired was accounted for as listing expense. The following table reconciles the elements of the amalgamation:

6 | Hammerhead Energy Inc.	Financial Statements

(Cdn$ thousands)	Amalgamation under IFRS 2
Total fair value of consideration
8,032,671 shares at US$10.07 per common share (US$80.9 million)	109,597

less the following
Cash	156
Prepaid expenses	3,705
Less: Accounts payable	(24,179)
Less: Due to related parties	(18,457)
Less: Warrant liabilities [1]	(32,106)
Total listing expense	180,478

1 Warrant liabilities include Public Warrants and Private Warrants. See note 10 for additional information.

The listing expense is presented in the condensed interim consolidated statements of loss and comprehensive loss. The related party payables include $9.5 million due to HEI that was eliminated upon closing and $8.9 million due to Riverstone. All related party payable balances were settled as at March 31, 2023.

For the three months ended March 31, 2023, the Company expensed $9.0 million in transaction costs (three months ended March 31, 2022 - nil).

5. PROPERTY, PLANT AND EQUIPMENT ("PP&E")

The following table reconciles movements of PP&E during the year:

(Cdn$ thousands)	Development and Production Assets	Corporate Assets	Right-of-Use Assets	Total
PP&E, at cost:
Balance - December 31, 2021	2,123,153	10,926	6,411	2,140,490
Additions	379,220	1,857	1,451	382,528
Balance - December 31, 2022	2,502,373	12,783	7,862	2,523,018
Additions	171,448	938	-	172,386
Balance - March 31, 2023	2,673,821	13,721	7,862	2,695,404

Accumulated depletion and depreciation
Balance - December 31, 2021	721,852	7,588	2,211	731,651
Depletion and depreciation	144,133	1,982	1,053	147,168
Balance - December 31, 2022	865,985	9,570	3,264	878,819
Depletion and depreciation	49,666	538	314	50,518
Balance - March 31, 2023	915,651	10,108	3,578	929,337

Net book value - December 31, 2022	1,636,388	3,213	4,598	1,644,199
Net book value - March 31, 2023	1,758,170	3,613	4,284	1,766,067

At March 31, 2023, an estimated $2.7 billion in future development costs associated with the proved plus probable undeveloped reserves were included in the calculation of depletion (December 31, 2022 - $2.8 billion).

(a) Capitalization of general and administrative and share-based compensation expenses

During the three months ended March 31, 2023, $1.4 million (year ended December 31, 2022 - $5.1 million) of directly attributable general and administrative expenses and $1.7 million (year ended December 31, 2022 - $4.1 million) of share-based compensation expenses were capitalized to PP&E assets. These amounts directly related to development activities conducted during the period.

7 | Hammerhead Energy Inc.	Financial Statements

(b) Impairment

At March 31, 2023 and December 31, 2022, the Company assessed its production and development assets for indicators of impairment and none were noted.

6. BANK DEBT

(Cdn$ thousands)	March 31, 2023	December 31, 2022
Syndicated facility [1]	204,833	164,800
Operating facility	-	15,000
Total bank debt outstanding	204,833	179,800

1 Included in the syndicated facility is a draw of US$10.0 million. As at March 31, 2023, the US$ draw was translated to Cdn$13.5 million.

The Company's bank debt is held in a credit facility with a syndicate of lenders. Under the amended credit facility, determination of the borrowing base is made by the lenders at their sole discretion, and is subject to re-determinations semi-annually as of May 31st and November 30th of the respective year. The amended credit facility consists of a $330.0 million revolving syndicated facility and a $20.0 million operating facility.

As at March 31, 2023, Hammerhead was compliant with all covenants and cross default clauses stated in the amended credit facility agreement. Covenants include reporting requirements and limitations on excess cash, indebtedness, equity issuances, acquisitions, dispositions, hedging, encumbrances, asset retirement obligations, as well as other standard business operating covenants. The Company is not subject to financial covenants. The lenders have first lien on all of the assets held by the Company and its subsidiaries.

Amounts borrowed under the amended credit facility bear interest based on the referenced Canadian prime lending rate or the bankers' acceptance rate in effect, at the Company's option, plus an applicable margin or fee, respectively. The applicable rate is determined by the ratio of first lien indebtedness to earnings before interest, taxes, depreciation, depletion and amortization. The amended credit facility also includes standby fees on balances not drawn.

The following ranges are the applicable prime margin, bankers' acceptance and standby fees:

	Margin on Canadian Prime Rate	Bankers' Acceptance Fee	Standby Fee
Credit facility	1.75% - 5.25%	2.75% - 6.25%	0.69% - 1.56%

Letters of Credit

The Company has guaranteed letters of credit in both Canadian and US dollars. As at March 31, 2023, the Company's Canadian dollar denominated letters of credit were guaranteed through Export Development Canada ("EDC") and totaled $14.3 million (December 31, 2022 - $13.8 million). The Company's US dollar denominated letters of credit totaled US$0.7 million as at March 31, 2023 and December 31, 2022 (Cdn$1.0 million and Cdn$0.9 million, respectively).

8 | Hammerhead Energy Inc.	Financial Statements

7. TERM DEBT

(Cdn$ thousands)	March 31, 2023	December 31, 2022
2020 Senior Notes - outstanding principal	120,648	120,648
Principal repayment, net of outstanding PIK interest [1]	(40,061)	(42,414)
Foreign exchange revaluation [2]	636	698
Total carrying value of long-term debt	81,223	78,932

1 The Company repaid $78.6 million of principal on its 2020 Senior Notes on September 26, 2022. The repayment is netted with the accumulated PIK interest of $32.1 million. Total accrued unpaid PIK as at March 31, 2023 is $6.4 million.

2  The term debt is issued in US dollars and is revalued to Canadian dollars at each reporting period using the period end foreign exchange rate.

Term debt consists of the 2020 Senior Notes, which have a maturity date of July 10, 2024. The notes bear interest at 12% per annum and provide the option of paying interest as cash or as paid-in-kind ("PIK"). PIK interest is added to the principal balance and is due on maturity.

As at March 31, 2023, the Company was in compliance with all covenants related to term debt. There are no maintenance financial covenants related to the term debt; however, there are standard business operating covenants, as well as covenants that may limit Hammerhead's ability to incur additional debt.

8. LEASE OBLIGATIONS

The Company incurs lease payments related to office facilities in Calgary and Grande Prairie, as well as leased equipment for operations. The Company has recognized lease liabilities measured at the present value of the remaining lease payments using an incremental borrowing rate for the Calgary and Grande Prairie offices of 4.6% and 7.0%, respectively (December 31, 2022 - 4.6% and 7.0%, respectively). The incremental borrowing rate for the leased equipment is 4.7% (December 31, 2022 - 4.7%).

(Cdn$ thousands)	March 31, 2023	December 31, 2022
Balance, beginning of period	5,125	4,957
Additions and modifications	-	1,451
Interest expense	62	257
Lease payments	(350)	(1,540)
Balance, end of period	4,837	5,125

Current portion	1,197	1,180
Long-term portion	3,640	3,945

Property taxes associated with the above leases are classified as variable payments not linked to an index. Such items are charged to operating expense and general and administrative expense in the condensed interim consolidated statements of loss and comprehensive loss and are immaterial for further disclosure.

9. DECOMMISSIONING OBLIGATIONS

Decommissioning obligations arise as a result of the Company's net ownership interests in petroleum and natural gas assets including well sites, processing facilities and infrastructure. The following table reconciles the changes in the decommissioning obligation:

(Cdn$ thousands)	March 31, 2023	December 31, 2022
Balance, beginning of period	23,115	29,569
Obligations incurred	667	2,963
Settlements [1]	-	(123)
Change in rates	-	(9,948)
Change in estimates	(2,414)	73
Accretion of decommissioning obligations [2]	170	581
Balance, end of period	21,538	23,115

9 | Hammerhead Energy Inc.	Financial Statements

1 For the period ended December 31, 2022, all obligations were indirectly settled through a government subsidy, whereby third party service providers were reimbursed on behalf of HEI.

2 Accretion of the decommissioning obligation due to the passage of time is presented within finance expense in the consolidated statement of loss. See note 16.

At March 31, 2023, key assumptions on which the carrying amount of the decommissioning obligations is based include a risk free rate of 3.3% and an inflation rate of 2.1% (December 31, 2022 - 3.3% and 2.1%, respectively). As at March 31, 2023, the undiscounted and uninflated amount of the estimated cash flows required to settle the obligation is $31.2 million (December 31, 2022 - $30.2 million), which is estimated to be incurred within the next 33 years.

10. WARRANT LIABILITY

The following table summarizes the warrants outstanding:

Number of warrants (000's)	March 31, 2023	December 31, 2022
2020 Warrants	-	35,020
2013 Warrants	-	6,000
Public Warrants	15,812	-
Private Warrants	12,738	-
Total	28,550	41,020

Upon close of the business combination with DCRD (note 4), the 2013 Warrants were settled for a cash payment of $0.028 per warrant and the 2020 Warrants were exercised on a cashless basis and converted to common shares of HEI. The Company also assumed through the business combination, public and private warrants ("Public Warrants" and "Private Warrants", collectively "the Warrants") in connection with the agreement.

The Warrants each entitle their holders to purchase one common share at an exercise price of US$11.50 per common share, which is variable in Cdn$. Accordingly, they are classified as a liability rather than equity as the Warrants do not meet the 'fixed for fixed' requirement. The Warrants became exercisable on March 25, 2023 and will expire on February 23, 2028, or earlier upon redemption or liquidation in accordance with the warrant terms. The Public Warrants are exercisable on a cash basis at the holder's option. The Private Warrants are identical to the Public Warrants, except that the Private Warrants will be exercisable for cash or on a cashless basis, at the holder's option.

At the option of the Company, the Public Warrants may be redeemed at a price of US$0.01 per Warrant, upon at least 30 days' prior written notice, provided that the last reported sales price of the common shares equals or exceeds US$18.00 per common share for any 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which the Company gives notice of such redemption and provided certain other conditions are met.

Further, at the option of the Company, the Public Warrants may also be redeemed at a price of $0.10 per Warrant, upon at least 30 days' prior written notice, if, among other things, the last reported sales price of the common shares equals or exceeds US$10.00 per Common Share on the trading day prior to the date on which notice of the redemption is given. In such a case, Warrant holders will be able to exercise their Warrants prior to redemption for a number of common shares determined by reference to a make-whole table. None of the Private Warrants are redeemable by the Company so long as they are held by the initial purchasers of the Private Warrants or their permitted transferees. All Private Warrants are held by the Company's controlling shareholder, Riverstone.

The Warrants were initially recorded at the fair value acquired through the business combination (note 4). The Warrants are reassessed at the end of each reporting period with subsequent changes in fair value recognized through income as a non-cash item. The Public Warrants are considered a level 1 financial instrument as the valuations at the end of each reporting period are based on the trading price of the Public Warrants on the Nasdaq, which are quoted and observable market prices. The Private Warrants are a level 2 financial instrument, as the valuations are based on the quoted and observable market prices of the Public Warrants.

10 | Hammerhead Energy Inc.	Financial Statements

The change in fair value of all warrants during the period is summarized in the following table:

(Cdn$ thousands)	2020 Warrants	2013 Warrants	Public Warrants	Private Warrants	Total
Fair value at December 31, 2021	11,189	171	-	-	11,360
Change in fair value	10,614	(3)	-	-	10,611
Fair value at December 31, 2022	21,803	168	-	-	21,971
Warrants acquired	-	-	17,782	14,324	32,106
Change in fair value	(119)	-	5,840	4,705	10,426
Foreign exchange revaluation	-	-	(80)	(65)	(145)
Exercise of warrants	(21,684)	(168)	-	-	(21,852)
Fair value at March 31, 2023	-	-	23,542	18,964	42,506

Subsequent event

On April 27, 2023 the Company announced that it had commenced a substantial issuer bid (the "Offer") to purchase for cancellation up to 20,000,000 of its Warrants at the purchase price of US$1.00 per Warrant. The Offer will remain open for acceptance until 5:00 p.m. (Eastern Daylight Time) on June 2, 2023, unless withdrawn, extended or varied by HEI. The Offer will be for up to 20,000,000 of HEI's Warrants, which is approximately 70% of the total number of issued and outstanding Warrants. The Company expects to fund the Offer from cash on hand or by drawing on existing credit facilities.

11. EQUITY COMMITMENT

Upon the close of the business combination with DCRD (note 4), any remaining equity commitments with HHR were terminated.

12. SHARE CAPITAL

(a) Common shares

Authorized

HEI is authorized to issue an unlimited number of Class A common shares ("Common Shares") and first preferred shares (the "First Preferred Shares") in an amount equal to not more than 20% of the number of issued and outstanding Common Shares at the time of issuance of any First Preferred Shares.

11 | Hammerhead Energy Inc.	Financial Statements

Issued and Outstanding

The following table summarizes common shares issued and outstanding as at March 31, 2023:

	Number of Shares (000's)	Amount (Cdn$ thousands)
Balance, December 31, 2022	392,561	585,732
Common shares converted per business combination	(392,561)	(585,732)
Issuance of new common shares per business combination	25,085	585,732
Issuance for exercise of preferred shares	56,068	606,131
Issuance for exercise of 2020 Warrants	1,592	21,684
Issuance to DCRD shareholders	8,033	109,597
Long term retention program	-	5,793
Exercise of legacy restricted share units and options	153	1,668
Balance, March 31, 2023	90,931	1,330,605

Upon the close of the business combination with DCRD (note 4), Hammerhead Energy Inc. issued 90.8 million Common Shares to the shareholders of DCRD and HHR.

(b) Preferred shares

As of December 31, 2022, HHR had 500.9 million preferred shares outstanding at a carrying amount of $606.1 million. These shares were Series I through VI and IV though IX, first preferred shares issued in various years. Upon the close of the business combination with DCRD (note 4), the outstanding preferred shares were converted to 50.1 million common shares of HEI, with no change to the carrying amount of $606.1 million.

(c) Per share amounts

The Company uses the treasury stock method to determine the dilutive effect of stock options, restricted share units ("RSUs"), warrants and convertible preferred shares. Under this method, only "in-the-money" dilutive instruments impact the calculation of diluted loss per common share.

The following table outlines the adjustments made to net loss, in computing the basic and diluted net loss per common share for the periods ended March 31, 2023 and 2022:

	Three Months Ended March 31,
(Cdn$ thousands)	2023	2022
Net loss [1]	(133,659)	(6,442)
Effect of Series VII cumulative preferred share dividends [1,2]	(4,090)	(5,883)
Net loss attributable to ordinary equity holders, basic and diluted [1]	(137,749)	(12,325)

1 For the period ended March 31, 2022, the Company's net loss and net loss attributable to ordinary shareholders, basic and diluted, refers to Hammerhead Resources Inc..

2 For the period ended March 31, 2023, the effect of Series VII cumulative preferred share dividends has been incorporated up until the close of the business combination with DCRD (note 4).

In computing the diluted loss per common share for the periods ended March 31, 2023, and 2022 the Company excluded the effect of all preferred shares, share options, RSUs and warrants as they were anti-dilutive.

The following table outlines the weighted average number of common shares outstanding used in the calculation of basic and diluted net loss per common share:

	Three Months Ended March 31,
Number of shares (000's)	2023	2022
Weighted average common shares outstanding, basic and diluted [1]	51,395	24,994

1 For the period ended March 31, 2022, the Company's weighted average common shares outstanding, basic and diluted refers to Hammerhead Resources Inc., and has been scaled by the applicable exchange ratio following the completion of the business combination with DCRD (note 4).

12 | Hammerhead Energy Inc.	Financial Statements

13. SHARE-BASED COMPENSATION

Legacy Stock Options

Following the business combination (note 4) HEI's stock options were converted to legacy stock options. Legacy options to acquire common shares were granted to officers and employees from time to time under the Company's legacy stock option plan. Options granted under this plan are to be settled through the issuance of new common shares of the Company and have a maximum term of ten years to expiry. Following the close of the business combination with DCRD (note 4), each legacy option granted permits the holder to purchase one common share of the Company for $7.83 per share.

The following table summarizes information regarding legacy stock options outstanding at March 31, 2023:

Number of Options (000's)
Issued February 23, 2023	672
Exercised	(8)
Balance at March 31, 2023	664

Exercisable at March 31, 2023	664

Legacy Restricted Share Units

Following the business combination (note 4) HEI's restricted share units ("RSUs") were converted to legacy RSUs. Under the Company's legacy RSU plan, they were awarded to officers and employees from time to time. The legacy RSUs granted under this plan are to be settled through the issuance of common shares of the Company and have a maximum term of five years to expiry. Following the close of the business combination with DCRD (note 4), each legacy RSU granted permits the holder to purchase one common share of the Company for $0.16 per share.

The following table summarizes information regarding legacy RSUs outstanding at March 31, 2023:

Number of RSUs (000's)
Issued February 23, 2023	5,330
Exercised	(146)
Balance at March 31, 2023	5,184

Exercisable at March 31, 2023	5,184

Long-Term Retention Program

Upon the close of the business combination with DCRD (note 4), the loans under the long-term retention program were terminated. The loss on the loans was recognized in transaction costs in the condensed interim consolidated statements of loss and comprehensive loss.  Total value of the loans outstanding as of February 23, 2023 was $5.8 million.

Share-Based Compensation Expense

The total fair value associated with share options and RSUs is recognized over the service period using cliff or graded vesting, resulting in share-based compensation expense as outlined in the following table:

13 | Hammerhead Energy Inc.	Financial Statements

	Three Months Ended March 31,
(Cdn$ thousands)	2023	2022
Share-based compensation payments	6,484	4,437
Capitalized to developed and producing assets	(1,690)	(1,262)
Share-based compensation expense	4,794	3,175

Upon the close of the business combination with DCRD (note 4), all legacy share options and RSUs vested, resulting in net share-based compensation expense of $4.4 million for the period ended March 31, 2023.

14. SUPPLEMENTAL INFORMATION

Cash Flow Presentation

Changes in non-cash working capital and cash interest transactions are summarized in the following table:

	Three Months Ended March 31,
(Cdn$ thousands)	2023	2022
Source (use) of cash:
Accounts receivable	9,993	(28,897)
Prepaid expenses and deposits	(5,371)	433
Accounts payable and accrued liabilities	53,995	(14,724)
Non-cash working capital acquired	(38,775)	-
	19,842	(43,188)

Relating to:
Related to operating activities	(10,277)	(30,162)
Related to investing activities	30,119	(13,026)
	19,842	(43,188)

Other:
Interest paid	4,113	1,474
Interest received	-	3

15. REVENUE FROM CONTRACTS WITH CUSTOMERS

The Company's revenue from contracts with customers consists of crude oil and natural gas sales, treating, processing & gathering income and transportation income.

Hammerhead's crude oil and field condensate, natural gas and natural gas liquids are generally sold under variable price contracts. The transaction price for variable priced contracts is based on the commodity market price, adjusted for quality, location or other factors. Hammerhead is required to deliver nominated volumes of crude oil and field condensate, natural gas and natural gas liquids to the contract counterparty. Each barrel equivalent of commodity delivered is considered to be a distinct performance obligation. The amount of revenue recognized is based on the agreed transaction price and is recognized as performance obligations are satisfied, therefore resulting in revenue recognition in the same month as delivery. Revenues are typically collected on the 25th day of the month following production.

Treating and processing & gathering fees charged to third parties are generally sold under multi-year contracts at fixed fees that vary by volume.

The following table presents the Company's revenue from contracts with customers, disaggregated by revenue source:

14 | Hammerhead Energy Inc.	Financial Statements

	Three Months Ended March 31,
(Cdn$ thousands)	2023	2022
Crude oil & field condensate	132,480	102,986
Natural gas	61,098	58,638
Natural gas liquids ("NGL")	23,476	27,918
Total oil and gas revenue	217,054	189,542
Treating, processing & gathering	295	366
Total revenue from contracts with customers	217,349	189,908

Included in accounts receivable at March 31, 2023 was $67.4 million (March 31, 2022 - $75.0 million) of accrued oil and natural gas sales, which was collected subsequent to quarter end.

HEI has applied the practical expedient to recognize revenue in the amount to which the Company has the right to invoice. As such, no disclosure is included relating to the amount of transaction price allocated to remaining performance obligations and when these amounts are expected to be recognized as revenue.

16. FINANCE EXPENSE

	Three Months Ended March 31,
(Cdn$ thousands)	2023	2022
Interest on term debt - PIK	2,353	4,020
Interest and fees on bank debt	3,915	1,347
Interest on lease obligation	62	61
Interest on EDC facility - letters of credit	140	25
Accretion of decommissioning obligations	170	124
Total finance expense	6,640	5,577

17. FINANCIAL INSTRUMENTS, FAIR VALUES AND RISK MANAGEMENT

(a) Fair values of financial instruments

The Company classifies fair value measurements using a fair value hierarchy that reflects the significance of the observable inputs used in making the measurements. The fair value hierarchy has the following levels:

• Level 1 - Values are based on unadjusted quoted prices available in active markets for identical assets or liabilities as of the reporting date.

• Level 2 - Values are based on inputs, including quoted forward prices for commodities, time value and volatility factors, which can be substantially observed or corroborated in the marketplace. Prices in level 2 are either directly or indirectly observable as of the reporting date.

• Level 3 - Values are based on prices or valuation techniques that are not based on observable market data.

Assessment of the significance of a particular observable input to the fair value measurement requires judgement and may affect the placement within the fair value hierarchy. The Company has estimated the fair value amounts using appropriate valuation methodologies and information available to management as of the valuation dates. The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it was practicable to estimate that value:

• Cash, accounts receivable, accounts payable and accrued liabilities - The carrying amounts approximate fair value due to the short-term maturity of these instruments.

15 | Hammerhead Energy Inc.	Financial Statements

• Bank debt and term debt - The bank debt and term debt are valued at amortized cost. The amortized costs approximates the fair value of both the bank debt and term debt.

• Risk management contracts - The fair value of the risk management contracts are a level 2 in the fair value hierarchy. Risk management contracts are valued using valuation techniques with observable market inputs. The most frequently applied valuation techniques include forward pricing and swap models using present value calculations and third-party option valuation models. The models incorporate various inputs including the foreign exchange spot and forward rates, and forward rate curves and volatilities of the underlying commodity.

• Warrant liability - The fair value of the Public Warrant liability is classified as level 1, and the Private Warrant liability is classified as level 2 in the fair value hierarchy. Inputs to the change in fair value of the warrant liability are disclosed in note 10.

During the three months ended March 31, 2023 and 2022, there were no transfers of any financial assets or liabilities between levels.

(b) Risk management

The Company's activities expose it to a variety of financial risks that arise as a result of its exploration, development, production and financing activities such as:

• Credit risk

• Liquidity risk

• Market risk

(i) Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company's accounts receivable from joint operators and oil and gas marketers.

Risk Management Contracts

HEI's risk management contracts are subject to master netting agreements that create a legally enforceable right to offset by counterparty, where the currency and timing of settlement are the same. The following is a summary of HEI's financial assets and financial liabilities and associated amounts subject to offsetting at March 31, 2023 and December 31, 2022. The net asset amounts represent the maximum exposure to credit risk for risk management contracts at each reporting date.

March 31, 2023	Gross Assets (Liabilities)	Amount Offset Assets (Liabilities)	Net Amount Presented
(Cdn$ thousands)
Current:
Risk management contract assets	44,776	(3,853)	40,923
Risk management contract liabilities	(11,709)	3,853	(7,856)
Net asset	33,067	-	33,067

16 | Hammerhead Energy Inc.	Financial Statements

December 31, 2022	Gross Assets (Liabilities)	Amount Offset Assets (Liabilities)	Net Amount Presented
(Cdn$ thousands)
Current:
Risk management contract assets	28,356	(9,063)	19,293
Risk management contract liabilities	(16,349)	9,063	(7,286)
Net asset	12,007	-	12,007

(ii) Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities. The Company addresses its liquidity risk through its capital management of cash, working capital, credit facility capacity, and equity issuances along with its planned capital expenditure program. At March 31, 2023, the Company had $145.2 million borrowing capacity under the credit facility.

In the next twelve months, HEI's credit facility will undergo two borrowing base redeterminations. The Company has determined that its current financial obligations, including current commitments (note 19), are adequately funded from the available borrowing capacity and from funds derived from operations. However, any reduction in the borrowing base could result in a material impact to HEI's liquidity. Management believes that future funds generated from operations and available borrowing capacity will be sufficient to settle HEI's financial liabilities.

(iii) Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and commodity prices will affect the Company's income or the value of its financial instruments. The objective of market risk management is to manage and control market risk exposure within acceptable parameters, while optimizing the return.

Commodity Price Risk

Commodity price risk is the risk that the fair value of future cash flows will fluctuate as a result of changes in commodity prices. Commodity prices for oil and natural gas are impacted not only by the relationship between the Canadian and United States dollars but also worldwide economic events that influence supply and demand.

HEI enters into risk management contracts to manage its exposure to commodity price fluctuations, which have served to protect and provide certainty on a portion of the Company's cash flows.

The following tables list the fair value of all outstanding risk management contracts by commodity type:

(Cdn$ thousands)	March 31, 2023	December 31, 2022
Crude oil	(2,470)	(5,801)
Natural gas	35,537	17,808
Total net asset	33,067	12,007

The following table summarizes commodity risk management contracts outstanding as at March 31, 2023:

Remaining Term	Reference	Total Daily Volume (bbls/d)	Weighted Average (Price/bbls)
Crude Oil Swaps
Apr 1, 2023 - Jun 30, 2023	US$ WTI	1,000	87.00
Apr 1, 2023 - Sep 30, 2023	US$ WTI	7,000	75.28
Apr 1, 2023 - Dec 31, 2023	US$ WTI	1,100	65.00

17 | Hammerhead Energy Inc.	Financial Statements

Remaining Term	Reference	Total Daily Volume (GJ/d)	Total Daily Volume (MMbtu/d)	Weighted Average (CDN$/GJ)	Weighted Average (US$/MMbtu)
Natural Gas Swaps
Apr 1, 2023 - Sep 30, 2023	CDN$ AECO	30,000	-	4.96	-
Apr 1, 2023 - Jun 30, 2023	US$ Dawn	-	30,000	-	3.04
Apr 1, 2023 - Dec 31, 2023	US$ AECO - NYMEX	-	30,000	-	(1.48)

Natural Gas Collar
Apr 1, 2023 - Dec 31, 2023	US$ NYMEX	-	30,000	-	5.00 - 9.80

The following tables show the breakdown of realized and unrealized gains and losses recognized by commodity type:

Three Months Ended March 31, 2023	Crude Oil	Natural Gas	NGL	Total
(Cdn$ thousands)
Realized gain (loss) on risk management contracts	407	(649)	2	(240)
Unrealized gain on risk management contracts	3,331	17,729	-	21,060
Gain on risk management contracts	3,738	17,080	2	20,820

Three Months Ended March 31, 2022	Crude Oil	Natural Gas	NGL	Total
(Cdn$ thousands)
Realized loss on risk management contracts	(14,554)	(4,497)	(3,687)	(22,738)
Unrealized loss on risk management contracts	(33,362)	(31,811)	(1,319)	(66,492)
Loss on risk management contracts	(47,916)	(36,308)	(5,006)	(89,230)

The Company's operational results and financial condition are largely dependent on the commodity price received for its oil and natural gas production. Commodity prices have fluctuated widely in recent years due to global and regional factors including supply and demand fundamentals, inventory levels, weather, economic and geopolitical factors.

(c) Capital management

Hammerhead's objective when managing capital is to maintain a flexible capital structure and sufficient liquidity to meet its financial obligations and to execute its business plans. The Company considers its capital structure to include shareholders' equity, the funds available under outstanding debt and equity agreements, funds from operations and adjusted working capital. Modifications to Hammerhead's capital structure can be accomplished through issuing common and preferred shares, issuing new debt, adjusting capital spending and acquiring or disposing of assets, though there is no certainty that any of these additional sources of capital would be available if required.

Hammerhead's short-term capital management objective is to fund its capital expenditures using primarily funds from operations, noting value-creating activities may be financed with a combination of funds from operations and other sources of capital. Annualized adjusted EBITDA indicates the Company's ability to generate funds from its asset base on a continuing basis, for future development of its capital program and settlement of financial obligations. Annualized adjusted EBITDA is not a standardized measure and therefore may not be comparable with the calculation of similar measures by other entities.

18 | Hammerhead Energy Inc.	Financial Statements

	Three Months Ended March 31,
(Cdn$ thousands)	2023	2022
Net loss before income tax	(107,488)	(6,442)
Add (deduct):
Unrealized (gain) loss on risk management contracts	(21,060)	66,492
Transaction costs	8,967	-
Share-based compensation	4,794	3,175
Depletion and depreciation	50,518	35,734
Finance expense	6,640	5,577
Gain on foreign exchange	(53)	(2,117)
Loss (gain) on warrant liability	10,426	(281)
Listing expense	180,478	-
Other income, excluding transportation income	(311)	(241)
Adjusted EBITDA	132,911	101,897
Annualized adjusted EBITDA	531,644	407,588

Previously, working capital was computed including risk management contracts, the current portion of lease obligations and current bank debt. As at March 31, 2023 and December 31, 2022 adjusted working capital has been computed excluding these items. The current presentation of adjusted working capital is aligned with measures used by Management to monitor its liquidity for use in budgeting and capital management decisions. Net debt is used to assess and monitor liquidity at a point in time, while net debt to annualized adjusted EBITDA assists the Company in monitoring its capital structure and financing requirements. Net debt and net debt to annualized adjusted EBITDA are not standardized measures and therefore may not be comparable with the calculation of similar measures by other entities.

(Cdn$ thousands)	March 31, 2023	December 31, 2022
Cash	(6,666)	(8,833)
Accounts receivable	(79,242)	(89,235)
Prepaid expenses and deposits	(9,935)	(4,564)
Accounts payable and accrued liabilities	189,542	135,547
Adjusted working capital deficit	93,699	32,915

Total bank debt	204,833	179,800
Total term debt	81,223	78,932
Total net debt	379,755	291,647
Annualized adjusted EBITDA	531,644	407,588
Net debt to annualized adjusted EBITDA	0.7	0.7

18. RELATED PARTY TRANSACTIONS

All related party transactions occurred in the normal course of operations.

On February 23, 2023, the Company completed a plan of arrangement pursuant to a business combination with DCRD with Decarbonization Plus Acquisition Corporation IV ("DCRD"), an affiliate of the Company's controlling shareholder, Riverstone, and certain other parties and their respective shareholders. During the three months ended March 31, 2023, HEI incurred $9.2 million in expenses due to Riverstone as part of the liabilities acquired through the business combination. As of March 31, 2023, the Company does not have any outstanding payables due to Riverstone.

Upon close of the business combination with DCRD (note 4) the Company terminated $5.6 million in limited recourse loans previously advanced to key management personnel.

19 | Hammerhead Energy Inc.	Financial Statements

19. COMMITMENTS AND CONTRACTUAL OBLIGATIONS

The Company enters into commitments and contractual obligations in the normal course of operations. Commitments include short-term drilling rig contracts, operating costs for office leases, and firm transportation and processing agreements. Although transportation and processing commitments are required to ensure access to sales markets, the Company actively manages the commitment portfolio to ensure firm commitment levels are in line with future development plans and diversified to multiple sales markets. The Company's firm transportation and processing agreements are terminable in very limited circumstances. If the Company does not meet the commitments with produced volumes, it will be obligated to pay the commitment.

Contractual obligations are comprised of liabilities to third parties incurred for the purpose of managing the Company's capital structure, the liability portion of office building leases, risk management contracts, and decommissioning liabilities. HEI does not have guarantees or off-balance sheet arrangements other than as disclosed.

The following table is a summary of the Company's commitments and contractual obligations as at March 31, 2023:

(Cdn$ thousands)	1 Year	2-3 Years	4-5 Years	Thereafter	Total
Firm transportation & processing	103,626	230,077	200,520	321,628	855,851
Office buildings [1]	959	1,632	1,428	-	4,019
Drilling services	2,100	-	-	-	2,100
Total annual commitments	106,685	231,709	201,948	321,628	861,970
Accounts payable and accrued liabilities	189,542	-	-	-	189,542
Bank indebtedness - principal [2]	-	204,833	-	-	204,833
Bank indebtedness - interest	16,567	2,726	-	-	19,293
Term debt - principal	-	89,007	-	-	89,007
Term debt - PIK interest	-	5,192	-	-	5,192
Lease obligations [3]	1,407	2,284	1,662	-	5,353
Risk management contracts	7,856	-	-	-	7,856
Decommissioning obligations [3]	-	-	-	31,193	31,193
Total contractual obligations	215,372	304,042	1,662	31,193	552,269
Total future payments	322,057	535,751	203,610	352,821	1,414,239

1 Relates to non-lease components and non-indexed variable payments.

20 | Hammerhead Energy Inc.	Financial Statements

2 The Company's credit facility is subject to a semi-annual borrowing base review at the sole discretion of the lenders. See note 6 for additional information.

3 These values are undiscounted and will differ from the amounts presented elsewhere in the Interim Financial Statements.

21 | Hammerhead Energy Inc.	Financial Statements

Hammerhead Energy Inc.

Management's Discussion and Analysis

As at and for the Three Months Ended

March 31, 2023

Dated: May 11, 2023

1 | Hammerhead Energy Inc.	Management Discussion & Analysis

Management Discussion and Analysis

In this management's discussion and analysis ("MD&A"), unless otherwise indicated or the context otherwise requires, the terms "we", "us", "our", "HEI", "Hammerhead" and "the Company" refers to Hammerhead Energy Inc., as the parent corporation. Hammerhead Energy Inc. was incorporated pursuant to the provisions of the Business Corporations Act (Alberta). This MD&A is comprised of the accounts of HEI and its wholly owned subsidiaries, Hammerhead Resources ULC and Prairie Lights Power GP Inc., and prior period amounts are those of Hammerhead Resources Inc. ("HHR"), the operating entity prior to amalgamation.

On February 23, 2023, the Company completed a plan of arrangement pursuant to a business combination agreement with Decarbonization Plus Acquisition Corporation IV ("DCRD"), an affiliate of the Company's controlling shareholder, Riverstone Holdings LLC ("Riverstone"), and certain other parties and their respective shareholders. Pursuant to the plan of arrangement, DCRD amalgamated with a wholly owned subsidiary of the Company which was incorporated for the purpose of effecting the business combination to form Hammerhead Energy Inc. Also pursuant to the plan of arrangement, the operating entity, HHR amalgamated with a wholly owned subsidiary of DCRD incorporated to effect the business combination to form Hammerhead Resources ULC, a wholly owned subsidiary of HEI. See the subsection "Business Combination" in this MD&A for further information.

HEI also has a wholly owned subsidiary, Prairie Lights Power GP Inc., incorporated on March 11, 2019, and an associated limited partnership, Prairie Lights Power Limited Partnership. The power related project has no active operations as at the date of this MD&A.

The Company is controlled by Riverstone and its affiliates. The Company's head office is located at Eighth Avenue Place, East Tower, Suite 2700, 525-8th Avenue SW, Calgary, Alberta, T2P 1G1.

Hammerhead is an oil and natural gas exploration, development and production company. Hammerhead's reserves, producing properties and exploration prospects are located in the province of Alberta in the Deep Basin of West Central Alberta where it is developing multi-zone, liquids-rich oil and gas plays. The consolidated financial statements of the Company, as well as other information relating to the Company can be found on SEDAR at www.sedar.com and EDGAR at www.sec.gov/edgar under the profile for Hammerhead Energy Inc.

The following MD&A provides management's analysis of the Company's results of operations and financial position as at and for the three months ended March 31, 2023 and March 31, 2022. This MD&A is dated May 11, 2023 and should be read in conjunction with the unaudited condensed interim consolidated financial statements as at and for the three months ended March 31, 2023 (the "Interim Financial Statements"), the audited consolidated financial statements of HHR as at and for the years ended December 31, 2022, December 31, 2021 and December 31, 2020 (the "2022 Financial Statements") and the 2022 annual MD&A (the "Annual MD&A") of HHR.

This MD&A contains forward-looking statements and non-GAAP measures. Readers are cautioned that the MD&A should be read in conjunction with the Company’s disclosures under the headings “Forward-Looking Statements” and “Other Advisories - Non-GAAP and Other Specified Financial Measures” included at the end of this MD&A. Refer to the "Non-GAAP and Other Specified Financial Measures" section of this MD&A for reconciliations and information regarding the following measures and ratios used in this MD&A: "capital expenditures", "available funding", "operating netback", "funds from operations", "adjusted funds from operations", "free funds flow", operating netback per boe", "funds from operations per boe", "funds from operations per basic share and diluted share", "corporate netback per boe", "adjusted funds from operations per basic and diluted share", "adjusted EBITDA", "annualized adjusted EBITDA", "adjusted working capital", "net debt", "net debt to adjusted EBITDA" and "net debt to annualized adjusted EBITDA".

2 | Hammerhead Energy Inc.	Management Discussion & Analysis

All financial information has been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") as set out in Part I of the CPA Canada Handbook - Accounting, using accounting policies consistent with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB").

Unless otherwise noted, all financial information provided herein is reported in Canadian dollars and tabular dollar amounts are presented in thousands. Production volumes are presented on a working-interest basis before royalties.

3 | Hammerhead Energy Inc.	Management Discussion & Analysis

Operational and Financial Summary

	Three Months Ended March 31,
(Cdn$ thousands, except per share amounts, production and unit prices)	2023	2022	% Change

Production volumes
Crude oil (bbls/d)	14,813	9,874	50
Natural gas (Mcf/d)	127,322	113,703	12
Natural gas liquids (bbls/d)	3,958	4,030	(2)
Total (boe/d)	39,992	32,854	22

Liquids weighting %	47	42

Oil and gas revenue ($/boe)	60.31	64.10	(6)

Operating netback ($/boe) [1]	39.18	36.22	8

Oil and gas revenue	217,054	189,542	15

Operating netback [2]	141,023	107,108	32

Net cash from operating activities	115,541	70,463	64
Per common share - basic [3]	2.25	2.82	-20
Per common share - diluted [3]	2.25	2.82	-20

Adjusted funds from operations [4]	128,794	100,464	28
Per common share - basic [3,5]	2.51	4.02	-38
Per common share - diluted [3,5]	2.51	4.02	-38

Corporate netback ($/boe) [6]	35.78	33.98	5

Net loss	(133,659)	(6,442)	1,975
Net loss attributable to ordinary equity holders	(137,749)	(12,325)	1,018
Per common share - basic [3]	(2.68)	(0.49)	447
Per common share - diluted [3]	(2.68)	(0.49)	447

Net cash used in investing activities	142,323	95,514	49
Capital expenditures [7]	172,442	82,488	109

Free funds flow [8]	(43,648)	17,853	N/A

Weighted average common shares outstanding [9]
Basic [3]	51,395	24,994	106
Diluted [3]	51,395	24,994	106

	As at March 31,
FINANCIAL	2023	2022
Adjusted working capital deficit [10]	93,699	16,470
Available funding [11]	51,468	206,930
Net debt [12]	379,755	277,549

1 Operating netback per boe is a non-GAAP measure. Oil and gas revenue per boe is the most directly comparable GAAP measure to operating netback per boe. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

2 Operating netback is a non-GAAP measure. Oil and gas revenue is the most directly comparable GAAP measure to operating netback. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

4 | Hammerhead Energy Inc.	Management Discussion & Analysis

3 In comparative periods, per common share amounts are Hammerhead Resources Inc. The weighted average common shares outstanding in these periods has been scaled by the applicable exchange ratio following the completion of the business combination with DCRD. Refer to the subsection "Business Combination".

4 Adjusted funds from operations is a non-GAAP measure. Net cash from operating activities is the most directly comparable GAAP measure to adjusted funds from operations. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

5 Adjusted funds from operations per basic and diluted common share are non-GAAP measures. Net cash from operating activities per basic and diluted share are the most directly comparable GAAP measure to adjusted funds from operations per basic and diluted common share. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

6 Corporate netback per boe is a non-GAAP measure. Net cash from operating activities per boe is the most directly comparable GAAP measure for corporate netback per boe. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

7 Capital expenditures is a non-GAAP measure. Net cash used in investing activities is the most directly comparable GAAP measure to capital expenditures. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

8 Free funds flow is a non-GAAP measure. Net cash from operating activities is the most directly comparable GAAP measure to free funds flow. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

9 HEI has 90,973,622 Class A common shares, 28,549,991 warrants, 5,141,802 legacy RSUs, 664,328 legacy options, and 1,945,115 restricted share awards issued and outstanding as of the date of this MD&A.

10 Adjusted working capital deficit is a capital management measure. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

11 Available funding is a non-GAAP measure. Working capital deficit is the most directly comparable GAAP measure to available funding. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

12 Net debt is a capital management measure. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

5 | Hammerhead Energy Inc.	Management Discussion & Analysis

First Quarter 2023 Operating and Financial Highlights:

• Production averaged 39,992 boe/d in the first quarter of 2023, a 7,138 boe/d increase from the same period of 2022. New production from 24 gross (22.05 net) wells brought on-stream since March 31, 2022 offset production declines on existing wells.

• The Company's liquids weighting was 47% during the first quarter of 2023, compared to 42% in the same period of 2022. The increase was driven by high oil production from multiple pads brought on-stream throughout 2023 in the Karr area.

• Oil and gas revenue for the three months ended March 31, 2023 and 2022 was $217.1 million and $189.5 million, respectively. Oil and gas revenue is the most directly comparable GAAP measure for operating netback, which is a non-GAAP measure. Operating netback was $141.0 million or $39.18/boe for the first quarter of 2023, reflecting an increase of $33.9 million or $2.96/boe from the same period of 2022. The increase was driven by a $7.62/boe decrease in realized losses on risk management contracts, partially offset by a decrease in commodity pricing which reduced revenue by $3.79/boe.

• Net cash from operating activities for the three months ended March 31, 2023 and 2022 was $115.5 million and $70.5 million, respectively. Net cash from operating activities is the most directly comparable GAAP measure for funds from operations, which is a non-GAAP measure. Funds from operations was $125.8 million during the first quarter of 2023, a $25.1 million or 25% increase from the same quarter of 2022. The increase is primarily driven by a $33.9 million increase in operating netback.

• The Company reported a net loss of $133.7 million for the three months ended March 31, 2023, compared to a net loss of $6.4 million in the same period of 2022. The $127.2 million increase in loss was primarily due to $180.5 million in listing expenses, a $26.2 million increase in deferred income tax, a $14.8 million increase in depletion and depreciation, and a $10.7 million change in fair value of warrants. The increased expenses were partially offset by an $87.6 million increase in unrealized gain on risk management contracts.

• Net cash used in investing activities for the three months ended March 31, 2023 and 2022 was $142.3 million and $95.5 million, respectively. Net cash used in investing activities is the most directly comparable GAAP measure for capital expenditures, which is a non-GAAP measure. Capital expenditures during the first quarter of 2023 were $172.4 million, with the Company focusing its investments on well development activities in both the Karr and Gold Creek areas, along with spending on non-well activities in the Karr area. In Karr, the Company completed and tied in a seven gross (seven net) well pad, which came on-stream in March 2023, as well as the drill of five wells on a 12 gross (12 net) well pad, expected to be on-stream in the third quarter of 2023. In Gold Creek, the Company drilled, partially completed and partially tied-in a seven gross (seven net) well pad, which is expected to be on-stream in the second quarter of 2023.

• Effective February 23, 2023, the Company completed the business combination with DCRD.

Business Combination

On February 23, 2023, the Company completed a plan of arrangement pursuant to a business combination agreement with DCRD, an affiliate of the Company's controlling shareholder, Riverstone, and certain other parties and their respective shareholders. Pursuant to the plan of arrangement, DCRD amalgamated with a wholly owned subsidiary of the Company which was incorporated for the purpose of effecting the business combination to form Hammerhead Energy Inc. Also pursuant to the plan of arrangement, HHR amalgamated with a wholly owned subsidiary of DCRD incorporated to effect the business combination to form Hammerhead Resources ULC, a wholly owned subsidiary of HEI.

HEI's common shares and warrants are publicly traded on the Nasdaq Stock Market LLC ("Nasdaq") under the symbols "HHRS" and "HHRSW", respectively and the Toronto Stock Exchange ("TSX") under the symbols "HHRS" and "HHRS.WT," respectively.

6 | Hammerhead Energy Inc.	Management Discussion & Analysis

As a result of the business combination, the following occurred:

• HHR's 392.6 million common shares were converted to 25.1 million Class A common shares of HEI,

• HHR's 500.9 million preferred shares were converted to 56.1 million Class A common shares of HEI,

• HHR's 35.0 million 2020 Warrants were converted to 1.6 million Class A common shares of HEI,

• HHR's 6.0 million 2013 Warrants were settled for a cash payment of $0.028 per warrant, totaling $0.2 million,

• HHR's limited recourse loans under the long-term retention program of $5.8 million were terminated, and

• 8.0 million DCRD common shares were converted to 8.0 million Class A common shares of HEI.

HEI issued a combined total of 90,778,275 common shares and 28,549,991 warrants to the former shareholders of HHR and DCRD.

The transaction is a business combination under common control and applies IFRS 2 Share Based Payment as DCRD does not meet the definition of a business under IFRS 3 Business Combinations. On closing, the Company accounted for the fair value of the HEI common shares issued to DCRD shareholders at the market price of DCRD's publicly traded common shares on February 23, 2023. The total fair value of the HEI common shares issued to DCRD shareholders was $109.6 million. As part of the amalgamation, HEI acquired cash, prepaid expenses, accounts payable, related party payables and warrant liabilities. The fair value of the shares issued to DCRD shareholders less the sum of the net liabilities acquired was accounted for as listing expense. The following table reconciles the elements of the amalgamation:

(Cdn$ thousands)	Amalgamation under IFRS 2
Total fair value of consideration
8,032,671 shares at US$10.07 per common share (US$80.9 million)	109,597

less the following
Cash	156
Prepaid expenses	3,705
Less: Accounts payable	(24,179)
Less: Due to related parties	(18,457)
Less: Warrant liabilities [1]	(32,106)
Total listing expense	180,478

1 Warrant liabilities include Public Warrants and Private Warrants.

The listing expense is presented in the condensed interim consolidated statements of loss and comprehensive loss. The related party payables include $9.5 million due to HEI that was eliminated upon closing and $8.9 million due to Riverstone. All related party payable balances were settled as at March 31, 2023.

For the three months ended March 31, 2023, the Company expensed $9.0 million in transaction costs (three months ended March 31, 2022 - nil).

7 | Hammerhead Energy Inc.	Management Discussion & Analysis

Results of Operations

Production

	Three Months Ended March 31,
	2023	2022	% Change
Crude oil and field condensate (bbls/d)	14,813	9,874	50
Natural gas (Mcf/d)	127,322	113,703	12
Natural gas liquids (bbls/d)	3,958	4,030	(2)
Total (boe/d)	39,992	32,854	22

Liquids weighting %	47	42

Average production during the three months ended March 31, 2023, was 39,992 boe/d, up 22% from the first quarter of 2022. The growth in production reflects 24 gross (22.05 net) wells brought on-stream since March 31, 2022, which offset production declines on existing wells.

The Company's liquids weighting was 47% for the three months ended March 31, 2023, compared to 42% for the same period in 2022. The increase in liquids weighting was driven by higher oil production from multiple pads brought on-stream throughout 2023 in the Karr area.

8 | Hammerhead Energy Inc.	Management Discussion & Analysis

Realized Prices and Benchmark Prices

	Three Months Ended March 31,
(Per unit amounts)	2023	2022	% Change

Average Realized Prices
Crude oil and field condensate ($/bbl)	99.37	115.89	(14)
Natural gas ($/Mcf) [1]	5.33	5.73	(7)
Natural gas liquids ($/bbl)	65.90	76.98	(14)
Total ($/boe)	60.31	64.10	(6)

Benchmark Prices
Crude oil
WTI (Cdn$/bbl)	102.88	119.53	(14)
Edmonton Light Sweet (Cdn$/bbl)	99.02	115.76	(14)
WTI/Edmonton Light Sweet (Cdn$/bbl)	(3.86)	(3.77)	2
Natural gas
AECO 5A (Cdn$/GJ)	3.06	4.49	(32)
AECO 5A (Cdn$/Mcf) [2]	3.26	4.79	(32)
NYMEX (US$/MMBtu)	3.43	4.91	(30)
NYMEX (Cdn$/Mcf) [2]	4.68	6.28	(25)
Union-Dawn (US$/MMBtu)	2.73	4.42	(38)
Union-Dawn (Cdn$/Mcf) [2]	3.72	5.65	(34)
Chicago City-Gate (US$/MMBtu)	2.65	4.41	(40)
Chicago City-Gate (Cdn$/Mcf) [2]	3.61	5.64	(36)
Stanfield (US$/MMBtu)	9.35	4.53	106
Stanfield (Cdn$/Mcf) [2]	12.72	5.79	120
Malin (US$/MMBtu)	9.39	4.60	104
Malin (Cdn$/Mcf) [2]	12.78	5.88	117
Average foreign exchange
Exchange rate - US$/Cdn$	1.35	1.27	6

1 At the Company's current heating value of 42.0 GJ/e3m3, 1 mcf of natural gas is approximately 1.18 GJ.

2 At industry average heating values of 37.8 GJ/e3m3, 1 mcf of natural gas is approximately 1.065 GJ.

Crude oil and field condensate

The majority of the Company's crude oil and field condensate production is delivered and sold in Central Alberta through firm service commitments on Pembina's pipeline systems. The price that Hammerhead receives for crude oil and field condensate production is primarily driven by global supply and demand and the Edmonton light sweet oil and condensate price differentials.

During the three months ended March 31, 2023, the Company's realized crude oil and field condensate price decreased by $16.52/bbl or 14%, compared to the same period in 2022. This decrease was driven by a corresponding 14% decrease in crude oil benchmark pricing. In Q1 2023, increased global inflation has reduced demand for oil products in comparison to 2022, where increased pricing was driven by a rise in demand for oil products coupled with sanctions on Russian oil exports issued in response to the Russia-Ukraine war.

Natural Gas

The Company's natural gas transportation capacity provides geographical diversification across North America. The Company has firm service commitments to deliver and sell its natural gas production to the Alberta, Eastern Canada and United States (Midwest and West Path) markets. In comparison to the first quarter of 2022, the weighting of total gas sales in Alberta increased in the first quarter of 2023.

9 | Hammerhead Energy Inc.	Management Discussion & Analysis

	Three Months Ended March 31,
% weighting of total gas sales	2023	2022
Alberta	55	49
Eastern Canada	25	28
United States	20	23

For the three months ended March 31, 2023, Hammerhead's realized natural gas price decreased by $0.40/mcf or 7%, compared to the same period in 2022. The decrease in the Company's realized price was driven by reductions in benchmark prices across Canadian and northern United States markets, in particular, in AECO pricing which saw a decline of 32% period over period, and offset improvements in the West Path United States benchmark pricing.

NGL

The Company's natural gas liquids and plant condensate is currently sold on the Alberta market, but achieves geographical diversification in pricing through Pembina Pipeline's marketing pool. Pembina operates a pool of sales that provides access to the United States, Asia and Eastern Canadian markets, with market weightings adjusted for supply and demand outlook and seasonality.

For the three months ended March 31, 2023, Hammerhead's realized NGL price decreased by $11.08/bbl or 14%, compared to the same period in 2022. Increased inflation has lowered demand for North American NGL products, which decreased realized pricing for the three months ended March 31, 2023, in comparison to the same period in 2022, where diminished supply from low inventory levels was compounded by continued political unrest from the Russia-Ukraine war, and drove improvements in pricing.

Revenue

	Three Months Ended March 31,
(Cdn$ thousands, except per boe)	2023	2022	% Change
Crude oil and field condensate	132,480	102,986	29
Natural gas	61,098	58,638	4
Natural gas liquids	23,476	27,918	(16)
Oil and gas revenue	217,054	189,542	15
Revenue - $/boe	60.31	64.10	(6)

For the three months ended March 31, 2023, the Company earned revenue of $217.1 million, compared to $189.5 million in the comparative period of 2022. The increase in the period was driven by increased production and an increased liquids weighting, partially offset by lower realized prices across commodities.

10 | Hammerhead Energy Inc.	Management Discussion & Analysis

Royalty Expense

	Three Months Ended March 31,
(Cdn$ thousands, except per boe)	2023	2022	% Change
Royalty expense	24,925	17,891	39
Royalty expense - $/boe	6.92	6.05	14
Percentage of revenue	11	9

Hammerhead pays royalties to the Province of Alberta in respect of the Company's production and sales volumes in accordance with the established royalty regime. The majority of the Company's royalties are paid to the Crown, which are based on various sliding scales that are dependent on incentives, production volumes and commodity prices. Hammerhead's wells spud on or after January 1, 2017 qualify for the Crown's Modernized Royalty Framework ("MRF") incentive program which has a low initial 5% royalty rate until a threshold return of capital has been achieved. As of the latter half of 2018 and up until April 2022, the Company qualified for the Crown's Enhanced Hydrocarbon Recovery Program ("EHRP") associated with a pilot waterflood program in a portion of the Company's Gold Creek area. The EHRP provided for a flat royalty of 5% on all commodities produced from specific wells impacted by the waterflood program during this time period.

The Company receives a monthly Gas Cost Allowance ("GCA") credit from the Province of Alberta for expenses incurred to process and transport the Crown's portion of natural gas production. The credit is applied to the royalties that would have been owed to the Crown. The GCA credit is assessed annually every June and is subject to a true-up adjustment as a payable to the Crown or a receivable in the form of a credit to the Company.

During the first quarter of 2023, royalty expenses increased $7.0 million or $0.87/boe compared to the first quarter of 2022. On a percentage of revenue basis, royalties increased by 2% over the same period.

Higher production levels, with the added impact of fewer wells receiving an incentivized rate, drove the increase in royalties for the three months ended March 31, 2023 when compared to the same period in 2022. Recently drilled wells with high production rates have achieved their threshold return of capital under the MRF program quickly, resulting in a shorter time period to capture the incentivized rate, and therefore compounding the increase to royalty expense. These wells, now outside of the MRF program, are also driving the increase in royalty expense per boe and royalties as a percentage of revenue.

Operating Expense

	Three Months Ended March 31,
(Cdn$ thousands, except per boe)	2023	2022	% Change
Gas gathering and processing	11,014	10,214	8
Chemicals and fuel	5,613	5,118	10
Repairs and maintenance	4,091	2,288	79
Staff and contractor costs	2,459	2,254	9
Well servicing	1,169	1,129	4
Other	5,513	4,071	35
Operating expense	29,859	25,074	19
Operating expense - $/boe	8.30	8.48	(2)

For the three months ended March 31, 2023, operating expense was $29.9 million or $8.30/boe, compared to $25.1 million or $8.48/boe for the same period of 2022. The increase of $4.8 million was driven by increased production volumes along with higher repairs and maintenance costs due to higher field activity.

11 | Hammerhead Energy Inc.	Management Discussion & Analysis

Transportation Expense

	Three Months Ended March 31,
(Cdn$ thousands, except per boe)	2023	2022	% Change
Transportation expense	21,007	16,731	26
Transportation expense - $/boe	5.84	5.66	3

During the three months ended March 31, 2023, transportation expense was $21.0 million or $5.84/boe, compared to $16.7 million or $5.66/boe in the same period of 2022. The increase in transportation expense for the three months ended March 31, 2023 of $4.3 million or $0.18/boe was due to higher overall volumes and a favorable third-party adjustment that lowered oil transportation costs in the first quarter of 2022.

Risk Management Contracts

The Company's risk management program is primarily designed to reduce volatility in revenue and cash flow, to provide consistency for the Company's capital program and to comply with debt covenant requirements.

Risk management contract settlements are recognized as a realized gain or loss. The fair value of the Company's unsettled risk management contracts is recorded as an asset or liability at each reporting period with any change in the mark-to-market positions of the outstanding contracts recognized as an unrealized gain or loss in net profit (loss). Both realized and unrealized gains and losses on risk management contracts vary based on fluctuations related to the specific terms of outstanding contracts in the period including contract types, contract quantities, contract prices and the underlying commodity reference prices.

The following table summarizes the liability or asset position of risk management contracts outstanding:

(Cdn$ thousands)	March 31, 2023	December 31, 2022
Crude liability	(2,470)	(5,801)
Gas asset	35,537	17,808
Net fair value asset	33,067	12,007

The following table summarizes the realized losses on risk management contract settlements, as well as the unrealized losses or gains related to changes in the fair value of outstanding contracts:

	Three Months Ended March 31,
(Cdn$ thousands)	2023	2022	% Change
Realized loss on risk management contracts [1]	(240)	(22,738)	(99)
Unrealized gain (loss) on risk management contracts [2]	21,060	(66,492)	N/A
Total gain (loss) on risk management contracts	20,820	(89,230)	N/A

(Cdn$ per boe)
Realized loss on risk management contracts [1]	(0.07)	(7.69)	(99)
Unrealized gain (loss) on risk management contracts [2]	5.85	(22.49)	N/A
Total gain (loss) on risk management contracts	5.78	(30.18)	N/A

1 Represents actual cash settlements under the respective contracts.

2 Represents the change in fair value of contracts outstanding during the period.

12 | Hammerhead Energy Inc.	Management Discussion & Analysis

During the three months ended March 31, 2023, the Company incurred a realized loss on risk management contracts of $0.2 million, compared to a realized loss of $22.7 million in the comparative period of 2022. The decreased loss primarily relates to a narrowed spread on oil and gas contracts between hedged prices and realized prices.

The unrealized gain on risk management contracts of $21.1 million for the three months ended March 31, 2023 is primarily due to the deterioration of gas forward pricing from December 31, 2022 to March 31, 2023, relative to the hedged prices of the risk management contracts outstanding. The unrealized loss on risk management contracts of $66.5 million for the three months ended March 31, 2022 was primarily due to significant improvements in forward pricing from December 31, 2021 to March 31, 2022, relative to the hedged prices of the oil and gas risk management contracts outstanding.

As at March 31, 2023, the Company held the following outstanding risk management contracts:

Remaining Term	Reference	Total Daily Volume (bbls/d)	Weighted Average (Price/bbls)
Crude Oil Swaps
Apr 1, 2023 - Jun 30, 2023	US$ WTI	1,000	87.00
Apr 1, 2023 - Sep 30, 2023	US$ WTI	7,000	75.28
Apr 1, 2023 - Dec 31, 2023	US$ WTI	1,100	65.00

Remaining Term	Reference	Total Daily Volume (GJ/d)	Total Daily Volume (MMbtu/d)	Weighted Average (CDN$/GJ)	Weighted Average (US$/MMbtu)
Natural Gas Swaps
Apr 1, 2023 - Sep 30, 2023	CDN$ AECO	30,000	-	4.96	-
Apr 1, 2023 - Jun 30, 2023	US$ Dawn	-	30,000	-	3.04
Apr 1, 2023 - Dec 31, 2023	US$ AECO - NYMEX	-	30,000	-	(1.48)

Natural Gas Collar
Apr 1, 2023 - Dec 31, 2023	US$ NYMEX	-	30,000	-	5.00 - 9.80

13 | Hammerhead Energy Inc.	Management Discussion & Analysis

Operating Netback

	Three Months Ended March 31,
(Cdn$ thousands)	2023	2022	% Change
Revenue	217,054	189,542	15
Royalties	(24,925)	(17,891)	39
Operating expense	(29,859)	(25,074)	19
Net transportation expense	(21,007)	(16,731)	26
Operating netback, excluding realized losses on risk management contracts	141,263	129,846	9
Realized losses on risk management contracts	(240)	(22,738)	(99)
Operating netback [1]	141,023	107,108	32

(Cdn$ per boe)
Revenue	60.31	64.10	(6)
Royalties	(6.92)	(6.05)	14
Operating expense	(8.30)	(8.48)	(2)
Net transportation expense	(5.84)	(5.66)	3
Operating netback, excluding realized losses on risk management contracts	39.25	43.91	(11)
Realized losses on risk management contracts	(0.07)	(7.69)	(99)
Operating netback per boe [2]	39.18	36.22	8

1 Operating netback is a non-GAAP measure. Oil and gas revenue is the most directly comparable GAAP measure to operating netback. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

2 Operating netback per boe is a non-GAAP measure. Oil and gas revenue per boe is the most directly comparable GAAP measure to operating netback per boe. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

For the three months ended March 31, 2023, the Company's operating netback was $39.18/boe, an increase of $2.96/boe from the corresponding period of 2022. The increase was driven by lower realized losses on risk management contracts of $7.62/boe, partially offset by a decrease in commodity pricing which reduced revenue by $3.79/boe.

General and Administrative ("G&A") Expense

	Three Months Ended March 31,
(Cdn$ thousands, except per boe)	2023	2022	% Change
Salaries and benefits	5,938	4,323	37
Insurance	820	471	74
Information technology	712	597	19
Professional fees [1]	690	333	107
Office rent	207	193	7
Other	1,194	436	174
Gross G&A expense	9,561	6,353	50
Capitalized G&A expense	(1,449)	(1,142)	27
Net G&A expense	8,112	5,211	56
Net G&A - $/boe	2.25	1.76	28

1 Professional fees include external audit, legal and reserve evaluation fees and other contract services.

For the three months ended March 31, 2023, gross G&A expense increased by $3.2 million or 50%, compared to the same period in 2022. This increase was primarily due to a rise in salaries and benefits, other G&A expense and insurance costs. Higher salaries and benefits related to an increased headcount, salary level increases and additional costs related to the Company's short term incentive program. Other G&A expense increased due to director's fees. Higher insurance costs related to increased director and officer insurance following the Company's public share listings.

14 | Hammerhead Energy Inc.	Management Discussion & Analysis

Capitalized G&A expense varies with the composition and compensation levels of technical departments and their time attributed to capital projects. During the three months ended March 31, 2023, capitalized G&A expense increased by $0.3 million or 27% compared to the same period in 2022, based on an increased headcount of employees focused on capital activity in the current year, and increased costs related to those employees.

Transaction Costs

	Three Months Ended March 31,
(Cdn$ thousands, except per boe)	2023	2022	% Change
Cash transaction costs	3,174	-	100
Non-cash transaction costs	5,793	-	100
Total transaction costs	8,967	-	100

Cash transaction costs - $/boe	0.88	-	100
Non-cash transaction costs - $/boe	1.61	-	100

On February 23, 2023, the Company completed the business combination with DCRD, an affiliate of Riverstone. For the three months ended March 31, 2023 the Company expensed $9.0 million in transaction costs. Refer to the "Business Combination" subsection in this MD&A for more information.

15 | Hammerhead Energy Inc.	Management Discussion & Analysis

Share-based Compensation Expense

	Three Months Ended March 31,
(Cdn$ thousands, except per boe)	2023	2022	% Change
Gross share-based compensation expense	6,484	4,437	46
Capitalized share-based compensation expense	(1,690)	(1,262)	34
Net share-based compensation expense	4,794	3,175	51
Net share-based compensation expense - $/boe	1.33	1.07	24

Changes in gross share-based compensation expense generally relates to the number of units granted, the timing of grants, the fair value of units on the grant date, the vesting period over which the related expense is recognized and the timing and quantity of forfeitures.

Gross share-based compensation increased by $2.0 million or 46% for the three months ended March 31, 2023, compared to the same period in 2022. The increase was due to the accelerated vesting of all RSUs and options upon close of the business combination, partially offset by awards that fully vested in the second quarter of 2022, with no corresponding expense in the current period.

Capitalized share-based compensation for the three months ended March 31, 2023 increased by $0.4 million or 34%, compared to the same period in 2022 due to higher gross share-based compensation in 2023.

Finance Expense

	Three Months Ended March 31,
(Cdn$ thousands, except per boe)	2023	2022	% Change
Interest on term debt - PIK	2,353	4,020	(41)
Interest and fees on bank debt	3,915	1,347	191
Interest on EDC facility - letters of credit	140	25	460
Interest on lease obligation	62	61	2
Accretion of decommissioning liabilities	170	124	37
Total finance expense	6,640	5,577	19

Cash interest expense - $/boe	1.14	0.48	138
Non-cash interest and accretion expense - $/boe	0.70	1.40	(50)

Average principal debt outstanding during the period:
Term debt (2020 Senior Notes)	79,859	136,565	(42)
Bank debt (credit facility)	185,366	127,533	45
Total average principal debt outstanding	265,225	264,098	-

Finance expense is primarily comprised of interest incurred on the Company's term debt and bank debt.

Term Debt

The Company's term debt consists of the 2020 Senior Notes, which bear interest at 12% and include the option of paying interest as cash or as paid-in-kind ("PIK"). During the three months ended March 31, 2023, interest expense on term debt decreased by $1.7 million or 41%, compared to the same period in 2022. The decrease for the quarter was due to a lower outstanding principal amount on which the interest is calculated, as a result of the repayment of a portion of the 2020 Senior Notes during the third quarter of 2022.

16 | Hammerhead Energy Inc.	Management Discussion & Analysis

Bank Debt

During the three months ended March 31, 2023, interest expense and fees on bank debt increased by $2.6 million or 191%, compared to the same period in 2022. The increase for the period was primarily due to higher prime interest rates in 2023.

(Gain) Loss on Foreign Exchange

	Three Months Ended March 31,
(Cdn$ thousands)	2023	2022	% Change
Realized loss (gain) on foreign exchange	113	(43)	N/A
Unrealized gain on foreign exchange	(166)	(2,074)	(92)
Gain on foreign exchange	(53)	(2,117)	(97)

The Company's foreign exchange impacts primarily relate to warrants and term debt which are denominated in US dollars and translated into Canadian dollars at the end of each reporting period.

Relative to the US dollar, the Canadian dollar strengthened from 1.3549 at February 23, 2023 and 1.3544 at December 31, 2022 to 1.3533 at March 31, 2023. This resulted in a lower Canadian dollar liability for the warrants and term debt and a corresponding unrealized foreign exchange gain of $0.2 million during the first quarter of 2023. Similarly, the Canadian dollar strengthened from 1.2678 at December 31, 2021 to 1.2496 at March 31, 2022. This resulted in a lower Canadian dollar liability for term debt and a corresponding unrealized foreign exchange gain of $2.1 million during the first quarter of 2022.

Depletion and Depreciation Expense

	Three Months Ended March 31,
(Cdn$ thousands, except per boe)	2023	2022	% Change
Depletion of developed and producing assets	49,666	35,064	42
Depreciation of corporate assets	538	477	13
Depreciation of right-of-use assets	314	193	63
Total depletion and depreciation expense	50,518	35,734	41
Depletion and depreciation expense - $/boe	14.04	12.09	16

Depletion and depreciation reflect the development costs of Hammerhead's investments which are initially capitalized and then amortized to net income over the estimated useful lives of the assets. The Company's developed and producing assets are depleted using the unit-of-production method based on the estimated recoverable amount from total proved and probable ("2P") reserves determined in accordance with National Instrument 51-101. The depletion base consists of the historical net book value of capitalized costs plus estimated future development costs required to develop the Company's estimated 2P reserves. Depletion rates are subject to change based on changes in the carrying value of the asset base, changes in future development costs, reserve updates and changes in production. Depletion expenses are calculated using depletion rates and production volumes applicable to each depletable asset.

For the three months ended March 31, 2023, depletion and depreciation expense increased $14.8 million or 41%, compared to the same period in 2022. The increase was due to higher production volumes, which resulted in additional depletion of developed and producing assets and a higher depletion rate, which was driven by an increase in the depletable base.

17 | Hammerhead Energy Inc.	Management Discussion & Analysis

Loss (Gain) on Warrant Revaluation

	Three Months Ended March 31,
(Cdn$ thousands)	2023	2022	% Change
Loss (gain) on warrant revaluation	10,426	(281)	N/A

The warrant liabilities were recorded at fair value upon inception and are reassessed at the end of each period, with changes in the estimated fair value recognized through income as a non-cash item. During the three months ended March 31, 2023, the Company incurred a $10.4 million loss on warrant revaluation compared to a $0.3 million gain on warrant revaluation for the same period of 2022. The increased loss for the three months ended March 31, 2023 relates to an increased liability for the new warrants outstanding due to a rise in the warrant's trading price from the close of the business combination to March 31, 2023.

Funds from Operations

	Three Months Ended March 31,
(Cdn$ thousands)	2023	2022	% Change
Operating netback [1]	141,023	107,108	32
G&A expense	(8,112)	(5,211)	56
Cash transaction costs	(3,174)	-	100
Cash interest expense	(4,117)	(1,433)	187
Realized foreign exchange (loss) gain	(113)	43	N/A
Other cash impacts [2]	311	241	29
Funds from operations [3]	125,818	100,748	25

(Cdn$ per boe)
Operating netback [4]	39.18	36.22	8
G&A expense	(2.25)	(1.76)	28
Cash transaction costs	(0.88)	-	100
Cash interest expense	(1.14)	(0.48)	138
Realized foreign exchange (loss) gain	(0.03)	0.01	N/A
Other cash impacts [2]	0.09	0.08	13
Funds from operations [5]	34.97	34.07	3

Weighted average common shares outstanding (000s)
Basic [6]	51,395	24,994	106
Diluted [6]	51,395	24,994	106

Per common share - basic [6,7]	2.45	4.03	(39)
Per common share - diluted [6,8]	2.45	4.03	(39)

1 Operating netback is a non-GAAP measure. Oil and gas revenue is the most directly comparable GAAP measure to operating netback. Oil and gas revenue for the three months ended March 31, 2023 and 2022 were $217.1 million and $189.5 million, respectively. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

2 Other cash impacts consist of treating and processing income, the Company's recoveries related to royalty interest and bad debt allowances, where applicable in the current period.

3 Funds from operations is a non-GAAP measure. Net cash from operating activities is the most directly comparable GAAP measure for funds from operations. Net cash from operating activities for the three months ended March 31, 2023 and 2022 was $115.5 million and $70.5 million, respectively. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

18 | Hammerhead Energy Inc.	Management Discussion & Analysis

4 Operating netback per boe is a non-GAAP measure. Oil and gas revenue per boe is the most directly comparable GAAP measure to operating netback per boe. Oil and gas revenue for the three months ended March 31, 2023 and 2022 were $60.31/boe and $64.10/boe, respectively. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

5 Funds from operations per boe is a non-GAAP measure. Net cash from operating activities per boe is the most directly comparable GAAP measure for funds from operations per boe. Net cash from operating activities per boe for the three months ended March 31, 2023 and 2022 was $32.10/boe and $23.83/boe, respectively. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

6 In comparative periods, per common share amounts are Hammerhead Resources Inc. The weighted average common shares outstanding in these periods has been scaled by the applicable exchange ratio following the completion of the business combination with DCRD. Refer to the subsection "Business Combination".

7 Funds from operations per common share - basic is a non-GAAP measure. Net cash from operating activities per common share - basic is the most directly comparable GAAP measure for funds from operations per common share - basic. Net cash from operating activities per common share - basic for the three months ended March 31, 2023 and 2022 was $2.25 and $2.82, respectively. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

8 Funds from operations per common share - diluted is a non-GAAP measure. Net cash from operating activities per common share - diluted is the most directly comparable GAAP measure for funds from operations per common share - diluted. Net cash from operating activities per common share - diluted for the three months ended March 31, 2023 and 2022 was $2.25 and $2.82, respectively. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

The Company generated funds from operations of $125.8 million during the first quarter of 2023, a $25.1 million or 25% increase from the same quarter of 2022. The increase is primarily driven by a $33.9 million increase in operating netback.

Adjusted Funds from Operations

	Three Months Ended March 31,
(Cdn$ thousands, except per boe)	2023	2022	% Change
Funds from operations [1]	125,818	100,748	25
Cash transaction costs	3,174	-	100
Realized foreign exchange loss (gain)	113	(43)	N/A
Other income, excluding transportation expense	(311)	(241)	29
Adjusted funds from operations [1]	128,794	100,464	28
Corporate netback - $/boe [2]	35.78	33.98	5

Weighted average common shares outstanding (000s)
Basic [3]	51,395	24,994	106
Diluted [3]	51,395	24,994	106

Per common share - basic [3,4]	2.51	4.02	(38)
Per common share - diluted [3,5]	2.51	4.02	(38)

1 Funds from operations and adjusted funds from operations are non-GAAP measures. Net cash from operating activities is the most directly comparable GAAP measure for funds from operations and adjusted funds from operations. Net cash from operating activities for the three months ended March 31, 2023 and 2022 was $115.5 million and $70.5 million, respectively. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

2 Corporate netback per boe is a non-GAAP measure. Net cash from operating activities per boe is the most directly comparable GAAP measure for corporate netback per boe. Net cash from operating activities per boe for the three months ended March 31, 2023 and 2022 was $32.10/boe and $23.83/boe, respectively. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

3 In comparative periods, per common share amounts are Hammerhead Resources Inc. The weighted average common shares outstanding in these periods has been scaled by the applicable exchange ratio following the completion of the business combination with DCRD. Refer to the subsection "Business Combination".

4 Adjusted funds from operations per common share - basic is a non-GAAP measure. Net cash from operating activities per common share - basic is the most directly comparable GAAP measure for adjusted funds from operations per common share - basic. Net cash from operating activities per common share - basic for the three months ended March 31, 2023 and 2022 was $2.25 and $2.82, respectively. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

5 Adjusted funds from operations per common share - diluted is a non-GAAP measure. Net cash from operating activities per common share - diluted is the most directly comparable GAAP measure for adjusted funds from operations per common share - diluted. Net cash from operating activities per common share - diluted for the three months ended March 31, 2023 and 2022 was $2.25 and $2.82, respectively. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

19 | Hammerhead Energy Inc.	Management Discussion & Analysis

Net Loss

	Three Months Ended March 31,
(Cdn$ thousands, except per share)	2023	2022	% Change
Net loss	(133,659)	(6,442)	1,975

Net loss attributable to ordinary equity holders - basic	(137,749)	(12,325)	1,018
Weighted average common shares outstanding - basic (000s) [1]	51,395	24,994	106
Per common share - basic [1]	(2.68)	(0.49)	447

Net loss attributable to ordinary equity holders - diluted	(137,749)	(12,325)	1,018
Weighted average common shares outstanding - diluted (000s) [1]	51,395	24,994	106
Per common share - diluted [1]	(2.68)	(0.49)	447

1 For the period ended March 31, 2022, the Company's basic and diluted earnings per share is the net loss per common share of Hammerhead Resources Inc., and the weighted average common shares outstanding has been scaled by the applicable exchange ratio following the completion of the business combination with DCRD. Refer to subsection "Business Combination".

(Cdn$ thousands)
Net loss, three months ended March 31, 2022	(6,442)
Increase from funds from operations [1]	25,070
Add (deduct) change in non-cash items:
Increase in deferred income tax expense	(26,171)
Increase in unrealized gain on risk management contracts	87,552
Increase in listing expense	(180,478)
Transaction costs, non-cash	(5,793)
Increase in depletion, depreciation and impairment expense	(14,784)
Change in fair value of warrants	(10,707)
Other	(1,906)
Net loss, three months ended March 31, 2023	(133,659)

1 Funds from operations is a non-GAAP measure. Net cash from operating activities is the most directly comparable GAAP measure for funds from operations. Net cash from operating activities for the three months ended March 31, 2023 and 2022 was $115.5 million and $70.5 million, respectively. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

The Company reported a net loss of $133.7 million for the three months ended March 31, 2023, compared to a net loss of $6.4 million in the same period of 2022. The $127.2 million increase in loss was primarily due to the $180.5 million listing expense, combined with a $26.2 million increase in deferred income tax, a $14.8 million increase in depletion and depreciation, and a $10.7 million change in the fair value of warrants. The increased expenses were partially offset by a $87.6 million increase in unrealized gains on risk management contracts, and a $25.1 million increase in funds from operations.

20 | Hammerhead Energy Inc.	Management Discussion & Analysis

Capital Expenditures

	Three Months Ended March 31,
(Cdn$ thousands)	2023	2022	% Change
Drilling and completion	112,995	60,508	87
Equipment, facilities and pipelines	50,842	16,148	215
Workovers and maintenance capital	6,012	4,124	46
Land	-	315	(100)
Geological and geophysical	152	10	1,420
Other [1]	2,441	1,383	77
Capital expenditures [2]	172,442	82,488	109

Karr	121,087	37,321	224
Gold Creek	44,760	42,882	4
Corporate	6,595	2,285	189
Capital expenditures [2]	172,442	82,488	109

1 Other includes capitalized salaries and benefits and corporate capital expenditures.

2 Net cash used in investing activities is the most directly comparable GAAP measure for capital expenditures, which is a non-GAAP measure. Net cash used in investing activities for the three months ended March 31, 2023 and 2022 was $142.3 million and $95.5 million, respectively. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

Capital expenditures were $172.4 million for the three months ended March 31, 2023, compared to $82.5 million, an increase of $90.0 million. The increase in spending is primarily related to additional drilling and completion activity, as well as major facility and infrastructure expansion projects in the Karr area.

The Company directed approximately 66% of spending on drilling and completion activities, and 29% of spending on equipment, facilities and pipelines. In Karr, the Company spent approximately $121.1 million, primarily related to the completion and tie-in of a seven gross (seven net) well pad, which came on-stream in March 2023, as well as the drill of five wells on a 12 gross (12 net) well pad, expected to be on-stream in the third quarter of 2023. Additionally, a non-operated three gross (1.05 net) well pad was completed and brought on-stream in Q1 2023. Remaining funds spent were related to non-well Infrastructure projects, primarily on the North Karr battery expansion and South Karr battery construction, as well as two gross (two net) water disposal wells. In Gold Creek, the Company spent approximately $44.8 million, primarily related to the drill, and partial completion and tie-in of a seven gross (seven net) well pad, which is expected to be on-stream in the second quarter of 2023.

Well Count Information 1

	Three Months Ended March 31,
(Number of gross wells)	2023	2022
Spud	12	9
Rig released	12	10
Completed	10	9
Wells brought on-stream [2]	10	13

(Number of net wells)	2023	2022
Spud	12.00	9.00
Rig released	12.00	10.00
Completed	8.05	9.00
Wells brought on-stream [2]	8.05	13.00

1 Well counts include development Montney wells, shown on a net well basis.

21 | Hammerhead Energy Inc.	Management Discussion & Analysis

2 On-stream dates are based on the first production date after the well is tied-in to the permanent well site facilities. Wells brought on-stream may include wells drilled and/or completed in a prior period.

Land Acreage

	March 31, 2023			December 31, 2022
	Gross acres	Net acres	Working interest percentage	Gross acres	Net acres	Working interest percentage
Montney	118,560	106,800	90	118,560	106,800	90

Corporate Outlook and Guidance Reaffirmed

Hammerhead is reaffirming its 2023 annual guidance as outlined below:

Forward looking information [1]		Q1 Results	2023 annual guidance [2]
Annual average production	boe/d	39,992	40,200
Crude oil	%	37	33
Natural gas liquids ("NGLs")%		10	12
Natural gas	%	53	55
Expenses
Royalties	%	11	13
Operating	$/boe	8.30	8.50
Transportation	$/boe	5.84	6.50
Net general and administrative	$/boe	2.25	1.60
Cash interest and financing	$/boe	1.14	1.40
Cash taxes	$/boe	-	-
Capital expenditures [3]	$MM	172	525

1 Forward looking information are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated with forward looking information. Refer to the subsection "Forward-Looking Statements".

2 The Company's 2023 annual guidance is unchanged from the guidance previously released on March 28, 2023 in the Company's 2022 Annual MD&A and accompanying press release.

3 Net cash used in investing activities is the most directly comparable GAAP measure for capital expenditures, which is a non-GAAP measure. Net cash used in investing activities for the three months ended March 31, 2023 was $142.3 million. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

Based on results to date, the Company is well positioned to deliver on its 2023 annual guidance. HEI is targeting greater than 25% production growth in 2023, with oil production growth expected to exceed 40%.

Hammerhead's actual results could differ materially from this outlook and guidance as a result of volatility in the market prices for oil, gas and NGLs, well performance, and success of the capital program.

Significant Project Update

Hammerhead is currently planning and executing on over $100.0 million of pipeline and facility expansions within both its North and South Karr areas in order to accommodate the Company's expected growth in production. In the North Karr location, the Company incurred capital expenditures of approximately $42.0 million to expand its current facility, which was completed in the first quarter of 2023. In South Karr, the Company is currently building a new facility, with a budgeted project cost of $61.0 million and is currently targeted to be on-stream in the fourth quarter of 2023. These expenditures will be financed through cash flow and capital sources.

22 | Hammerhead Energy Inc.	Management Discussion & Analysis

The Company has embarked on a decarbonization investment campaign across its asset base with the Company's CCS program. The program is expected to drive a reduction in Scope 1 and Scope 2 emissions of approximately 79% on an absolute basis and approximately 89% on a per boe basis by 2029, as compared to 2021 levels, assuming that each of Hammerhead's oil batteries are converted to CCS from 2024 through 2029.

Prior to any construction or sequestration activity, the Company must receive final approval from the Alberta Department of Energy. The timeframe of approval is dependent on regulatory review and will be received later in 2023 at the earliest. There is no guarantee that such approval will be received on this timeline or at all. Presently, Hammerhead does not have the right to sequester carbon emissions nor is it authorized to generate credits or monetize the emissions sequestered.

The key milestones of the project, once approval from the Department of Energy is received include, drilling a deep CO2 disposal well and confirming adequate injectivity, finalizing the design engineering and lastly obtaining final approval from the Hammerhead Board of Directors (the "Board") to proceed with the first battery pilot project. As of September 30, 2022, the Company had planned to drill the disposal well, finalize engineering plans, and following regulatory approval, obtain board approval on the first battery pilot project in 2023. As at March 31, 2023, the Company expects regulatory approval to occur later in 2023, and as a result, plans to drill the disposal well and finalize the engineering designs in 2024. Upon successful testing of the CO2 disposal well, the Company will present the pilot project for approval to the Board in 2024. Following the Board's approval, the Company will initiate construction of the pilot battery, with equipment purchases occurring in 2024. Hammerhead expects to spend between $60.0 million to $75.0 million to build facilities, pipeline and disposal well assets at the pilot battery in Gold Creek. The remaining capital will be spent in the following five years; constructing carbon capture and storage facilities on Hammerhead's other four batteries. The total anticipated spend on the project is $240.0 million. As at March 31, 2023, the Company has not incurred costs or signed contractual commitments related to the CCS program.

Capital Resources and Liquidity

Capital Resources

Bank Debt

(Cdn$ thousands)	March 31, 2023	December 31, 2022
Syndicated facility [1]	204,833	164,800
Operating facility	-	15,000
Total bank debt outstanding [2]	204,833	179,800

1 Included in the syndicated facility is a draw of US$10.0 million. As at March 31, 2023, the US$ draw was translated to Cdn$13.5 million.

2 Undrawn bank debt capacity was $145.2 million as of March 31, 2023 (December 31, 2022 - $170.2 million).

The Company's bank debt is held in a credit facility with a syndicate of lenders. Under the amended credit facility, determination of the borrowing base is made by the lenders at their sole discretion, and is subject to re-determinations semi-annually as of May 31st and November 30th of the respective year. The amended credit facility consists of a $330.0 million revolving syndicated facility and a $20.0 million operating facility.

As at March 31, 2023, Hammerhead was compliant with all covenants and cross default clauses stated in the amended credit facility agreement. Covenants include reporting requirements and limitations on excess cash, indebtedness, equity issuances, acquisitions, dispositions, hedging, encumbrances, asset retirement obligations, as well as other standard business operating covenants. The Company is not subject to financial covenants. The lenders have first lien on all of the assets held by the Company and its subsidiaries.

Amounts borrowed under the amended credit facility bear interest based on the referenced Canadian prime lending rate or the bankers' acceptance rate in effect, at the Company's option, plus an applicable margin or fee, respectively. The applicable rate is determined by the ratio of first lien indebtedness to earnings before interest, taxes, depreciation, depletion and amortization. The amended credit facility also includes standby fees on balances not drawn.

23 | Hammerhead Energy Inc.	Management Discussion & Analysis

The following ranges are the applicable prime margin, bankers' acceptance and standby fees:

	Margin on Canadian Prime Rate	Bankers' Acceptance Fee	Standby Fee
Credit facility	1.75% - 5.25%	2.75% - 6.25%	0.69% - 1.56%

Term Debt

(Cdn$ thousands)	March 31, 2023	December 31, 2022
2020 Senior Notes - outstanding principal	120,648	120,648
Principal repayment, net of outstanding PIK interest [1]	(40,061)	(42,414)
Foreign exchange revaluation [2]	636	698
Total term debt	81,223	78,932

1 The Company repaid $78.6 million of principal on its 2020 Senior Notes. The repayment is netted with the accumulated PIK interest of $32.1 million. Total accrued unpaid PIK as at March 31, 2023 is $6.4 million.

2 The term debt is issued in US dollars and are revalued to Canadian dollars at each reporting period, using the period end foreign exchange rate.

Term debt consists of the 2020 Senior Notes, which have a maturity date of July 10, 2024. The notes bear interest at 12% per annum and provide the option of paying interest as cash or as PIK. PIK interest is added to the principal balance and is due on maturity.

As at March 31, 2023, the Company was in compliance with all covenants related to term debt. There are no maintenance financial covenants related to the 2020 Senior Notes; however, there are standard business operating covenants, as well as covenants that may limit Hammerhead's ability to incur additional debt.

Export Development Canada ("EDC") Letters of Credit

The Company has guaranteed letters of credit in both Canadian and US dollars. As at March 31, 2023, the Company's Canadian dollar denominated letters of credit were guaranteed through EDC and totaled $14.3 million (December 31, 2022 - $13.8 million). The Company's US dollar denominated letters of credit totaled US$0.7 million as at March 31, 2023 and December 31, 2022 (Cdn$1.0 million and Cdn$0.9 million, respectively).

Equity Commitments

Upon the close of the business combination with DCRD, any outstanding equity commitments with HHR were terminated.

Share Capital

HEI is authorized to issue an unlimited number of Class A common shares ("Common Shares") and first preferred shares (the "First Preferred Shares") in an amount equal to not more than 20% of the number of issued and outstanding Common Shares at the time of issuance of any First Preferred Shares. As of the date of this MD&A, HEI has 90,973,622 Common Shares, nil First Preferred Shares, 28,549,991 warrants, 5,141,802 legacy RSUs, 664,328 legacy options, and 1,945,115 restricted share awards issued and outstanding.

Liquidity

Capital Management and Liquidity

Hammerhead's objective when managing capital is to maintain a flexible capital structure and sufficient liquidity to meet its financial obligations and to execute its business plans. The Company considers its capital structure to include shareholders' equity, the funds available under outstanding debt agreements, funds from operations and working capital. Modifications to Hammerhead's capital structure can be accomplished through issuing common and preferred shares, issuing new debt, adjusting capital spending and acquiring or disposing of assets, though there is no certainty that any of these additional sources of capital would be available if required.

24 | Hammerhead Energy Inc.	Management Discussion & Analysis

The primary sources of cash for Hammerhead during the three months ended March 31, 2023 and March 31, 2022 were funds from operations and draws on bank debt. The primary use of cash in both periods was the Company's capital development program.

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with financial liabilities. The Company addresses its liquidity risk through its capital management of cash, adjusted working capital, credit facility capacity, and equity issuances along with its planned capital expenditure program. The Company has determined that both its current and long term financial obligations, including Commitments and Contractual Obligations (see subsection below), are adequately funded from the available borrowing capacity on the credit facility and from funds from operations.

Adjusted Working Capital Deficit and Available Funding

Adjusted working capital provides useful information by highlighting net assets that are expected to be realized, or net liabilities that are expected to be settled, within the current operating cycle. Available funding allows management and other users to evaluate the Company's short term liquidity, and its capital resources available at a point in time. Available funding is not a standardized financial measure under IFRS and therefore may not be comparable with the calculation of similar measures disclosed by other entities.

(Cdn$ thousands)	March 31, 2023	December 31, 2022
Adjusted working capital deficit [1]	(93,699)	(32,915)
Debt capacity	145,167	170,200
Equity commitment	-	172,700
Available funding [2]	51,468	309,985

1 Adjusted working capital deficit is a capital management measure. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures" in this MD&A for more information on this capital management measure.

2 Available funding is a non-GAAP measure. Working capital deficit is the most directly comparable GAAP measure for available funding. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

Upon the close of the business combination with DCRD, any outstanding equity commitments with HHR were terminated.

Net Debt, Annualized Adjusted EBITDA and Net Debt to Annualized Adjusted EBITDA

Adjusted EBITDA indicates the Company's ability to generate funds from its asset base on a continuing basis, for future development of its capital program and settlement of financial obligations. Hammerhead's short-term capital management objective is to fund its capital expenditures using primarily funds from operations, noting value-creating activities may be financed with a combination of funds from operations and other sources of capital. Net debt is used to assess and monitor liquidity at a point in time, while net debt to annualized adjusted EBITDA assists the Company in monitoring its capital structure and financing requirements. Net debt, annualized adjusted EBITDA and net debt to annualized adjusted EBITDA are not standardized measures under IFRS and therefore may not be comparable with the calculation of similar measures disclosed by other entities.

(Cdn$ thousands)	March 31, 2023	December 31, 2022
Bank debt	204,833	179,800
Term debt	81,223	78,932
Adjusted working capital deficit [1]	93,699	32,915
Total net debt [2]	379,755	291,647

Annualized adjusted EBITDA [3]	531,644	407,588

Net debt to annualized adjusted EBITDA [4]	0.7	0.7

1 Adjusted working capital deficit is a capital management measure. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

25 | Hammerhead Energy Inc.	Management Discussion & Analysis

2 Net debt is a non-GAAP measure. The Company's third party debt obligations of the bank debt and the term debt are the most directly comparable GAAP measures for net debt. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

3 Annualized adjusted EBITDA is a non-GAAP measure. Net profit (loss) before income tax is the most directly comparable GAAP measure to annualized adjusted EBITDA. For the three months ended March 31, 2023 and December 31, 2022, the net profit (loss) before income tax was a loss of $107.5 million and a profit of $99.0 million, respectively. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

4 Net debt to annualized adjusted EBITDA is a non-GAAP ratio, derived from the net debt non-GAAP measure and annualized adjusted EBITDA non-GAAP measure, where the directly comparable GAAP measures are the Company's debt obligations of bank debt and term debt, and the Company's net profit (loss), respectively. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

Free Funds Flow

Free funds flow is calculated as adjusted funds from operations less capital expenditures and settlement of decommissioning obligations. Management believes free funds flow provides an indication of funds the Company has available for future capital allocation decisions such as the repayment of debt or increased capital spending.

	Three Months Ended March 31,
(Cdn$ thousands)	2023	2022
Adjusted funds from operations [1]	128,794	100,464
Capital expenditures [2]	(172,442)	(82,488)
Settlement of decommissioning obligations	-	(123)
Free funds flow [1]	(43,648)	17,853

1 Adjusted funds from operations and free funds flow are non-GAAP measures. Net cash from operating activities is the most directly comparable GAAP measure for adjusted funds from operations and free funds flow.Net cash from operating activities is the most directly comparable GAAP measure for funds from operations. Net cash from operating activities for the three months ended March 31, 2023 and 2022 was $115.5 million and $70.5 million, respectively. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

2 Net cash used in investing activities is the most directly comparable GAAP measure for capital expenditures, which is a non-GAAP measure. Net cash used in investing activities for the three months ended March 31, 2023 and 2022 was $142.3 million and $95.5 million, respectively. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

The Company generated adjusted funds from operations of $128.8 million during the first quarter of 2023, and capital expenditures totaled $172.4 million, which combined for negative free funds flow of $43.6 million, a decrease of $61.5 million from the first quarter of 2022. This decrease is due to the timing and magnitude of the 2023 capital spending program, where a significant portion of the annual 2023 planned capital spending occurred in the first quarter.

Subsequent event

On April 27, 2023 the Company announced that it had commenced a substantial issuer bid (the "Offer") to purchase for cancellation up to 20,000,000 of its Warrants at the purchase price of US$1.00 per Warrant. The Offer will remain open for acceptance until 5:00 p.m. (Eastern Daylight Time) on June 2, 2023, unless withdrawn, extended or varied by HEI. The Offer will be for up to 20,000,000 of HEI's Warrants, which is approximately 70% of the total number of issued and outstanding Warrants. The Company expects to fund the Offer from cash on hand or by drawing on existing credit facilities.

Commitments and Contractual Obligations

The Company enters into commitments and contractual obligations in the normal course of operations. Commitments include short-term drilling rig contracts, operating costs for office leases, and firm transportation and processing agreements. Although transportation and processing commitments are required to ensure access to sales markets, the Company actively manages the commitment portfolio to ensure firm commitment levels are in line with future development plans and diversified to multiple sales markets. The Company's firm transportation and processing agreements are terminable in very limited circumstances. If the Company does not meet the commitments with produced volumes, it will be obligated to pay the commitment.

26 | Hammerhead Energy Inc.	Management Discussion & Analysis

Contractual obligations comprise of liabilities to third parties incurred for the purpose of managing the Company's capital structure, the liability portion of office building leases, risk management contracts, and decommissioning liabilities. HEI does not have guarantees or off-balance sheet arrangements other than as disclosed.

The following table is a summary of the Company's commitments and contractual obligations as at March 31, 2023:

(Cdn$ thousands)	1 Year	2-3 Years	4-5 Years	Thereafter	Total
Firm transportation & processing	103,626	230,077	200,520	321,628	855,851
Office buildings [1]	959	1,632	1,428	-	4,019
Drilling services	2,100	-	-	-	2,100
Total annual commitments	106,685	231,709	201,948	321,628	861,970
Accounts payable and accrued liabilities	189,542	-	-	-	189,542
Bank indebtedness - principal [2]	-	204,833	-	-	204,833
Bank indebtedness - interest	16,567	2,726	-	-	19,293
Term debt - principal	-	89,007	-	-	89,007
Term debt - PIK interest	-	5,192	-	-	5,192
Lease obligations [3]	1,407	2,284	1,662	-	5,353
Risk management contracts	7,856	-	-	-	7,856
Decommissioning obligations [3]	-	-	-	31,193	31,193
Total contractual obligations	215,372	304,042	1,662	31,193	552,269
Total future payments	322,057	535,751	203,610	352,821	1,414,239

1 Relates to non-lease components and non-indexed variable payments.

2 The Company's credit facility is subject to a semi-annual borrowing base review at the sole discretion of the lenders. See Capital Resources - Bank Debt in this MD&A for additional information.

3 These values are undiscounted and will differ from the amounts presented in the Interim Financial Statements.

27 | Hammerhead Energy Inc.	Management Discussion & Analysis

Related Party Transactions

All related party transactions occurred in the normal course of operations.

On February 23, 2023, the Company completed a plan of arrangement pursuant to a business combination with DCRD, an affiliate of the Company's controlling shareholder, Riverstone, and certain other parties and their respective shareholders. During the three months ended March 31, 2023, HEI incurred $9.2 million in expenses due to Riverstone as part of the liabilities acquired through the business combination. As of March 31, 2023, the Company does not have any outstanding payables due to Riverstone.

Upon close of the business combination with DCRD, the Company terminated $5.6 million in limited recourse loans previously advanced to key management personnel. Refer to the subsection "Business Combination" within this MD&A for further information on the business combination.

28 | Hammerhead Energy Inc.	Management Discussion & Analysis

Supplemental Information

Financial - Quarterly extracted information

(Cdn$ thousands, except per share amounts, production and unit prices)	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021
OPERATING

Production volumes
Crude oil (bbls/d)	14,813	8,958	9,279	10,025	9,874	7,135	5,854	7,317
Natural gas (Mcf/d)	127,322	99,512	111,353	116,667	113,703	101,028	95,304	104,784
Natural gas liquids (bbls/d)	3,958	3,984	4,273	4,397	4,030	3,787	3,014	3,864
Total (boe/d)	39,992	29,527	32,111	33,867	32,854	27,760	24,752	28,645

Liquids weighting %	47	44	42	43	42	39	36	39

Oil and gas revenue ($/boe)	60.31	73.14	69.91	81.09	64.10	54.50	45.25	38.96

Operating netback ($/boe) [1]	39.18	43.96	34.77	41.75	36.22	20.22	13.01	14.19

Oil and gas sales revenue	217,054	198,676	206,518	249,908	189,542	139,183	103,047	101,551

Operating netback [2]	141,023	119,414	102,689	128,673	107,108	51,653	29,617	36,986

Net cash from operating activities	115,541	76,131	95,138	129,623	70,463	33,540	25,492	31,701
Per common share - basic [3]	2.25	3.04	3.80	5.19	2.82	1.34	1.02	1.27
Per common share - diluted [3]	2.25	0.74	0.99	1.36	2.82	0.36	1.02	1.27

Adjusted funds from operations [4]	128,794	108,937	94,226	119,906	100,464	43,528	23,228	30,421
Per common share - basic [3,5]	2.51	4.34	3.76	4.80	4.02	1.74	0.93	1.22
Per common share - diluted [3,5]	2.51	1.06	0.99	1.26	4.02	0.47	0.93	1.22

Corporate netback ($/boe) [6]	35.78	40.10	31.90	38.91	33.98	17.04	10.20	11.67

Net (loss) profit	(133,659)	67,298	67,251	96,993	(6,442)	37,139	(25,319)	(50,016)
Net loss attributable to ordinary equity holders	(137,749)	60,584	60,782	90,825	(12,325)	31,344	(30,903)	(55,340)
Per common share - basic [3]	(2.68)	2.42	2.42	3.63	(0.49)	1.25	(1.24)	(2.21)
Per common share - diluted [3]	(2.68)	0.66	0.70	1.02	(0.49)	0.40	(1.24)	(2.21)

Net cash used in investing activities	142,323	145,556	58,669	68,414	95,514	42,190	20,809	6,731
Capital expenditures [7]	172,442	173,669	77,332	50,387	82,488	68,385	39,606	11,370

Free funds flow [8]	(43,648)	(64,732)	16,894	69,519	17,853	(24,857)	(16,377)	19,051

Weighted average common shares outstanding [9]
Basic [3]	51,395	25,084	25,069	24,996	24,994	24,992	24,992	24,992
Diluted [3]	51,395	102,312	95,652	95,332	24,994	92,287	24,992	24,992

FINANCIAL (as at each quarter end)
Adjusted working capital deficit [10]	93,699	32,915	37,002	5,180	16,470	52,443	29,596	4,329
Available funding [11]	51,468	309,985	327,898	402,720	206,930	188,957	227,304	243,685
Net debt [12]	379,755	291,647	222,416	215,155	277,549	293,490	251,963	227,401

1 Operating netback per boe is a non-GAAP measure. Oil and gas revenue per boe is the most directly comparable GAAP measure to operating netback per boe. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

2 Operating netback is a non-GAAP measure. Oil and gas revenue is the most directly comparable GAAP measure to operating netback. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

29 | Hammerhead Energy Inc.	Management Discussion & Analysis

3 In comparative periods, per common share amounts are Hammerhead Resources Inc. The weighted average common shares outstanding in these periods has been scaled by the applicable exchange ratio following the completion of the business combination with DCRD. Refer to the subsection "Business Combination".

4 Adjusted funds from operations is a non-GAAP measure. Net cash from operating activities is the most directly comparable GAAP measure to adjusted funds from operations. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

5 Adjusted funds from operations per basic and diluted common share are non-GAAP measures. Net cash from operating activities per basic and diluted share are the most directly comparable GAAP measure to adjusted funds from operations per basic and diluted common share. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

6 Corporate netback per boe is a non-GAAP measure. Net cash from operating activities per boe is the most directly comparable GAAP measure for corporate netback per boe. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

7 Capital expenditures is a non-GAAP measure. Net cash used in investing activities is the most directly comparable GAAP measure to capital expenditures. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

8 Free funds flow is a non-GAAP measures. Net cash from operating activities is the most directly comparable GAAP measure to free funds flow. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

9 HEI has 90,973,622 Class A common shares, 28,549,991 warrants, 5,141,802 legacy RSUs, 664,328 legacy options, and 1,945,115 restricted share awards issued and outstanding as of the date of this MD&A.

10 Adjusted working capital deficit is a capital management measure. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

11 Available funding is a non-GAAP measure. Working capital deficit is the most directly comparable GAAP measure to available funding. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

12 Net debt is a non-GAAP measure. The Company's third party debt obligations of the bank debt and the term debt are the most directly comparable GAAP measures for net debt. Refer to the subsection "Other Advisories - Non-GAAP and Other Specified Financial Measures".

30 | Hammerhead Energy Inc.	Management Discussion & Analysis

Disclosure Controls and Procedures

Disclosure controls and procedures ("DC&P") seek to ensure that information to be disclosed by Hammerhead is accumulated and communicated to management, as appropriate, to allow timely decisions regarding required disclosures. As at March 31, 2023, the Chief Executive Officer and the Chief Financial Officer evaluated the effectiveness of the design and operation of the Company's DC&P. Based on their evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that the Company's DC&P were effective as at March 31, 2023. All control systems by their nature can only provide reasonable, but not absolute, assurance that the objectives of the control system are met.

Internal Control over Financial Reporting and Officer Certifications

Internal control over financial reporting is a process designed to provide reasonable assurance that all the assets are safeguarded and transactions are appropriately authorized, and to facilitate the preparation of relevant, reliable and timely information. Due to inherent limitations, internal control over financial reporting may not prevent or detect all misstatements due to fraud or error. The control framework Hammerhead's officers used to design and evaluate the Company's internal controls over financial reporting is the Internal Control - Integrated Framework (2013) by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). All control systems by their nature can only provide reasonable, but not absolute, assurance that the objectives of the control system are met.

Significant Estimates

Hammerhead's significant accounting policies are disclosed in note 2 of the 2022 Financial Statements. The preparation of the 2022 Financial Statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future years affected.

Information about significant areas of estimation uncertainty and critical judgments in applying accounting policies are outlined in the Annual MD&A.

Forward-Looking Statements

Certain statements contained in this MD&A constitute forward-looking statements or information (collectively "forward-looking statements") within the meaning of applicable securities legislation, including, but not limited to, management's assessment of future plans, operations and strategies including the focus of the Company's operations; the Company's strategy and objectives for its business and assets; the Company's risk management program and the benefits to be derived therefrom; terms of the Company's risk management contracts; terms of the Company's credit facilities; the Company's CCS program, the anticipated timing thereof and the anticipated benefits therefrom; the anticipated timing and benefits of the Company's decarbonization project; the ability of the Company to obtain the required regulatory approvals for the CCS program and anticipated timing thereof; the anticipated capital expenditures in connection with CCS program and anticipated timing thereof; production and cash flow expectations for 2023; anticipated infrastructure expansions in North and South Karr and the anticipated benefits thereof; anticipated free funds flow; anticipated production and the benefits to be derived therefrom; the Offer and anticipated size and timing of completion thereof; the anticipated sources of funding of the Offer; the Company's 2023 annual guidance and underlying assumptions; anticipated production growth in 2023; expectation to retire term debt outstanding; key milestones of the CCS program; the Company's objectives for managing capital, including the Company's short-term capital management objective; expected sources of funding for future capital expenditures; current commitments and working capital deficit; determination of the Company's depletion and depreciation rates; the Company's contractual obligations; and other matters related to the foregoing. Forward-looking statements are typically identified by words such as "estimate", "anticipate", "expect", "may", "will", "project", "could", "plan", "intend", "should", "potential" and similar words suggesting future events or future performance or may be identified by reference to a future date.

31 | Hammerhead Energy Inc.	Management Discussion & Analysis

With respect to forward-looking statements contained in this document, the Company has made assumptions regarding, among other things: availability of future acquisition opportunities; future capital expenditure levels; future oil and natural gas prices; future oil and natural gas production levels; future exchange rates and interest rates; ability to obtain equipment and services in a timely manner to carry out development activities; pipeline capacity; the impact of increasing competition; the ability to obtain financing on acceptable terms; the general stability of the economic and political environments in which the Company operates; the timely receipt of any required regulatory approvals; the ability of the Company to obtain qualified staff, equipment and services in a timely and cost efficient manner; that the Company will have sufficient cash flow, debt or equity sources or other financial resources required to fund its capital and operating expenditures and requirements as needed; that the Company's conduct and results of operations will be consistent with its expectations; that the Company will have the ability to develop its oil and gas properties in the manner currently contemplated; the ability of the CCS program to drive a reduction in Scope 1 and Scope 2 emissions of the Company; that the Company's oil batteries will be converted to CCS; the Board approval of the CCS program; the estimates of the Company's reserves volumes and the assumptions related thereto (including commodity prices and development costs) are accurate in all material respects; future accounting standards to be adopted or amended and the expected impact on the Company; that the Company will have the ability to add production and reserves through development and exploitation activities; the impact (and duration thereof) that pandemics could have on: (i) the demand for crude oil, NGL and natural gas; (ii) the supply chain, including the Company's ability to obtain the equipment and services it requires; and (iii) the Company's ability to produce, transport and/or sell its crude oil, NGL and natural gas; the risk that the Company may not be able to fund its capital expenditures using primarily funds from operations; and the risk that the Company may not maintain a flexible capital structure or sufficient liquidity to meet its financial obligations and to execute its business plans. Although the Company believes that the expectations reflected in the forward-looking statements contained in this document, and the assumptions on which such forward-looking statements are made, are reasonable, readers are cautioned not to place undue reliance on forward-looking statements included in this document, as there can be no assurance that the plans, intentions or expectations upon which the forward-looking statements are based will occur. Readers are cautioned that the foregoing list is not exhaustive of all assumptions which have been considered.

By their nature, forward-looking statements involve numerous known and unknown risks and uncertainties, which may cause the Company's actual performance and financial results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, the ability of management to execute its business plan; general economic and business conditions; that the Company may not receive all necessary approvals to complete the business combination; the risks of the oil and natural gas industry, such as operational risks in exploring for, developing and producing crude oil and natural gas and market demand; the possibility that government policies or laws may change or governmental approvals may be delayed or withheld; actions by governmental or regulatory authorities including production curtailment and increasing taxes and changing royalty regimes and other incentive programs relating to the oil and gas industry; access to pipeline capacity; unexpected downtime; risks and uncertainties involving geology of oil and natural gas deposits; unexpected drilling results; delays in anticipated timing of drilling and completion of wells; risks and uncertainties regarding the Company's CCS program and the approval and success thereof; the Company's ability to enter into or renew leases; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the uncertainty of estimates and projections relating to production (including decline rates), reserves, costs and expenses; fluctuations in oil and natural gas prices, foreign currency exchange rates and interest rates; health, safety and environmental risks; risks associated with unexpected potential future law suits and regulatory actions against the Company; uncertainties as to the availability and cost of financing; inability to extend the Company's credit facility at each review on the current terms, on newly negotiated terms or at all; inability to access sufficient capital from internal and external sources; and the risks described under "Operational and Other Risk Factors" herein. Readers are cautioned that the foregoing list is not exhaustive of all possible risks and uncertainties.

32 | Hammerhead Energy Inc.	Management Discussion & Analysis

The forward-looking statements contained in this document speak only as of the date of this document. Except as expressly required by applicable securities laws, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this document are expressly qualified by this cautionary statement.

This document contains information that may be considered a financial outlook under applicable securities laws about the Company's potential financial position, including, but not limited to: infrastructure expansions; free funds flow generation in Q4 2023; 2023 expenses and the underlying assumptions; and capital expenditures with respect to the Company's CCS program; all of which are subject to numerous assumptions, risk factors, limitations and qualifications, including those set forth in the above paragraphs. The actual results of operations of the Company and the resulting financial results will vary from the amounts set forth in this document and such variations may be material. This information has been provided for illustration only and with respect to future periods are based on budgets and forecasts that are speculative and are subject to a variety of contingencies and may not be appropriate for other purposes. Accordingly, these estimates are not to be relied upon as indicative of future results. Except as required by applicable securities laws, the Company undertakes no obligation to update such financial outlook. The financial outlook contained in this document was made as of the date of this document and was provided for the purpose of providing further information about the Company's potential future business operations. Readers are cautioned that the financial outlook contained in this document is not conclusive and is subject to change.

Operational and Other Risk Factors

Hammerhead's operations are conducted in the same business environment as most other Canadian oil and gas operators and the business risks are very similar. The business of exploring for, developing and producing oil and natural gas reserves is inherently risky. The risks set out below are not an exhaustive list, nor should they be taken as a complete summary or description of all the risks related to Company's business and operations. HEI's management team conducts focused strategic planning and has identified the following key risks associated with the Company's business and the oil and natural gas business generally:

• The Company is exposed to commodity price risk whereby the fair value of future cash flows will fluctuate as a result of changes in commodity prices. From time to time, the Company may enter into agreements to receive fixed prices on its oil and natural gas production to offset the risk of revenue losses if commodity prices decline. However, to the extent that the Company engages in price risk management activities to protect itself from commodity price declines, it may also be prevented from realizing the full benefits of price increases above the levels of the derivative instruments used to manage price risk. In addition, the Company's hedging arrangements may expose it to the risk of financial loss in certain circumstances, including instances in which: production falls short of the hedged volumes or prices fall significantly lower than projected, there is a widening of price-base differentials between delivery points for production and the delivery point assumed in the hedge arrangement, counterparties to the hedging arrangements or other price risk management contracts fail to perform under those arrangements, or a sudden unexpected event materially impacts oil and natural gas prices.

• The Company's operating costs could escalate and become uncompetitive due to supply chain disruptions, inflationary cost pressures, equipment limitations, escalating supply costs, commodity prices, and additional government intervention through stimulus spending or additional regulations, which could have a material adverse effect on its financial performance and cash flows. The cost or availability of oil and gas field equipment may adversely affect the Company's ability to undertake exploration, development and construction projects. The oil and gas industry is cyclical in nature and is prone to shortages of supply of equipment and services including drilling rigs, geological and geophysical services, engineering and construction services, major equipment items for infrastructure projects and construction materials generally. These materials and services may not be available when required at reasonable prices. A failure to secure the services and equipment necessary to the Company's operations for the expected price, on the expected timeline, or at all, may have an adverse effect on the Company's financial performance and cash flows.

33 | Hammerhead Energy Inc.	Management Discussion & Analysis

For additional information relating to Hammerhead's operational and other risk factors, please refer to the Company's December 31, 2022 20-F, which along with other relevant documents, is available on EDGAR at www.sec.gov/edgar and SEDAR at www.sedar.com.

Other Advisories

Oil and Gas

"BOEs" may be misleading, particularly if used in isolation. A BOE conversion ratio of six thousand cubic feet of natural gas to one barrel of oil equivalent (6 mcf: 1 bbl) is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given that the value ratio based on the current price of crude oil as compared to natural gas is significantly different from the energy equivalency of 6:1, utilizing a conversion on a 6:1 basis may be misleading as an indication of value.

This MD&A contains certain oil and gas metrics, including operating netback, which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. Such metrics have been included herein to provide readers with additional measures to evaluate the Company's performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods and therefore such metrics should not be unduly relied upon. Management uses these oil and gas metrics for its own performance measurements and to provide security holders with measures to compare the Company's operations over time. Readers are cautioned that the information provided by these metrics, or that can be derived from the metrics presented in this MD&A, should not be relied upon for investment or other purposes.

The Company's aggregate production for the selected periods below and the references to "natural gas", "crude oil" and "NGLs", reported in this MD&A consist of shale gas, tight oil and natural gas liquids product types, respectively, as defined in NI 51-101 and using a conversion ratio of 6 mcf : 1 bbl where applicable:

	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021
Tight oil (bbls/d)	14,813	8,958	9,279	10,025	9,874	7,135	5,854	7,317
Shale gas (Mcf/d)	127,322	99,512	111,353	116,667	113,703	101,028	95,304	104,784
Natural gas liquids (bbls/d)	3,958	3,984	4,273	4,397	4,030	3,787	3,014	3,864
Total (boe/d)	39,992	29,527	32,111	33,867	32,854	27,760	24,752	28,645

Non-GAAP and Other Specified Financial Measures

This MD&A includes certain meaningful performance measures commonly used in the oil and natural gas industry that are not defined under IFRS, as outlined below. These performance measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with IFRS and should be read in conjunction with the consolidated financial statements. Readers are cautioned that these non-GAAP and capital management measures are not standardized financial measures under IFRS, and might not be comparable to similar financial measures disclosed by other entities. The non-GAAP and capital management measures used in this report are summarized as follows:

34 | Hammerhead Energy Inc.	Management Discussion & Analysis

Non-GAAP Financial Measures

Capital Expenditures

Management uses capital expenditures to determine the amount of cash flow used for capital reinvestment and compare its capital expenditures to budget. The measure is comprised of additions to property, plant and equipment ("PP&E") per the consolidated statements of cash flows. See the following table for the reconciliation of capital expenditures to net cash used in investing activities, the most directly comparable GAAP measure.

	Three Months Ended March 31,
(Cdn$ thousands)	2023	2022
Net cash used in investing activities	142,323	95,514
Net change in accounts payable related to the addition of PP&E	30,119	(13,026)
Capital expenditures	172,442	82,488

Available Funding

The available funding measure allows management and other users to evaluate the Company's short term liquidity, and its capital resources available at a point in time. Available funding is comprised of adjusted working capital, the undrawn component of Hammerhead's Credit Facilities, plus the remaining equity commitment related to any outstanding investment agreements in prior periods where applicable. HEI's available funding is disclosed in the "Liquidity" section within this MD&A, which reconciles to the capital management measure, adjusted working capital and its related balance sheet line items.

Operating Netback

Operating netback is calculated by deducting royalties, operating expense, transportation expense, and realized (losses) gains from risk management contracts from oil and gas revenue. Management believes that operating netback is a key industry performance indicator to assess the profitability of the Company's developed and producing assets, and to provide investors with information that is also commonly presented by peers within the industry. HEI's netback is disclosed in the "Operating Netback" section within this MD&A, which includes its most directly comparable GAAP measure, oil and gas revenue.

Funds from Operations, Adjusted Funds from Operations and Free Funds Flow

Funds from operations is comprised of cash provided by operating activities, excluding the impact of changes in non-cash working capital and settlement of decommissioning obligations. Management believes excluding the changes in non-cash working capital provides a meaningful performance measure of the Company's operations on an ongoing basis, as it removes the impact of changes in timing of collections and payments, which are variable. Decommissioning provision costs incurred also vary depending upon the Company's planned capital program and the maturity of operating areas requiring environmental remediation.

Adjusted funds from operations is funds from operations adjusted for other items that are not considered part of the long-term operating performance of the business. Management considers these measures to be key, as they demonstrate the Company's ability to generate the necessary funds to maintain production and fund future growth. Funds from operations and adjusted funds from operations as presented should not be considered an alternative to, or more meaningful than, cash flow from operating activities, net profits or other measures of financial performance calculated in accordance with IFRS.

Free funds flow is an indicator of the efficiency and liquidity of the business, and provides an indication of funds the Company has available for future capital allocation decisions such as the repayment of long-term debt. The measure is calculated as adjusted funds from operations less capital expenditures and settlement of decommissioning obligations.

The following table reconciles funds from operations, adjusted funds from operations and free funds flow to net cash from operating activities, which is the most directly comparable GAAP measure:

35 | Hammerhead Energy Inc.	Management Discussion & Analysis

	Three Months Ended March 31,
(Cdn$ thousands)	2023	2022
Net cash from operating activities	115,541	70,463
Changes in non-cash working capital	10,277	30,162
Settlement of decommissioning obligations	-	123
Funds from operations	125,818	100,748
Transaction costs	8,967	-
Transaction costs, non-cash	(5,793)	-
Gain on foreign exchange	(53)	(2,117)
Unrealized gain on foreign exchange	166	2,074
Other income, excluding transportation income	(311)	(241)
Adjusted funds from operations	128,794	100,464
Capital expenditures	(172,442)	(82,488)
Settlement of decommissioning obligations	-	(123)
Free funds flow	(43,648)	17,853

Non-GAAP Financial Ratios

Operating Netback per boe

Management calculates operating netback per boe as operating netback divided by the Company's total production. Operating netback is a non-GAAP financial measure component of operating netback per boe. Management believes this performance measure provides key information about the profitability of the Company's developed and producing assets, isolated for the impact of changes in production volumes. HEI's operating netback per boe is disclosed in the "Operating Netback" section within this MD&A.

Funds from Operations per boe and Funds from Operations per Basic Share and Diluted Share

Funds from operations per boe is calculated by dividing funds from operations by the Company's total production. Funds from operations per basic share and diluted share is calculated by dividing funds from operations by the Company's basic and diluted weighted average shares outstanding. Funds from operations is a non-GAAP financial measure component of funds from operations per boe, and funds from operations per basic share and diluted share.

Funds from operations per boe is utilized by management to assess the profitability of the Company's developed and producing assets and to compare current results to prior periods or to peers by isolating for the impact of changes in production volumes. Funds from operations per basic share and diluted share is utilized by management to indicate the funds generated from the business that could be allocated to each shareholder's equity position. Funds from operations per boe and funds from operations per basic share and diluted share are disclosed in the "Funds from Operations" section within this MD&A.

Corporate Netback per boe and Adjusted Funds from Operations per Basic Share and Diluted Share

Corporate netback per boe (or adjusted funds from operations per boe) is calculated by dividing adjusted funds from operations by the Company's total production. Adjusted funds from operations per basic share and diluted share is calculated by dividing adjusted funds from operations by the Company's basic and diluted weighted average shares outstanding. Adjusted funds from operations is a non-GAAP financial measure component of corporate netback per boe, and adjusted funds from operations per basic share and diluted share.

Corporate netback per boe is utilized by management to assess the profitability of the Company's developed and producing assets, adjusted for items that are not considered part of the long-term operating performance of the business, and to compare current results to prior periods or to peers by isolating for the impact of changes in production volumes. Adjusted funds from operations per basic share and diluted share is utilized by management to indicate the funds generated from the business that could be allocated to each shareholder's equity position. Corporate netback per boe and adjusted funds from operations per basic share and diluted share are disclosed in the "Adjusted Funds from Operations" section within this MD&A.

36 | Hammerhead Energy Inc.	Management Discussion & Analysis

Capital Management Measures

Adjusted EBITDA and Annualized Adjusted EBITDA

Adjusted EBITDA is calculated as net profit (loss) before interest and financing expenses, income taxes, depletion, depreciation and amortization, adjusted for certain non-cash items, or other items that are not considered part of normal business operations. Annualized adjusted EBITDA is adjusted EBITDA for the quarter, multiplied by four. Adjusted EBITDA indicates the Company's ability to generate funds from its asset base on a continuing and long-term basis, for future development of its capital program and settlement of financial obligations.

Adjusted EBITDA as presented should not be considered an alternative to, or more meaningful than, net profit (loss) before income tax, or other measures of financial performance calculated in accordance with IFRS. The following is a reconciliation of adjusted EBITDA to the most directly comparable GAAP measure, net profit (loss) before income tax:

	Three Months Ended March 31,
(Cdn$ thousands)	2023	2022	% Change
Net loss before income tax	(107,488)	(6,442)	1,569
Add (deduct):
Unrealized (gain) loss on risk management contracts	(21,060)	66,492	(132)
Transaction costs	8,967	-	100
Share-based compensation	4,794	3,175	51
Depletion and depreciation	50,518	35,734	41
Finance expense	6,640	5,577	19
Gain on foreign exchange	(53)	(2,117)	(97)
Loss (gain) on warrant liability	10,426	(281)	N/A
Listing expense	180,478	-	100
Other income, excluding transportation income	(311)	(241)	29
Adjusted EBITDA	132,911	101,897	30

Annualized adjusted EBITDA	531,644	407,588	30

Adjusted Working Capital

Previously, working capital was computed including risk management contracts and the current portion of lease obligations. As at March 31, 2023 and 2022, adjusted working capital has been computed excluding these items. The current presentation of adjusted working capital is aligned with measures used by management to monitor its liquidity for use in budgeting and capital management decisions. Adjusted working capital is defined as the sum of cash, accounts receivable, prepaid expenses and deposits and accounts payable and accrued liabilities.

37 | Hammerhead Energy Inc.	Management Discussion & Analysis

(Cdn$ thousands)	March 31, 2023	December 31, 2022
Cash	(6,666)	(8,833)
Accounts receivable	(79,242)	(89,235)
Prepaid expenses and deposits	(9,935)	(4,564)
Accounts payable and accrued liabilities	189,542	135,547
Adjusted working capital deficit	93,699	32,915

Net Debt, Net Debt to Adjusted EBITDA, and Net Debt to Annualized Adjusted EBITDA

Net debt is calculated as the outstanding balance on the Company's bank debt, term debt and adjusted working capital. Term debt is calculated as the principal amount outstanding, plus accrued PIK interest, converted to Canadian dollars at the closing exchange rate for the period. Net debt to adjusted EBITDA is net debt divided by adjusted EBITDA. Net debt to annualized adjusted EBITDA is net debt divided by annualized adjusted EBITDA. Net debt is used to assess and monitor liquidity at a point in time, while the net debt to EBITDA ratios assist the Company in monitoring its capital structure and financing requirements.

Net debt and net debt to adjusted EBITDA are disclosed in the "Liquidity" section within this MD&A.

Abbreviations

The following is a list of abbreviations that may be used in this MD&A:

bbl	barrel	AECO	AECO "C" hub price index for Alberta natural gas
bbls/d	barrels per day	Crude oil	Tight oil as defined in National Instrument 51-101
boe	barrels of oil equivalent	Natural gas	Shale gas as defined in National Instrument 51-101
boe/d	barrels of oil equivalent per day	GAAP	generally accepted accounting principles
Mcf	thousand cubic feet	G&A	general and administrative
Mcf/d	thousand cubic feet per day	WTI	West Texas Intermediate
mmbtu	million British Thermal Units	CDN	Canadian
NGL	Natural gas liquids	RSUs	Restricted Share Units
GJ	gigajoule

38 | Hammerhead Energy Inc.	Management Discussion & Analysis

CORPORATE INFORMATION

BOARD OF DIRECTORS	HEAD OFFICE
Bryan Begley[2,3]	Eighth Avenue Place
Paul Charron[1,2]	East Tower, Suite 2700
Stewart Hanlon[1,3,4]	525 8th Avenue SW
Michael G. Kohut	Calgary, Alberta T2P 1G1
James McDermott[1,4]	Tel: (403) 930-0560
Jesal Shah	Fax: (403) 930-0569
Scott Sobie	www.hhres.com
Robert Tichio
GRANDE PRAIRIE OFFICE
[1] Member of Audit Committee	301, 11601 101 Ave
[2] Member of Reserves Committee	Grand Prairie, Alberta T8V 3X9
[3] Member of Compensation Committee	Tel: (587) 771-1083
[4] Member of Governance and ESG Committee	Fax: (587) 771-1082

EXECUTIVES	BANKERS
Canadian Imperial Bank of Canada
Scott Sobie	National Bank of Canada
President & Chief Executive Officer	ATB Financial
Business Development Bank of Canada
Michael G. Kohut	Canadian Western Bank
Senior Vice President & Chief Financial Officer	Export Development Canada

Daniel Labelle	AUDITORS
Senior Vice President of Development & A&D	Ernst & Young LLP
Calgary, Alberta
David M. Anderson
Senior Vice President of Operations & Alternative Energy	LEGAL COUNSEL
Burnet, Duckworth & Palmer LLP
Nicki Stevens	Calgary, Alberta
Senior Vice President of Production, Marketing & ESG
INDEPENDENT RESERVOIR CONSULTANTS
Dick Unsworth	McDaniel & Associates Consultants Ltd
Senior Vice President of Business and Organizational	Calgary, Alberta
Effectiveness
REGISTRAR AND TRANSFER AGENT
STOCK EXCHANGE LISTINGS	Computershare Trust Company
Hammerhead Energy Inc's shares are publicly traded on the	Calgary, Alberta
TSX and Nasdaq under the symbol HHRS.

Hammerhead Energy Inc's warrants are publicly traded on the
TSX and Nasdaq under the symbols HHRS.WT and HHRSW.

39 | Hammerhead Energy Inc.	Management Discussion & Analysis

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13A-16 OR 15D-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of May 2023

Commission File Number 001-41630

HAMMERHEAD ENERGY INC.

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant's name)

Suite 2700, 525-8th Avenue SW

Calgary, Alberta, T2P 1G1

(403) 930-0560

(Address and telephone number of registrant's principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

DOCUMENTS INCLUDED AS PART OF THIS REPORT

Exhibit

99.1	Notice of Annual and Special Meeting of Shareholders and Management Information Circular

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Hammerhead Energy Inc.

Date: May 12, 2023	By:	/s/ Scott Sobie
Name: Scott Sobie
Title: President and Chief Executive Officer

INFORMATION CIRCULAR - PROXY STATEMENT

DATED MAY 1, 2023

PROXY SUMMARY

The following summary highlights some of the important information you will find in this information circular - proxy statement (the "Information Circular"). We recommend you read the entire Information Circular before voting.

Voting Matters	Board Vote Recommendation	For More Information See Page
Fixing the Number of Directors	FOR	13
Election of Directors	FOR each nominee	13
Appointment of Auditors	FOR	20
Approving a Reduction of Stated Capital	FOR	20
Ratifying the Share Option Plan	FOR	33
Ratifying the Equity Incentive Award Plan and the grants made thereunder	FOR	43

2022 Information Circular – Proxy Statement	2

LETTER TO SHAREHOLDERS

May 1, 2023

Dear Fellow Shareholder,

On behalf of the Board of Directors and management of Hammerhead Energy Inc., I am pleased to inform you that we will be holding our annual and special shareholders' meeting on Thursday, June 8, 2023, at 2:00 p.m. (Calgary time) at the offices of Burnet, Duckworth & Palmer LLP, 2400, 525 - 8th Avenue S.W., Calgary, Alberta, T2P 1G1.

This meeting provides an opportunity for you to vote on the items of business, hear about our performance over the past year and learn more about our plans. The meeting also provides you with the opportunity to meet our board and staff.

The accompanying information circular - proxy statement describes the business that will be conducted at the meeting and provides information on our executive compensation and governance practises.

Your vote is important to us. If you are unable to attend the meeting, we encourage you to ensure your vote is recorded by returning the signed form of proxy or vote via our internet option. If your shares are not registered in your name and are held in the name of a nominee, you may wish to consult the information beginning on page 9 of the accompanying information circular - proxy statement for information on how to vote your shares.

We hope you will join us at this year's meeting.

Sincerely,

(signed) "Robert Tichio"

Robert Tichio

Chair of the Board

2022 Information Circular – Proxy Statement	3

NOTICE OF ANNUAL AND SPECIAL MEETING

NOTICE is hereby given that the annual and special meeting of the shareholders of Hammerhead Energy Inc.  (the "Company") will be held on Thursday, June 8, 2023, at 2:00 p.m. (Calgary time) at the offices of Burnet, Duckworth & Palmer LLP, 2400, 525 - 8th Avenue S.W., Calgary, Alberta to:

1. receive and consider our predecessor entity financial statements for the year ended December 31, 2022, together with the report of the auditors thereon;

2. fix the number of directors to be elected at the meeting at eight (8) members;

3. elect eight (8) directors of the Company;

4. appoint the auditors the Company and authorize our directors to fix their remuneration as such;

5. to consider and, if thought appropriate, to approve a special resolution, the full text of which is set forth in the accompanying management information circular - proxy statement of the Company dated May 1, 2023 (the "Information Circular"), approving a reduction in the stated capital of the Company, as more particularly described in the Information Circular;

6. to consider and, if thought appropriate, to approve an ordinary resolution, the full text of which is set forth in the Information Circular to ratify the share option plan (the "Share Option Plan") of the Company;

7. to consider and, if thought appropriate, to approve an ordinary resolution, the full text of which is set forth in the Information Circular, to ratify the equity incentive award plan (the "Equity Incentive Award Plan") of the Company and ratify the previous grants of 1,945,115 restricted share awards pursuant to the plan; and

8. transact such other business as may properly be brought before the meeting or any adjournment thereof.

The specific details of the matters proposed to be put before the meeting are set forth in the Information Circular accompanying this notice.

If you are a registered shareholder and are unable to attend the meeting or any adjournment or postponement thereof in person, please exercise your right to vote by dating, signing, and returning the accompanying form of proxy for use at the meeting or any adjournment or postponement thereof to Computershare Trust Company of Canada, our transfer agent. To be valid, completed proxy forms must be dated, completed, signed and deposited with Computershare Trust Company of Canada (i) by mail using the enclosed return envelope or one addressed to Computershare Trust Company of Canada, Proxy Department, 135 West Beaver Creek, P.O. Box 300, Richmond Hill, Ontario, L4B 4R5, (ii) by hand delivery to Computershare Trust Company of Canada, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1, or (iii) by facsimile to (416) 263-9524 or 1-866-249-7775. If you vote through the internet, you may also appoint another person to be your proxyholder. Please go to www.investorvote.com and follow the instructions. You will require your 15-digit control number found on your proxy form. Your proxy or voting instructions must be received in each case no later than 2:00 p.m. (Calgary time) on June 6, 2023, or, if the meeting is adjourned or postponed, 24 hours (excluding Saturdays, Sundays, and holidays) before the beginning of any adjourned or postponed meeting. If you receive more than one proxy form because you own Class A common shares ("common shares") registered in different names or addresses, each proxy form should be completed and returned.

2022 Information Circular – Proxy Statement	4

Only shareholders of record at the close of business on May 1, 2023, will be entitled to vote at the meeting, unless that shareholder has transferred any common shares after that date and the transferee shareholder, not later than 10 days before the meeting, establishes ownership of the common shares and demands that the transferee's name be included on the list of shareholders entitled to vote at the meeting.

DATED at Calgary, Alberta this 1st day of May, 2023.

By order of the Board of Directors of Hammerhead Energy Inc.

(signed) "Scott Sobie"

Scott Sobie
President and Chief Executive Officer

2022 Information Circular – Proxy Statement	5

GLOSSARY OF TERMS

The following is a glossary of certain terms used in this Information Circular. Terms and abbreviations used in the Schedules to this Information Circular are defined separately and the terms and abbreviations defined below are not used therein, except where otherwise indicated.

"1901" means Zam Ventures Luxembourg II S.A.R.L.

"ABCA" means the Business Corporations Act (Alberta), R.S.A. 2000.

"AmalCo" means 2453729 Alberta ULC, an Alberta unlimited liability corporation and wholly owned subsidiary of DCRD, which amalgamated with Hammerhead pursuant to the Company Amalgamation to form Hammerhead Resources ULC, a wholly owned subsidiary of the Company.

"Amalgamated Company" means Hammerhead Resources ULC, the unlimited liability corporation formed as a result of the Company Amalgamation.

"Audit Committee" means the audit committee of the Company Board.

"Business Combination" means the transactions consummated pursuant to the Business Combination Agreement, the Plan of Arrangement and all other agreements entered into in connection therewith.

"Business Combination Agreement" means the certain Business Combination Agreement, dated September 25, 2022 by and between DCRD, Hammerhead, NewCo and AmalCo.

"Closing Date" means February 23, 2023.

"Common Shares" means the Company's Class A common shares.

"Company" means Hammerhead Energy Inc.

"Company Amalgamation" means the amalgamation of Hammerhead and AmalCo.

"Company Amalgamation Effective Time" means the effective time of the Company Amalgamation.

"Company Articles" means the articles of the Company (as amended).

"Company Board" means the board of directors of Hammerhead Energy Inc.

"Company Options" means all options to purchase Common Shares, whether or not exercisable and whether or not vested, granted under the Share Option Plan.

"Compensation Committee" means the compensation committee of the Company Board.

"DCRD" means Decarbonization Plus Acquisition Corporation IV, a Cayman Islands exempted company, which (i) transferred by way of continuation from the Cayman Islands to the Province of Alberta, Canada and domesticated as an Alberta corporation pursuant to the Domestication and (ii) amalgamated with NewCo, with NewCo surviving as the Company, pursuant to the SPAC Amalgamation.

"Domestication" means the continuation of DCRD from the Cayman Islands to the Province of Alberta, Canada and domestication as an Alberta corporation.

2022 Information Circular – Proxy Statement	6

"Equity Incentive Award Plan" means the equity incentive award plan of the Company effective February 23, 2023, as amended and restated on May 1, 2023.

"Governance and ESG Committee" means the governance and ESG committee of the Company Board.

"Hammerhead" means Hammerhead Resources Inc., an Alberta corporation, which amalgamated with AmalCo to form Hammerhead Resources ULC pursuant to the Company Amalgamation.

"Hammerhead Board" means the board of directors of Hammerhead.

"Hammerhead Common Shares" means the common shares in the authorized share capital of Hammerhead which were re-designated as Class A common shares prior to the Company Amalgamation.

"Hammerhead Options" means all options to purchase Hammerhead Common Shares, whether or not exercisable and whether or not vested, granted under the Hammerhead Share Option Plan.

"Hammerhead RSUs" means all share awards to purchase Hammerhead Common Shares granted under the Hammerhead Share Award Plan.

"Hammerhead Share Award Plan" means the amended and restated share award plan of Hammerhead effective August 31, 2016, as amended on November 7, 2019, December 31, 2020, March 30, 2022 and May 20, 2022.

"Hammerhead Share Option Plan" means the share option plan of Hammerhead effective March 21, 2011 as amended effective January 10, 2017, December 31, 2020, March 30, 2022 and May 30, 2022.

"Legacy Options" means all options to purchase Common Shares, whether or not exercisable and whether or not vested, granted under the Legacy Share Option Plan.

"Legacy RSUs" means all share awards to purchase Common Shares granted under the Legacy Share Award Plan.

"Legacy Share Award Plan" means the share award plan of the Company effective February 23, 2023.

"Legacy Share Option Plan" means the share option plan of the Company effective February 23, 2023.

"NASDAQ" means the Nasdaq Capital Market.

"NewCo" means Hammerhead Energy Inc., an Alberta corporation and wholly owned subsidiary of Hammerhead prior to the SPAC Amalgamation Effective Time, which amalgamated with DCRD to form the Company.

"NI 51-101" means National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities.

"NI 51-102" means National Instrument 51-102 – Continuous Disclosure Obligations.

"NI 52-110" means National Instrument 52-110 - Audit Committees.

"NI 58-101" means National Instrument 58-101 - Disclosure of Corporate Governance Practices.

2022 Information Circular – Proxy Statement	7

"Plan of Arrangement" means the Plan of Arrangement, as amended in accordance with the Business Combination Agreement and the Plan of Arrangement.

"Reserves Committee" means the reserves committee of the Company Board.

"Restricted Award" means (i) an Incentive Award (as defined in the Equity Incentive Award Plan) under the Equity Incentive Award Plan designated as a "Restricted Award" in the Incentive Award Agreement (as defined in the Equity Incentive Award Plan) pertaining thereto, for which payment shall be made following the vesting date(s) thereof or (ii) an award of Common Shares under the Equity Incentive Award Plan designated as a "Restricted Award" in the Share Award Agreement (as defined in the Equity Incentive Award Plan) pertaining thereto, which Common Shares shall be issued following the exercise date(s) thereof.

"Restricted Share Award" means an award of Common Shares under the Equity Incentive Award Plan designated as a "Restricted Award" in the Share Award Agreement (as defined therein) pertaining to the award, which Common Shares shall be issued in accordance with the term of the Share Award Agreement.

"Riverstone" means Riverstone Holdings LLC, a Delaware limited liability company, and its affiliates.

"Riverstone Investment" means Riverstone Investment Group LLC, a Delaware limited liability company, and its affiliates.

"Riverstone Parties" means affiliates of Riverstone, which are shareholders of the Company and affiliates of Decarbonization Plus Acquisition Sponsor IV LLC.

"SEC" means the U.S. Securities and Exchange Commission.

"Share Option Plan" means the share option plan of the Company effective February 23, 2023, as amended and restated on May 1, 2023.

"SPAC Amalgamation" means DCRD's amalgamation with NewCo.

"SPAC Amalgamation Effective Time" means the effective time of the SPAC Amalgamation.

"TSX" means the Toronto Stock Exchange.

"Warrant" means a warrant to purchase a Common Share.

2022 Information Circular – Proxy Statement	8

Information Circular - Proxy Statement dated May 1, 2023 for the Annual and Special Meeting of
Shareholders of Hammerhead Energy Inc. to be held on Thursday, June 8, 2023.

VOTING MATTERS

Solicitation of Proxies

This Information Circular is furnished in connection with the solicitation of proxies for use at the annual and special meeting, and any adjournment or postponement thereof, of the shareholders of the Company to be held at 2:00 p.m. (Calgary time) on Thursday, June 8, 2023, at the offices of Burnet, Duckworth & Palmer LLP, 2400, 525 - 8th Avenue S.W., Calgary, Alberta.

If you are a registered shareholder and are unable to attend the meeting or any adjournment or postponement thereof in person, please exercise your right to vote by dating, signing, and returning the accompanying form of proxy for use at the meeting or any adjournment or postponement thereof to Computershare Trust Company of Canada, our transfer agent. To be valid, completed proxy forms must be dated, completed, signed and deposited with Computershare Trust Company of Canada, (i) by mail using the enclosed return envelope or one addressed to Computershare Trust Company of Canada, Proxy Department, 135 West Beaver Creek, P.O. Box 300, Richmond Hill, Ontario, L4B 4R5, (ii) by hand delivery to Computershare Trust Company of Canada, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1, or (iii) by facsimile to (416) 263-9524 or 1-866-249-7775. If you vote through the internet, you may also appoint another person to be your proxyholder. Please go to www.investorvote.com and follow the instructions. You will require your 15-digit control number found on your proxy form. Your proxy or voting instructions must be received in each case no later than 2:00 p.m. (Calgary time) on June 6, 2023, or, if the meeting is adjourned or postponed, 24 hours (excluding Saturdays, Sundays, and holidays) before the beginning of any adjourned or postponed meeting. If you receive more than one proxy form because you own Common Shares registered in different names or addresses, each proxy form should be completed and returned.

The instrument appointing a proxy must be in writing and must be executed by you or your attorney authorized in writing or, if you are a corporation, under your corporate seal or by a duly authorized officer or attorney of the corporation.

The persons named in the enclosed form of proxy are our directors and/or officers. As a shareholder you have the right to appoint a person or company, who need not be a shareholder, to represent you at the meeting. To exercise this right, you should insert the name of the desired representative in the blank space provided on the form of proxy and strike out the other names or submit another appropriate proxy.

Only shareholders of record at the close of business on May 1, 2023, will be entitled to vote at the meeting, unless that shareholder has transferred any Common Shares after that date and the transferee shareholder, not later than 10 days before the meeting, establishes ownership of the Common Shares and demands that the transferee's name be included on the list of shareholders entitled to vote at the meeting.

Advice to Beneficial Holders of Common Shares

The information set forth in this section is significant to you if you do not hold your Common Shares in your own name. Only proxies deposited by shareholders whose names appear on our records as the registered holders of Common Shares can be recognized and acted upon at the meeting. If your Common Shares are listed in your account statement provided by your broker, then, in almost all cases, those Common Shares will not be registered in your name on our records. Such Common Shares will likely be registered under the name of your broker or an agent of that broker. In Canada, many of such Common Shares are registered under the name of CDS & Co., the registration name for The CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms. Common Shares held by your broker, or their nominee can only be voted upon your instructions. Without specific instructions, your broker or their nominee is prohibited from voting your Common Shares.

2022 Information Circular – Proxy Statement	9

Applicable regulatory policy requires your broker to seek voting instructions from you in advance of the meeting. Every broker has its own mailing procedures and provides its own return instructions, which you should carefully follow to ensure that your Common Shares are voted at the meeting. Often, the form of proxy supplied by your broker is identical to the form of proxy provided to registered shareholders. However, its purpose is limited to instructing the registered shareholder how to vote on your behalf. Many brokers now delegate responsibility for obtaining instructions from clients to a mailing/tabulating agent who mails a scannable voting instruction form in lieu of the form of proxy. You are asked to complete and return the voting instruction form to them by mail or facsimile. Alternatively, you can use their website or call their toll-free telephone number to instruct them how to vote your Common Shares. They then tabulate the results of all instructions received and provide appropriate instructions respecting the voting of Common Shares to be represented at the meeting. If you receive a voting instruction form from a mailing/tabulating agent, it cannot be used as a proxy to vote Common Shares directly at the meeting as it must be returned to the mailing/tabulating agent well in advance of the meeting to have the Common Shares voted.

The Company is not using "notice-and-access" to send its proxy-related materials to shareholders, and paper copies of such materials will be sent to all shareholders. The Company will not send proxy-related materials directly to non-objecting beneficial shareholders and such materials will be delivered to non-objecting beneficial shareholders through Broadridge Financial Solutions, Inc. or the non-objecting beneficial shareholder's intermediary. The Company intends to pay for the costs of an intermediary to deliver proxy-related materials to objecting beneficial shareholders.

Revocability of Proxy

You may revoke your proxy at any time prior to a vote.  If you or the person you give your proxy attends personally at the meeting, you or such person may revoke the proxy and vote in person.  In addition to revocation in any other manner permitted by law, a proxy may be revoked by an instrument in writing executed by you or your attorney authorized in writing or, if you are a corporation, under your corporate seal or by a duly authorized officer or attorney of such corporation.  To be effective the instrument in writing must be deposited with the President and Chief Executive Officer of the Company c/o 2700, 525 - 8th Avenue S.W., Calgary, Alberta, T2P 1G1, at any time prior to 2:00 p.m. (Calgary time) on the last business day preceding the day of the meeting, or any adjournment or postponement thereof, at which the proxy is to be used, or with the chair of the meeting on the day of the meeting, or any adjournment or postponement thereof.

Persons Making the Solicitation

This solicitation is made on behalf of our management. We will bear the costs incurred in the preparation and mailing of the form of proxy, notice of annual and special meeting and this Information Circular. In addition to mailing forms of proxy, proxies may be solicited by personal interviews, or by other means of communication, by our directors, officers and employees who will not be remunerated therefor.

Exercise of Discretion by Proxy

The Common Shares represented by proxy in favour of management nominees will be voted or withheld from voting on any matter at the meeting. Where you specify a choice with respect to any matter to be acted upon, the Common Shares will be voted on the matter in accordance with the specification so made. If you do not provide instructions, your Common Shares will be voted in favour of the matters to be acted upon as set out herein. The persons appointed under the form of proxy, which we have furnished, are conferred with discretionary authority with respect to amendments or variations of those matters specified in the form of proxy and notice of annual and special meeting and with respect to any other matters which may properly be brought before the meeting or any adjournment thereof. At the time of printing this Information Circular, we know of no such amendment, variation, or other matter.

2022 Information Circular – Proxy Statement	10

Voting Shares and Principal Holders

We are authorized to issue an unlimited number of Common Shares and first preferred shares (the "First Preferred Shares") in an amount equal to not more than 20% of the number of issued and outstanding Common Shares at the time of issuance of any First Preferred Shares. As at May 1, 2023, there were 90,973,622 Common Shares and nil First Preferred Shares issued and outstanding. As a holder of Common Shares, you are entitled to one vote for each Common Share you own.

To the knowledge of our directors and officers, as at May 1, 2023, no person or company beneficially owned, or controlled or directed, directly or indirectly, more than 10% of our Common Shares, other than as set forth below:

Name	Number of Common Shares Beneficially Owned, or Controlled or Directed, Directly or Indirectly	Percentage of Our Issued and Outstanding Common Shares
Investment funds affiliated with the Riverstone Parties (1)	78,197,457	86.0%

Notes:

(1) Based on information filed on the SEDI website at www.sedi.ca as of May 1, 2023.

(2) Includes: (i) 7,794,002 Common Shares held of record by REL Hammerhead B.V.; (ii) 35,176,272 Common Shares held of record by Riverstone V Investment Management Cooperatief U.A.; (iii) 17,533,979 Common Shares held of record by Riverstone V REL Hammerhead B.V.; (iv) 9,880,444 Common Shares held of record by Riverstone V CIOC LP; (v) 4,348,437 Common Shares held of record by R5 HHR FS Holdings LLC; and (vi) 3,464,323 Common Shares held of record by Decarbonization Plus Acquisition Sponsor IV LLC.

2022 Information Circular – Proxy Statement	11

EXPLANATORY NOTE

On February 23, 2023, the Company consummated the Business Combination by and among DCRD, Hammerhead, NewCo, and AmalCo, which provided for, among other things and subject to the terms and conditions contained in the Business Combination Agreement, and the Plan of Arrangement: (a) the Domestication; (b) the SPAC Amalgamation to form the Company, with NewCo surviving the SPAC Amalgamation as the Company; and (c) on the Closing Date, the Company Amalgamation to form the Amalgamated Company, in accordance with the terms of the Plan of Arrangement.

Pursuant to the SPAC Amalgamation, among other things: (a) each DCRD Class A ordinary share, par value $0.0001 per share (the "DCRD Class A Ordinary Shares") issued and outstanding (which, pursuant to the Domestication, was exchanged for one Class A common share of DCRD) immediately prior to the SPAC Amalgamation Effective Time was exchanged, on a one-for-one basis, for a Common Share; (b) each DCRD Class B ordinary share, par value $0.0001 per share issued and outstanding (which, pursuant to the Domestication, was exchanged for one Class B common share of DCRD) immediately prior to the SPAC Amalgamation Effective Time was exchanged, on a one-for-one basis, for a Class B common share in the authorized share capital of the Company which were deemed to be cancelled without repayment of capital; (c) each common share of NewCo outstanding was exchanged for one Common Share; (d) each common share purchase warrant of DCRD issued and outstanding immediately prior to the SPAC Amalgamation Effective Time was exchanged for a Warrant; (e) each unit of DCRD, consisting of one DCRD Class A Ordinary Share and one-half of one DCRD warrant, issued and outstanding immediately prior to the SPAC Amalgamation Effective Time was exchanged for one unit of the Company representing one Common Share and one-half of one Warrant; and (f) the Common Share held by Hammerhead was purchased for cancellation for cash equal to the subscription price for such common share of NewCo.

On the Closing Date, prior to the Company Amalgamation, among other things: (a) the articles of Hammerhead were amended to authorize the Class B common shares ("Hammerhead Class B Common Share") and concurrently, all of the then issued and outstanding common shares of Hammerhead were re-designated as Class A common shares of Hammerhead; (b) each Hammerhead Common Share held by certain employee borrowers was exchanged for one Hammerhead Class B Common Share; (c) each then issued and outstanding Hammerhead Class B Common Share was exchanged for one Common Share pursuant to the articles of the Company adopted at the Company Amalgamation Effective Time, in accordance with the Plan of Arrangement; and (d) each warrant to purchase Hammerhead Common Shares was either exchanged for Hammerhead Common Shares or cash, in each case, in accordance with the Plan of Arrangement.

On the Closing Date, pursuant to the Company Amalgamation, among other things: (a) each then issued and outstanding preferred share of Hammerhead (the "Hammerhead Preferred Shares") was exchanged for a number of Common Shares; (b) each then issued and outstanding Hammerhead Option and Hammerhead RSU was exchanged for an option to acquire a number of Common Shares; and (c) each then issued and outstanding Hammerhead Common Share and Hammerhead Class B Common Share was exchanged for a number of Common Shares, in each case, in accordance with the Plan of Arrangement.

The Common Shares and the Warrants are traded on the NASDAQ under the symbols "HHRS" and "HHRSW", respectively, and on the TSX under the symbols "HHRS" and "HHRS.WT," respectively.

2022 Information Circular – Proxy Statement	12

MATTERS TO BE ACTED UPON AT THE MEETING

Receipt of the Financial Statements and Auditors' Reports

At the meeting, our shareholders will receive and consider the financial statements of each of the Company, DCRD and Hammerhead for the year ended December 31, 2022 and the Auditors' Reports thereon, but no vote by our shareholders with respect thereto is required or proposed to be taken.

Fixing the Number of Directors

The Company Articles provide for a minimum of three directors and a maximum of eleven directors. The Company's by-laws provide that the number of directors shall be determined from time to time by our shareholders. There are currently eight directors on the Company Board. Accordingly, unless otherwise directed, it is the intention of management to vote proxies in the accompanying form in favour of fixing the number of directors to be elected at the meeting at eight.

Election of Directors

The Company Board has fixed the number of directors to be elected at the meeting at eight members. You are being asked to cast your vote for the following eight directors:

Robert Tichio	J. Paul Charron
Jesal Shah	Scott Sobie
Bryan Begley	Michael Kohut
A. Stewart Hanlon	James AC McDermott

Each director will hold office until the next annual meeting of our shareholders, or their successor is duly elected or appointed, unless their office is earlier vacated. If a vacancy among such nominees occurs because of death or for any reason prior to the meeting, the proxy will not be voted with respect to such vacancy.

Voting for Election of Directors

The directors are elected annually, individually and by majority vote. The individual voting results of this meeting will be published by news release and on the SEDAR website at www.sedar.com after the meeting.

The Company has adopted a majority voting policy. In an uncontested election, any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" his or her election (a "majority withhold vote") shall tender his or her resignation, for consideration by the Company Board, to the Chair of the Governance and ESG Committee promptly following certification of the shareholder vote, such resignation to be effective upon acceptance by the Company Board.  If the Chair of the Governance and ESG Committee received a majority withhold vote, then he or she shall tender his or her resignation to the Chair of the Company Board. The Governance and ESG Committee will promptly consider the tendered resignation and will make a recommendation to the Company Board whether to accept or reject such resignation.  In determining whether to recommend acceptance or rejection of the tendered resignation, the Governance and ESG Committee will consider all factors it deems relevant including, without limitation, the impact with respect to covenants in agreements or plans; and legal requirements, policies or guidelines (regulatory, securities or corporate laws, or stock exchange rules) for director numbers and qualifications.

The Company Board will consider the Governance and ESG Committee's recommendation not later than 90 days following the date of the shareholders' meeting at which the election occurred.  In deciding whether to accept or reject the tendered resignation, the Company Board will consider the factors considered by the Governance and ESG Committee and any additional information and factors the Company Board believes to be relevant. It is expected that the Company Board will accept a resignation absent exceptional circumstances. If the Company Board determines not to accept a resignation, the reasons for rejecting the tendered resignation will be disclosed in a news release and a copy of the news release will be provided to the TSX and NASDAQ. If the Company Board decides to accept the director's resignation, the Governance and ESG Committee will recommend to the Company Board whether to fill the resulting vacancy or to continue with the reduced size of the Company Board.

2022 Information Circular – Proxy Statement	13

Management recommends that shareholders vote FOR the election of each of these nominees. The persons named in the enclosed form of proxy intend to vote FOR the election of each of these nominees unless the shareholder specifies authority to do so is withheld.

Biographies of our Directors

The following information relating to the director nominees is based in part on our records and in part on information the nominees have provided to us.

2022 Information Circular – Proxy Statement	14

Bryan Begley Texas, USA

Mr. Begley served on the Hammerhead Board from October of 2011 to February 2023. He has served on the board of directors of the Company Board since February 23, 2023. Mr. Begley is the Chief Executive Officer of Maroon Peak Energy Resources, LLC, and Maroon Peak Management LLC. He has held this position since September 2022. Maroon Peak is a private energy company that owns energy interests in multiple locations. Mr. Begley is also a founder and Managing Director of 1901 Partners Management, LP, a private equity firm formed in 2014 that manages a portfolio of oil and gas and other energy-related investments. He is also a member of the board of directors of Athabasca Oil Corporation (TSX:ATH). Mr. Begley previously served as a Managing Director of ZBI Ventures, L.L.C., which he joined in 2007 as part of the founding team, to lead and manage private investments in the energy sector until 2014. Prior to joining ZBI Ventures, L.L.C., Mr. Begley was a partner at McKinsey & Co. in the Dallas and Houston offices, where he advised clients across the global energy sector. He has also worked as an engineer with Phillips Petroleum Company in Bartlesville, Oklahoma and Stavanger, Norway.

Board and Committee Participation	Position	Meetings in 2022(1)	Attendance
Board of Directors	Member	-	-
Compensation Committee	Chair	-	-
Reserves Committee	Member	-	-
Other Public Board Directorships	Committee Positions
Athabasca Oil Corporation (TSX)	Director

J. Paul Charron Alberta, Canada

Mr. Charron served on the Hammerhead Board from November 2017 to February 2023.  He has served on the Company Board since February 23, 2023. Mr. Charron formerly served as the Executive Chairman and Chief Executive Officer of Ridgeback Resources Inc.  from 2017 to 2023. Prior to joining Ridgeback Resources Inc., Mr. Charron was President, Chief Executive Officer and Director of CanEra Inc, (2014-2017), CanEra Energy Corp., (2010-2014) and CanEra Resources Inc. (2008-2010). Prior thereto he held the same positions at Canetic Resources Trust and its predecessor Acclaim Energy Trust, and served as Vice President and Chief Financial Officer of Ketch Energy Ltd. Prior to joining Ketch, Paul held the positions of Managing Director and Vice President and Director with the Capital Markets Group of BMO Nesbitt Burns Inc. and Vice President of Finance with Morrison Petroleums Ltd. Mr. Charron has held various board appointments including Corporate Director of Legacy Oil and Gas, Canetic Resources Trust, Acclaim Energy Trust, Creststreet Asset Management, Kereco Energy Ltd., Ketch Energy Ltd. and TriStar Oil and Gas Ltd. Currently, Paul serves as board chair of Edge School as well as Islander Oil and Gas.

Board and Committee Participation	Position	Meetings in 2022(1)	Attendance
Board of Directors	Member	-	-
Audit Committee	Member	-	-
Reserves Committee	Chair	-	-
Other Public Board Directorships	Committee Positions
None	-

2022 Information Circular – Proxy Statement	15

A. Stewart Hanlon, CPA, CA Alberta, Canada

Mr. Hanlon served on Hammerhead Board from November 2017 to February 2023. He has served on the Company Board since February 23, 2023.  Prior to joining the Hammerhead Board, Mr. Hanlon served a 26-year tenure with Gibson Energy Inc. where he filled senior roles in finance, business development and operations, eventually culminating in his appointment as President and Chief Executive Officer in April of 2009. Mr. Hanlon retired from his position as President and Chief Executive Officer in June of 2017, and currently serves on the board of Questor Technology. Mr. Hanlon is also a volunteer member on the board of the Dean's Advisory Council for the Edwards School of Business at the University of Saskatchewan. Mr. Hanlon holds a Bachelor of Commerce Degree from the University of Saskatchewan.

Board and Committee Participation	Position	Meetings in 2022(1)	Attendance
Board of Directors	Member	-	-
Audit Committee	Chair	-	-
Compensation Committee	Member	-	-
Other Public Board Directorships	Committee Positions
Questor Technology Inc. (TSXV)	Director and non-executive Chair Audit Committee (Chair) Governance and Compensation Committee (Member)

Michael Kohut Alberta, Canada

Mr. Kohut has served as Hammerhead's Senior Vice President and Chief Financial Officer since joining Hammerhead in January 2019 and as Senior Vice President, Finance and Chief Financial Officer of the Company since February 2023. Mr. Kohut has served on the Company Board since February 23, 2023. Mr. Kohut has over 25 years of professional experience in various senior executive and board of director positions. Prior to joining Hammerhead, Mr. Kohut was Vice President of Finance at Paramount Resources Ltd. from November 2017 to April 2018 and Chief Financial Officer of Trilogy Energy Corporation from June 2006 to October 2017. Since 2018, Mr. Kohut has served on the board of directors with Southern Energy Corporation. Mr. Kohut graduated with a Bachelor of Commerce from the University of Calgary.

Board and Committee Participation	Position	Meetings in 2022(1)	Attendance
Board of Directors	Member	-	-
Other Public Board Directorships	Committee Positions
Southern Energy Corp (TSXV)	Director Audit Committee (Chair) Corporate Governance and Compensation Committee (Member)

2022 Information Circular – Proxy Statement	16

James AC McDermott California, USA

Mr. McDermott has served as a member of the Company Board since February 23, 2023. Mr. McDermott served as lead independent director of the board of directors of Decarbonization Plus Acquisition Corporation IV from August 2021 until the consummation of the Business Combination. Mr. McDermott is the founder and chief executive officer of Rusheen Capital Management, a private equity firm that invests in growth-stage companies in the carbon capture and utilization, low-carbon energy, and water sustainability sectors. As an investor and entrepreneur, Mr. McDermott has founded, run, and invested in over 35 businesses over a 25-year career and has built an extensive professional network in the low-carbon energy, water, and sustainability sectors. From 1996 to 2003, Mr. McDermott founded and ran Stamps.com (NASDAQ: STMP), Archive.com (sold to Cyclone Commerce) and Spoke.com. From 2003 to 2017, Mr. McDermott co-founded and served as Managing Partner of US Renewables Group, a private investment firm, where he raised and invested approximately $1 billion into clean energy businesses. Mr. McDermott was founder and board member of NanoH2O, is the founder and executive chairman of Fulcrum BioEnergy, investor, and board observer of Moleaer, a board member of Carbon Engineering and the chief executive officer of 1PointFive. For five years, Mr. McDermott has been a board member of the Los Angeles Cleantech Incubator. Mr. McDermott holds an MBA from UCLA, and a BA in Philosophy from Colorado College.

Board and Committee Participation	Position	Meetings in 2022(1)	Attendance
Board of Directors	Member	-	-
Audit Committee	Member	-	-
Governance and ESG Committee	Chair	-	-
Other Public Board Directorships	Committee Positions
None	-

Jesal Shah New York, USA

Mr. Shah has served on the Hammerhead Board since November 2018.  He has served on the Company Board since February 23, 2023. Mr. Shah currently serves as a Managing Director of Riverstone. Mr. Shah joined Riverstone in 2010 as an Associate and returned to Riverstone in 2015 after earning his MBA. Prior to joining Riverstone, Mr. Shah was an Investment Banking Analyst in the Global Energy Group at Credit Suisse. While at Credit Suisse, Mr. Shah worked on M&A transactions and capital markets financings, with a focus on the power and utilities sector. Mr. Shah graduated summa cum laude from Tufts University with a B.A. in Economics and Spanish and received his MBA from Harvard Business School.

Board and Committee Participation	Position	Meetings in 2022(1)	Attendance
Board of Directors	Member	-	-
Other Public Board Directorships	Committee Positions
Pipestone Energy Corp. (TSX)	Director Reserves and Health, Safety & Environment Committee (Member)

2022 Information Circular – Proxy Statement	17

Scott Sobie Alberta, Canada

Mr. Sobie has served as a director and President of Hammerhead since July 2012 and President and Chief Executive Officer since September 2013 and as a director, President and Chief Executive Officer of the Company since February 23, 2023. Mr. Sobie has over 35 years of professional experience in the oil and gas industry with organizations such as Shell and Talisman Energy. Prior to joining Hammerhead, Mr. Sobie held the role of Vice President of Conventional Development, North America with Talisman Energy where he was accountable for underlying production of over 80,000 boe/d, with asset areas in the Western Canadian Basin. Over his career, Mr. Sobie held several executive and management roles including Vice President of Shale Pilots, Vice President of Business Services, and other Management positions. Mr. Sobie holds a Professional Certified Engineering Technologist (C.E.T.) designation with the Association of Science & Engineering Technology Professionals of Alberta (ASET) and graduated from the Southern Alberta Institute of Technology.

Board and Committee Participation	Position	Meetings in 2022(1)	Attendance
Board of Directors	Member	-	-
Other Public Board Directorships	Committee Positions
None	-

Robert Tichio New York, USA

Mr. Tichio has served as a member of the Hammerhead Board since March 2014. He has served on the Company Board since February 23, 2023. Mr. Tichio served as DCRD's Chief Executive Officer from March 15, 2022, and as a member of the board of directors of DCRD from February 2021, in each case until the consummation of the Business Combination. Mr. Tichio is a partner of Riverstone. Mr. Tichio joined the firm in 2006 and has been focused on the firm's Private Equity business. Prior to joining Riverstone Holdings, Mr. Tichio was in the Principal Investment Area (PIA) of Goldman Sachs, which manages the firm's private corporate equity investments. Mr. Tichio began his career at J.P. Morgan in the Mergers & Acquisition Group, where he concentrated on assignments that included public company combinations, asset sales, takeover defenses, and leveraged buyouts. Mr. Tichio received his A.B. from Dartmouth College as a Phi Beta Kappa graduate, and later received his MBA. with Distinction from Harvard Business School. Mr. Tichio serves on a number of non-profit and Riverstone Investment portfolio company boards.

Board and Committee Participation	Position	Meetings in 2022(1)	Attendance
Board of Directors	Chair	-	-
Other Public Board Directorships	Committee Positions
Pipestone Energy Corp. (TSX)	Director Compensation and Governance Committee (Member) Reserves and Health, Safety & Environment Committee (Member)
Permian Resources Corporation (NYSE)	Director
Tritium DCFC Limited (NASDAQ)	Director Nominating and Corporate Governance Committee (Chair) Audit Committee (Member) Compensation Committee (Member)

Note:

(1)  The Company was formed on February 23, 2023. As a result, there were no meetings in 2022.

2022 Information Circular – Proxy Statement	18

The following table sets forth each such director's ownership of Company securities as at the date of this Information Circular:

Name	Number of Common Shares	Number of Legacy Options	Number of Legacy RSUs	Number of Company Options	Number of Restricted Share Awards
A. Stewart Hanlon	7,349	-	14,697	-	-
Bryan Begley(1)	7,036,020	-	-	-	-
J. Paul Charron	7,349	-	14,697	-	-
James AC McDermott	37,396	-	-	-	-
Jesal Shah	-	-	-	-	-
Michael G. Kohut	959	10,224	431,452	-	174,300
Robert Tichio	-	-	-	-	-
Scott Sobie	256,399	159,877	1,042,558	-	292,200
Total:	7,345,472	170,101	1,503,404	-	466,500

Note:

(1) 1901 is the record holder of 7,036,020 Common Shares. Bryan Begley is one of the managing directors of 1901 Partners Management, LP which is the sole member of 1901 Lux Director, LLC, the Class A manager of 1901. Mr. Begley has shared voting and investment discretion with respect to the Common Shares held of record by 1901. As such, each of Mr. Begley, 1901 Lux Director, LLC and 1901 Partners Management, LP may be deemed to have or share beneficial ownership of the Common Shares held directly by 1901. Each such entity or individual disclaims any such beneficial ownership.

Additional Disclosure Relating to Proposed Directors

Except as otherwise disclosed herein or in connection with the other matters described below, none of our directors (nor any personal holding company of any of such persons) is, as of the date hereof, or was within 10 years before the date hereof, a director, chief executive officer or chief financial officer of any company (including us), that was subject to a cease trade order (including a management cease trade order), an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case that was in effect for a period of more than 30 consecutive days that was issued while the director was acting in the capacity as director, chief executive officer or chief financial officer; or that was issued after the director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

None of our directors (nor any personal holding company of any of such persons) is, as of the date hereof, or has been within the 10 years before the date hereof, a director or executive officer of any company (including us) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets other than as set forth below.

Mr. Michael Kohut was a director of Great Prairie Energy Services Inc. ("Great Prairie") on January 22, 2016, when it applied for and obtained an order from the Court of Queen's Bench of Alberta under the CCAA. Mr. Kohut resigned as a director of Great Prairie on January 22, 2016.

Mr. Bryan Begley was the chair of the board of directors of Legend Energy Services, LLC ("Legend"), a privately held company in the U.S. which had been one of the horizontal drilling industry's premier coiled tubing service specialists. Upon the downturn in the oil and gas industry, Legend worked together with its secured lender to sell its assets to a smaller operator. To be sure that its remaining assets were shared equitably by its remaining creditors, on October 26, 2021, Legend filed a voluntary Chapter 7 Petition in the United States Bankruptcy Court for the Eastern District of Texas. Mr. Begley ceased his position as a director of Legend on October 26, 2021.None of our directors (nor any personal holding company of any such persons) has, within the 10 years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director.

2022 Information Circular – Proxy Statement	19

Mr. Robert Tichio was a director of EP Energy Corporation and Castex Energy I, LLC, the general partner of Castex Energy 2005, L.P. Both entities previously filed for Chapter 11 reorganizations with the U.S. Bankruptcy Courts and have since emerged from bankruptcy proceedings. Mr. Tichio no longer serves as a director for either company.

None of our directors (nor any personal holding company of any of such persons) has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Appointment of Auditors

Unless otherwise directed, it is management's intention to vote proxies in favour of Ernst & Young LLP, Chartered Professional Accountants, of Calgary, Alberta, as our auditors, to hold office until the next annual meeting of shareholders and to authorize the directors to fix their remuneration as such. Ernst & Young LLP were first appointed as auditors of Hammerhead on May 27, 2010 and of the Company on December 6, 2022.

The following table provides information about the fees billed to the Company and Hammerhead for professional services rendered by Ernst & Young LLP during the fiscal years of 2021 and 2022:

Type of Work (1)	2022 Fees ($)	2021 Fees ($)
Audit fees(1)	190,800	271,360
Audit-Related Fees(2)	445,200	-
Tax Fees(3)	164,881	102,322
All Other Fees(4)	3,112	10,427

Notes:

(1) Represents the aggregate fees billed by Hammerhead's external auditor in the fiscal year ended December 31, 2022 for audit services. Represents the aggregate fees billed by Hammerhead's external auditor in the fiscal year December 31, 2021.

(2) Represents the aggregate fees billed in the fiscal year December 31, 2022 by Hammerhead's external auditor and the aggregate fees billed in the fiscal year for assurance and related services that are reasonably related to the performance of the audit or review of Hammerhead's financial statements (and not reported under the heading Audit Fees) and fees related to the Business Combination.

(3) Represents the aggregate fees billed in each of the last two fiscal years by Hammerhead's external auditor for professional services for tax compliance, tax advice and tax planning. The services comprising the fees disclosed under this category consisted of tax consultations and tax compliance services.

(4) Represents the aggregate fees billed in each of the last two fiscal years by Hammerhead's external auditor for products and services not included under the headings Audit Fees, Audit Related Fee and Tax Fees.

2022 Information Circular – Proxy Statement	20

Reduction of Stated Capital

At the meeting, shareholders will be asked to consider and, if thought appropriate, to pass, with or without variation, a special resolution reducing the stated capital of the Common Shares by an aggregate amount of $1,000,000,000, without any payment or distribution to the shareholders and adding the amount of such reduction to the Company's contributed surplus account (the "Reduction of Stated Capital Resolution").

Reasons for the Reduction of Stated Capital

Under the ABCA, the corporate statute governing the Company, a corporation is prohibited from taking certain actions, including making any payments of dividends or any payment to purchase or otherwise acquire shares issued by it, if, among other things, there are reasonable grounds for believing that the realizable value of its assets would, as a result of the payment of dividends or the repurchase of its common shares, be less than the aggregate of its liabilities and stated capital of all classes of its shares. The purpose of reducing the stated capital of the Common Shares is to increase the difference between the realizable value of the Company's assets and the aggregate of the Company's liabilities and the stated capital of the Common Shares, thereby providing the Company with additional flexibility under the ABCA to make payment of dividends or repurchase Common Shares if, as and when the Company Board determines it appropriate to do so. The proposed reduction in stated capital will have no impact on our day-to-day operations and will not alter our financial condition.

Limitation on the Reduction of Stated Capital under the ABCA

The ABCA provides that a corporation shall not reduce its stated capital if there are reasonable grounds for believing that: (i) the corporation is, or would after the reduction be, unable to pay its liabilities as they become due; or (ii) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

The Company does not have reasonable grounds to believe that: (i) it is, or would after the stated capital reduction contemplated by the Reduction of Stated Capital Resolution be, unable to pay its liabilities as they become due; or (ii) the realizable value of the Company's assets would, as a result of the stated capital reduction contemplated by the Reduction of Stated Capital Resolution, be less than the aggregate of its liabilities.

Canadian Federal Income Tax Considerations with Respect to the Reduction of Stated Capital

This summary is based on the current provisions of the Income Tax Act (Canada) (the "Tax Act"), all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals") and counsel's understanding of the current administrative policies and assessing practices of the Canada Revenue Agency which have been published in writing prior to the date hereof. The summary assumes that all of the Tax Proposals will be implemented in the form proposed, although no assurance in this regard can be given. This summary does not otherwise take into account or anticipate any changes in law or administrative policies and assessing practices, whether by legislative, regulatory, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

This summary is not applicable to a Shareholder: (a) that is a "financial institution" for the purposes of the "mark-to-market" rules; (b) that is a "specified financial institution"; (c) that reports its "Canadian tax results" in a currency other than Canadian dollars (d) an interest in which is a "tax shelter investment"; or (e) that has entered into a "derivative forward agreement" or a "dividend rental arrangement" in respect of the Common Shares, as each of those terms is defined in the Tax Act. All of the foregoing Shareholders should consult their own tax advisors regarding their particular circumstances.

2022 Information Circular – Proxy Statement	21

This summary is not exhaustive of all Canadian federal income tax considerations. Further, this summary is of a general nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular Shareholder and no representation is made with respect to the income tax consequences to any particular Shareholder. Accordingly, Shareholders should consult their own tax advisors concerning the application and effect of the income and other taxes of any country, province, territory, state or local tax authority, having regard to their particular circumstances.

The proposed reduction of the stated capital of the Common Shares will not result in any immediate Canadian income tax consequences to a shareholder nor will it affect a Shareholder's adjusted cost base of the Common Shares for purposes of the Tax Act. However, the reduction in the stated capital will reduce the paid-up capital (as defined in the Tax Act) of the Common Shares by an amount equal to the reduction in stated capital. Although the reduction of the stated capital and the corresponding reduction of the paid-up capital of the Common Shares will not have any immediate Canadian income tax consequences, such reduction may have future Canadian federal income tax consequences to a shareholder in certain circumstances. Such circumstances include, but are not limited to, if the Company repurchases any Common Shares (other than Common Shares purchased by the Company in the manner in which shares would normally be purchased by the public in an open market, such as under a normal course issuer bid), if the Company distributes assets to its shareholders or if the Company is wound-up. As a general rule, upon such transactions, a shareholder will be deemed to have received a dividend to the extent that the amount paid or distributed exceeds the paid-up capital of the Common Shares.

United States Federal Income Tax Consequences

The proposed reduction of the stated capital of the Common Shares should not constitute a taxable event for the shareholders of the Company for United States federal income tax purposes. As a result, shareholders generally should not recognize a gain or loss upon the reduction of stated capital. Each shareholder's tax basis in its Common Shares should remain unchanged, and each shareholder's holding period in its Common Shares should include the holding period in the Common Shares held by such shareholder prior to the reduction of stated capital.

2022 Information Circular – Proxy Statement	22

Reduction of Stated Capital Resolution and Approval Requirement

At the meeting, shareholders will be asked to consider and, if thought appropriate, to pass the following special resolution, being the Reduction of Stated Capital Resolution:

"BE IT RESOLVED AS A SPECIAL RESOLUTION OF THE SHAREHOLDERS OF HAMMERHEAD ENERGY INC. (THE "COMPANY") THAT:

1. the stated capital account maintained in respect of the Class A common shares of the Company be and is hereby reduced by $1,000,000,000 and the amount of such reduction be and is hereby added to the Company's contributed surplus account, all as more particularly described in the Company's management information circular - proxy statement dated May 1, 2023;

2. any director or officer of the Company is authorized and directed to do all such things and execute all such documents and instruments as may be necessary or desirable to give effect to the foregoing resolution; and

3. notwithstanding that this resolution has been duly passed by the shareholders of the Company, the directors of the Company are hereby authorized and empowered to revoke this resolution, without any further approval of the shareholders of the Company, at any time if such revocation is considered necessary or desirable by the directors."

In order to be passed, the Reduction of Stated Capital Resolution requires the approval of not less than two-thirds of the votes cast thereon by or on behalf of shareholders present in person or represented by proxy at the meeting.

Unless otherwise directed, it is the intention of the persons named in the enclosed form of proxy, if named as proxy, to vote for approval of the foregoing resolution approving the reduction of the Company's stated capital account.

Matters Respecting New Equity Incentive Plans

In connection with the Business Combination, the Company adopted the Equity Incentive Award Plan and Share Option Plan in order to facilitate the grant of equity incentive awards and options to directors, employees (including executive officers) and consultants of the Company and certain of its affiliates and to enable the Company to obtain and retain the services of these individuals, which is essential to the Company's long-term success. A third-party compensation consulting advisor was engaged to review executive and director compensation plans including the Equity Incentive Award Plan and Share Option Plan. The Equity Incentive Award Plan and Share Option Plan became effective on February 23, 2023, and were amended and restated on May 1, 2023, and are, along with any grants made thereunder, subject to the ratification by the Company's shareholders at the meeting. The relevant terms of the Equity Incentive Award Plan and Share Option Plan are summarized below, and full copies of the Share Option Plan and Equity Incentive Award Plan are attached hereto as Schedule A and Schedule B, respectively.

2022 Information Circular – Proxy Statement	23

Approval of New Share Option Plan

At the meeting, shareholders will be asked to consider and approve the Share Option Plan. The Company Board has approved the Share Option Plan. As at the date hereof, the maximum number of Common Shares issuable under the Share Option Plan and all other security based compensation arrangements of the Company, including the Equity Incentive Award Plan, the Legacy Share Award Plan and the Legacy Share Option Plan, may not exceed 10% of the Common Shares outstanding from time to time.  As at the date hereof, the Company had no Company Options outstanding under the Share Option Plan, leaving up to 9,097,362 Common Shares available for future grants under the Share Option Plan before taking into account grants under the Equity Incentive Award Plan, the Legacy Share Award Plan and the Legacy Share Option Plan which further reduces the entitlements under the Share Option Plan.

In addition, as at the date hereof, the Company had Legacy Options, Legacy RSUs and Restricted Share Awards outstanding to acquire 7,751,245 Common Shares outstanding under the Equity Incentive Award Plan, the Legacy Share Award Plan and the Legacy Share Option Plan, representing an aggregate of 8.52% of the issued and outstanding Common Shares as at that date, leaving up to 1,346,117 Common Shares, being 1.48% of the issued and outstanding Common Shares, available for future grants under the Share Option Plan and all other security based compensation arrangements, based on the number of Common Shares outstanding as at that date.

The Share Option Plan has been conditionally approved by the TSX, subject to shareholder approval. A summary of the Share Option Plan is provided below and the full plan is attached hereto as Schedule A. A copy of the plan has also been filed on the Company's SEDAR profile at www.sedar.com under the category "Other Securityholder Documents".

Following the Business Combination, the Company implemented the Share Option Plan on February 23, 2023 and amended and restated the Share Option Plan on May 1, 2023 to convert the Share Option Plan from a fixed plan to a 10% rolling plan. Subsequent to its implementation the Company Board has not granted any Company Options.

Share Option Plan

Terms of Share Option Plan

Defined Terms

In this description of the Share Option Plan, the abbreviations and terms set forth below have the following meanings:

"All or Substantially All of the Assets" means greater than 90% of the aggregate fair market value of the assets of the Company and its subsidiaries, on a consolidated basis, as determined by the Company Board in its sole discretion.

"Black-Out Period" means the period of time when, pursuant to any policies of the Company, any securities of the Company may not be traded by certain persons as designated by the Company, including any holder of a Company Option.

"Cause" means, unless otherwise defined in the applicable option agreement or employment agreement or consulting agreement of the Optionee (in which case "Cause" shall have the meaning therein):

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(a) in respect of an Optionee that is an employee or officer of a member of the HEI Group, any act or omission that would entitle the member of the HEI Group that employs the Optionee to terminate the Optionee's employment without notice or compensation under the Canadian common law for just cause; and

(b) in respect of an Optionee that is a consultant to a member of the HEI Group, any material breach by the Optionee of the terms of the contract or agreement under which the Optionee is retained by a member of the HEI Group.

"Cessation Date" means the date that is the earlier of:

(a) the effective date of the Service Provider's termination, resignation, death or retirement, as the case may be; and

(b) the date that the Service Provider ceases to be in the active performance of the usual and customary day-to-day duties of the Service Provider's position or job other than due to a Leave of Absence, regardless of whether adequate, legal or proper advance notice of termination or resignation shall have been provided in respect of such cessation of being a Service Provider, and the Cessation Date shall not, under any circumstances, be extended by any statutory, contractual or common law notice period mandated under any application laws.

"Change of Control" means:

(a) (A) a successfully completed takeover bid; and (B) members of the Company Board who are members of the Company Board immediately prior to the earlier of the commencement of such takeover bid and the first public announcement of such takeover bid cease to constitute a majority of the Company Board at any time within 60 days of the successful completion of such takeover bid; or

(b) (A) any change in the beneficial ownership or control of the outstanding securities or other interests of the Company which results in: (I) a person or group of persons "acting jointly or in concert" within the meaning of National Instrument 62-104 - Take-Over Bids and Issuer Bids, as amended from time to time; or (II) an affiliate or associate of such person or group of persons, holding, owning or controlling, directly or indirectly, more than 50% of the outstanding voting securities or interests of the Company; and (B) members of Company Board who are members of Company Board immediately prior to the earlier of such change and the first public announcement of such change cease to constitute a majority of Company Board at any time within 60 days of such change; or

(c) Incumbent Directors no longer constituting a majority of Company Board;

(d) the winding up of the Company or the sale, lease or transfer of All or Substantially All of the Assets to any other person or persons and the distribution of greater than 90% of the net proceeds from such sale, lease or transfer to the shareholders of the Company within 60 days of the completion of such sale, lease or transfer (other than pursuant to an internal reorganization or in circumstances where the business of the Company is continued and where the shareholdings or other security holdings, as the case may be, in the continuing entity and the constitution of the Company Board of directors or similar body of the continuing entity is such that the transaction would not be considered a "Change of Control" if paragraph (ii) above was applicable to the transaction); provided that, for greater certainty, a sale, lease or exchange of all or substantially all the property of the Company for purposes of the Business Corporations Act (Alberta) shall not be considered a sale, lease or transfer All or Substantially All of the Assets for purposes of this paragraph (iv) unless the property that is the subject of such sale, lease or exchange represents greater than 90% of the aggregate fair market value of the assets of the Company and its subsidiaries, on a consolidated basis, as determined in accordance with the Share Option Plan;

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provided that a Change of Control shall be deemed not to have occurred if a majority of the Company Board, in good faith, determines that a Change of Control was not intended to occur in the particular circumstances in question and any such determination shall be binding and conclusive for all purposes of the Share Option Plan.

"Committee" means the Compensation Committee or such other committee of the Company Board appointed from time to time by the Company Board to administer this Plan or, if no such committee is appointed, the Company Board.

"Current Market Price" means, as at any date when the Current Market Price is to be determined, the volume weighted average trading price per Common Share on the TSX, or, if the Common Shares are not listed on the TSX, on any stock exchange in Canada or the United States on which the Common Shares are then listed, for the last five trading days immediately prior to the date of determination, or if the Common Shares are not listed upon any stock exchange in Canada or the United States, the Current Market Price shall be determined by Company Board, acting reasonably.

"Exchange" means the stock exchange(s), if any, on which Common Shares are listed and posted for trading and, if Common Shares are listed on more than one stock exchange, such stock exchange as may be selected for such purpose by Company Board.

"Expiry Date" means the date upon which a Company Option expires pursuant to the option agreement relating to such Company Option.

"Fair Market Value" with respect to a Common Share, as at any date, means the volume weighted average of the prices at which Common Shares traded on the Exchange (or, if Common Shares are then listed and posted for trading on more than Exchange, on such stock exchange on which the majority of the trading volume and value of Common Shares occurs) for the five trading days on which Common Shares traded on the said Exchange immediately preceding such date.  In the event that Common Shares are not listed and posted for trading on any Exchange, the Fair Market Value shall be the fair market value of Common Shares as determined by Company Board in its sole discretion, acting reasonably and in good faith. If initially determined in United States dollars, the Fair Market Value shall be converted into Canadian dollars at an exchange rate selected and calculated in the manner determined by the Company Board from time to time, acting reasonably and in good faith.

"HEI Group" means, collectively, the Company and any entity that is a Subsidiary of the Company from time to time (and, for greater certainty, including any successor entity of any of the aforementioned entities).

"Incumbent Directors" means any member of Company Board who was a member of Company Board at the effective date of Share Option Plan and any successor to an Incumbent Director who was recommended or elected or appointed to succeed any Incumbent Director by the affirmative vote of Company Board, including a majority of the Incumbent Directors then on Company Board, prior to the occurrence of the transaction, transactions, elections or appointments giving rise to a Change of Control.

"Insider" has the meaning ascribed thereto in Part I of the TSX Company Manual for the purposes of Section 613 of the TSX Company Manual.

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"In-the-Money Value" means the amount by which the Current Market Price on the Pricing Date exceeds the exercise price of the applicable Company Options, multiplied by the number of Common Shares related to the applicable Company Options.

"Optionee" means a holder of Company Options.

"Pricing Date" means the date the Company receives notice from an Optionee that has elected to exercise a vested Company Option by surrendering such Company Option in exchange for the In-the-Money Value of Company Option in lieu of purchasing the number of Common Shares then issuable on the exercise of the vested Company Option subject to the provisions of the Share Option Plan and if permitted by the Committee.

"Service Provider" means an officer or employee of, or a person or company engaged by, one or more of the entities comprising the HEI Group to provide services to an entity within the HEI Group.

Purpose and Administration

The purpose of the Share Option Plan is to aid in attracting, retaining and motivating the officers, employees and other eligible Service Providers of the HEI Group in the growth and development of the HEI Group by providing them with the opportunity through Company Options to acquire an increased proprietary interest in the Company.

The Share Option Plan is administered by a committee of the Company Board appointed from time to time by the Company Board to administer Share Option Plan or, if no such committee is appointed, the Company Board (the "Committee") pursuant to any rules of procedure that may be fixed by Company Board. To the extent permitted by law, the Committee may delegate or sub-delegate to one or more of its members, to any director or officer of the Company or to one or more agents all or any of the powers conferred on the Committee under the Share Option Plan, and the Committee or any person to whom it has delegated or sub-delegated authority as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Share Option Plan.

For greater certainty and without limiting the discretion conferred on the Committee pursuant to the Share Option Plan, the Committee's decision to approve the grant of a Company Option in any period shall not require the Committee to approve the grant of a Company Option to any Service Provider in any other period; nor shall the Committee's decision with respect to the size or terms and conditions of a Company Option grant in any period require it to approve the grant of a Company Option of the same or similar size or with the same or similar terms and conditions to any Service Provider in any other period. The Committee shall not be precluded from approving the grant of a Company Option to any Service Provider solely because such Service Provider may previously have been granted a Company Option under the Share Option Plan or any other similar compensation arrangement of the Company or a member of the HEI Group. There is no obligation for uniformity of treatment of Service Providers or Optionees under the Share Option Plan. The terms and conditions of Company Options need not be the same with respect to any Optionee or with respect to different Optionees. No Service Provider has any claim or right to be granted a Company Option.

Granting of Company Options

The Committee may from time to time designate officers and employees of, and other eligible Service Providers to, the HEI Group to whom Company Options may be granted and the number of Common Shares to be optioned to each, provided that the number of Common Shares to be optioned shall not exceed the limitations provided.

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Limitations to Share Option Plan

Notwithstanding any other provision of the Share Option Plan: (a) the number of Common Shares reserved for issuance on exercise of Company Options outstanding under the Share Option Plan, together with the number of Common Shares reserved for issuance under all other security based compensation arrangements of the Company that provide for the issuance of Common Shares,  shall not at any time exceed 10% of the Common Shares then issued and outstanding; (b) no one Service Provider may be granted any Company Option which, together with all Company Options then held by such Optionee, would entitle such Optionee to receive a number of Common Shares which is greater than 5% of the outstanding Common Shares, calculated on an undiluted basis; (c) the number of Common Shares (i) issued to Insiders of the Company, within any one year period; and (ii) issuable to Insiders of the Company, at any time; under the Share Option Plan, or when combined with all of the Company's other security based compensation arrangements shall not exceed 10% of the Company's total issued and outstanding Common Shares, respectively. For this purpose, "security based compensation arrangements" has the meaning ascribed thereto in Part VI of the TSX Company Manual.

Company Options that are cancelled, surrendered, terminated or expire prior to the exercise of all or a portion thereof shall result in the Common Shares that were reserved for issuance thereunder being available for a subsequent grant of Company Options pursuant to the Share Option Plan to the extent of any Common Shares issuable thereunder that are not issued under such cancelled, surrendered, terminated or expired Company Options. For greater certainty, any increase in the issued and outstanding Common Shares will result in an increase in the number of Common Shares available under the Share Option Plan.

Vesting

The Committee may, in its sole discretion, determine: (i) the time during which Company Options shall vest; (ii) the method of vesting; or (iii) that no vesting restriction shall exist.  In the absence of any determination by the Committee to the contrary, Company Options will vest and be exercisable as to one-quarter (1/4) of the total number of Common Shares subject to the Company Options on each of the first, second, third and fourth anniversaries of the date of grant (computed in each case rounded down to the nearest whole Common Share with any fractional amount vesting on such fourth anniversary) subject to continued employment or service with the HEI Group. Notwithstanding the foregoing, the Committee may, at its sole discretion at any time or in the option agreement in respect of any Company Options granted, accelerate or provide for the acceleration of vesting of Company Options previously granted.

Company Option Price

The exercise price of Company Options granted under the Share Option Plan shall be fixed by the Committee when such Company Options are granted, provided that the exercise price of Company Options shall not be less than such minimum price as may be required by the Exchange, if any, on which the Common Shares are listed at the time of grant.

Company Option Terms

The period during which a Company Option is exercisable shall, subject to the provisions of the Share Option Plan requiring or permitting the acceleration of rights of exercise or the extension of the exercise period, be such period, not in excess of 15 years, as may be determined from time to time by the Committee, but subject to the rules of any Exchange(s) or other regulatory body having jurisdiction, and in the absence of any determination to the contrary will be five years from the date of grant.  Each Company Option shall, among other things, contain provisions to the effect that Company Option shall be personal to the Optionee and shall not be assignable.  In addition, unless the Company and an Optionee agree otherwise in an agreement for Company Options or other written agreement (such as an agreement of employment or a retirement agreement), each Company Option shall provide that:

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(a) upon the death of the Optionee, the Company Option shall terminate on the earlier of (i) the date determined by the Committee which shall not be more than 12 months from the Cessation Date and, in the absence of any determination to the contrary, 12 months from the Cessation Date and (ii) the Expiry Date of such Company Option;

(b) if the Optionee shall no longer be an officer of or be in the employ of, or consultant or other Service Provider to, any of the entities comprising the HEI Group (other than by reason of death or termination for Cause, voluntary resignation or retirement), the Company Option shall terminate on the earlier of (i) expiry of the period as prescribed by the Committee at the time of grant, following the Cessation Date; and, in the absence of any determination to the contrary, at the later of (A) 90 days following the  Cessation Date, and (B) the end of the notice period used for calculating severance to which the Optionee is entitled as a result of the Optionee's cessation as a Service Provider pursuant to a written contract of employment, if any, with an entity in the HEI Group; and (ii) the Expiry Date of such Company Option;

(c) if the Optionee shall no longer be an officer of or be in the employ of, or consultant or other Service Provider to, any of the entities comprising the HEI Group by reason of termination for Cause, the Company Option shall terminate immediately on the Cessation Date (whether notice of such termination occurs verbally or in writing);

(d) if the Optionee shall no longer be an officer of or be in the employ of, or consultant or other Service Provider to, any of the entities comprising the HEI Group by reason of voluntary resignation, effective as of the day that is 14 days after the Cessation Date the Company Option shall terminate; and

(e) if the Optionee shall no longer be an officer of or be in the employ of any of the entities comprising of the HEI Group due to the Optionee's retirement, Company Option shall continue in accordance with its terms and the exercise period shall not be accelerated as a result of the Optionee's retirement;

provided that the number of Common Shares that the Optionee (or his or her heirs or successors) shall be entitled to purchase until such date of termination: (i) shall in the case of death of the Optionee, be all of the Common Shares that may be acquired on exercise of Company Options held by such Optionee (or his or her heirs or successors), whether or not previously vested, and the vesting of all such Company Options shall be accelerated on the Cessation Date; and (ii) in any case other than death or termination for Cause, shall be the number of Common Shares which the Optionee was entitled to purchase on the Cessation Date.  In the event of termination for Cause, all of the Common Shares optioned, whether vested or unvested, shall be forfeited.

If any Company Options may not be exercised due to any Black-Out Period at any time within the three-business day period prior to the normal Expiry Date of such Company Options (the "Restricted Options"), the Expiry Date of all Restricted Options shall be extended for a period of seven business days following the end of the Black-Out Period (or such longer period as permitted by the Exchange(s) and approved by the Committee).

Cashless Exercise

Subject to the provisions of Share Option Plan, if permitted by the Committee, an Optionee may elect to exercise a vested Company Option by surrendering such Company Option in exchange for the In-the-Money Value of Company Option in lieu of purchasing the number of Common Shares then issuable on the exercise of the vested Company Option. If the Optionee so elects to exercise Company Option, the Optionee shall be entitled to payment of the In-the-Money Value of the vested Company Option determined as of the Pricing Date. The In-the-Money Value shall be paid in Common Shares issued from treasury with the number of Common Shares issuable being equal to the number obtained by dividing the In-the-Money Value of Company Options in respect of which such election is made by the Current Market Price on the Pricing Date.

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Surrender Offer

An Optionee may make an offer (the "Surrender Offer") to the Company, at any time, for the disposition and surrender by the Optionee to the Company (and the termination thereof) of any of Company Options granted under Share Option Plan for an amount (not to exceed the Fair Market Value of Common Shares less the exercise price of Company Options) specified in the Surrender Offer by the Optionee, and the Company may, but is not obligated to, accept the Surrender Offer, subject to any regulatory approval required. If the Surrender Offer, either as made or as renegotiated, is accepted, Company Options in respect of which the Surrender Offer relates shall be surrendered and deemed to be terminated and cancelled and shall cease to grant the Optionee any further rights thereunder upon payment of the amount of the agreed Surrender Offer by the Company to the Optionee.

Alterations in Shares

In the event: (a) of any change in Common Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise; or (b) that any rights are granted to all or substantially all shareholders to purchase Common Shares at prices substantially below Fair Market Value; or (c) that, as a result of any recapitalization, merger, consolidation or other transaction, Common Shares are converted into or exchangeable for any other shares; then the Company Board may, subject to any required approval by the TSX, make such adjustments to Share Option Plan, to any Company Options and to any agreements for Company Options outstanding under Share Option Plan, and make such amendments to any agreements for Company Options outstanding under Share Option Plan, as the Company Board may, in its sole discretion, consider appropriate in the circumstances to prevent dilution or enlargement of the rights granted to Optionees thereunder and/or to provide for the Optionees to receive and accept such other securities or property in lieu of Common Shares, and the Optionees shall be bound by any such determination.

For greater certainty, and notwithstanding anything to the contrary to the foregoing paragraph, no adjustment shall be made in accordance with respect to the issue of Common Shares being made pursuant to or in connection with (i) any share option plan or share purchase plan, including the Share Option Plan, in force from time to time for existing or proposed officers, directors, employees or Service Providers of the Company, or (ii) the issuance of additional Common Shares pursuant to a public offering or private placement by the Company or a take-over bid or tender offer made by the Company for the securities of another entity.

Provisions Related to Merger/Sale etc.

Except in the case of a transaction that is a Change of Control and to which accelerated vesting and termination of Company Options applies, if the Company enters into any transaction or series of transactions whereby the Company or All or Substantially All of the Assets would become the property of another trust, body corporate, partnership or other person (a "Successor"), whether by way of takeover bid, acquisition, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise, prior to or contemporaneously with the consummation of such transaction, the Company and the Successor will execute such instruments and do such things as the Committee may determine are necessary to establish that upon the consummation of such transaction the Successor will assume the covenants and obligations of the Company under the Share Option Plan outstanding on consummation of such transaction.  Any such Successor shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Share Option Plan with the same effect as though the Successor had been named as the Company therein and thereafter, the Company shall be relieved of all obligations and covenants under the Share Option Plan and the obligation of the Company to the Optionees in respect of Company Options shall terminate and be at an end and the Optionees shall cease to have any further rights in respect thereof including, without limitation, any right to acquire Common Shares upon vesting of Company Options.

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Acceleration of Vesting and Termination of Company Option

Notwithstanding any other provision in Share Option Plan or the terms of any option agreement, upon the consummation of a Change of Control, all issued and outstanding Company Options shall be automatically fully vested and exercisable (whether or not then vested) immediately prior to the time such Change of Control takes place and shall terminate on the 90th day after the occurrence of such Change of Control, or at such earlier time as may be established by the Company Board, in its absolute discretion, prior to the time such Change of Control takes place.

Amendments

The Committee may, subject to any required approval of any Exchange, amend or discontinue the Share Option Plan and Company Options granted thereunder at any time without the approval of the shareholders of the Company or any Optionee whose Company Option is amended or terminated, provided that, subject to the terms of the Share Option Plan, no amendment to the Share Option Plan or Company Options granted pursuant to the Share Option Plan may be made without the consent of the Optionee, if it adversely alters or impairs any Company Option previously granted to such Optionee under the Share Option Plan. Without limitation of the foregoing, such amendments include, without limitation: (a) amendments of a "housekeeping nature" nature, including, without limitation, amending the wording of any provision of the Share Option Plan for the purpose of clarifying the meaning of existing provisions or to correct or supplement any provision of the Share Option Plan that is inconsistent with any other provision of the Share Option Plan, correcting grammatical or typographical errors and amending the definitions contained within the Share Option Plan respecting the administration of the Share Option Plan; (b) amending Company Options under the Share Option Plan, including with respect to the Expiry Date (provided that the term of the Company Option does not exceed 15 years from the date the Company Option is granted and that such Company Option is not held by an Insider) and effect of termination of a Optionee's employment or cessation of the Optionee's service; or (c) amendments necessary to comply with applicable law or the requirements of any Exchange. Notwithstanding the foregoing, the Share Option Plan or any outstanding Company Option granted thereunder may not be amended without shareholder approval to:

(a) increase the number of Common Shares reserved for issuance pursuant to Company Options in excess of the limit prescribed in the Share Option Plan;

(b) extend the vesting date of any Company Options granted under the Share Option Plan to an Insider beyond the latest vesting date specified in the option agreement (other than as permitted by the terms and conditions of the Share Option Plan);

(c) extend the Expiry Date of any Company Option granted to an Insider (other than as permitted by the terms and conditions of the Share Option Plan);

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(d) permit an Optionee to transfer Company Options to a new beneficial holder other than for estate settlement purposes;

(e) reduce the limitations on Company Options contained in the Share Option Plan;

(f) increase the number of Common Shares that may be issued to Insiders above the restrictions contained in the Share Option Plan; and

(g) change the Share Option Plan to modify or delete any of the above.

Notwithstanding the foregoing, the Committee may amend or terminate the Share Option Plan or any outstanding Company Option granted under the Share Option Plan at any time without the approval of the shareholders of the Company or any Optionee whose Company Option is amended or terminated in order to conform the Share Option Plan or such Company Option, as the case may be, to applicable law or regulation or the requirements of any relevant stock exchange or regulatory authority, whether or not that amendment or termination would affect any accrued rights or adversely alter or impair any Company Option previously granted.

Approval of Share Option Plan Resolution and Approval Requirement

At the meeting, shareholders will be asked to consider the following ordinary resolution approving the Share Option Plan:

"BE IT RESOLVED, as an ordinary resolution of the shareholders of Hammerhead Energy Inc. (the "Company") that:

1. the share option plan (the "Share Option Plan") of the Company in the form attached as Schedule A to the information circular -proxy statement of the Company dated May 1, 2023 (the "Information Circular") is hereby ratified, confirmed and approved;

2. any director or officer of the Company be and is hereby authorized and directed to do such things and to execute and deliver all such instruments, deeds and documents, and any amendments thereto, as may be necessary or advisable in order to give effect to the foregoing resolutions; and

3. notwithstanding that this resolution has been duly passed by the shareholders of the Company, the directors of the Company are hereby authorized and empowered to revoke this resolution, without any further approval of the shareholders of the Company, at any time if such revocation is considered necessary or desirable by the directors."

In order to be passed, the foregoing ordinary resolution must be approved by a simple majority of the votes cast by shareholders who vote in person or by proxy at the meeting. The Company Board recommends that shareholders vote FOR the resolution. The management designees intend to vote FOR the resolution, unless a shareholder specifies otherwise in the proxy.

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Approval of New Equity Incentive Award Plan and Grants Made Thereunder

At the meeting, shareholders will be asked to consider and approve the Equity Incentive Award Plan. The Company Board has approved the Equity Incentive Award Plan. As at the date hereof, the maximum number of Common Shares issuable under the Equity Incentive Award Plan and all other security based compensation arrangements of the Company, including the Share Option Plan, the Legacy Share Award Plan and the Legacy Share Option Plan, may not exceed 10% of the Common Shares outstanding from time to time.  As at the date hereof, the Company had Restricted Share Awards to acquire 1,945,115 Common Shares outstanding under the Equity Incentive Award Plan, representing 2.14% of the issued and outstanding Common Shares as at that date, leaving up to 7,152,247 Common Shares available for future grants under the Equity Incentive Award Plan before taking into account grants under the Share Option Plan, the Legacy Share Award Plan and the Legacy Share Option Plan which further reduces the entitlements under the Equity Incentive Award Plan.

In addition, as at the date hereof, the Company had Legacy Options, Legacy RSUs and Restricted Share Awards outstanding to acquire 7,751,245 Common Shares outstanding under the Equity Incentive Award Plan, the Legacy Share Award Plan and the Legacy Share Option Plan, representing an aggregate of 8.52% of the issued and outstanding Common Shares as at that date, leaving up to 1,346,117 Common Shares, being 1.48% of the issued and outstanding Common Shares, available for future grants under the Equity Incentive Award Plan and all other security based compensation arrangements, based on the number of Common Shares outstanding as at that date.

The Equity Incentive Award Plan has been conditionally approved by the TSX, subject to shareholder approval. A summary of the Equity Incentive Award Plan is provided below and the full plan is attached hereto as Schedule B. A copy of the plan has also been filed on the Company's SEDAR profile at www.sedar.com under the category "Other Securityholder Documents".

Following the Business Combination, the Company implemented the Equity Incentive Award Plan on February 23, 2023 and amended and restated the Equity Incentive Award Plan on May 1, 2023 to convert the Equity Incentive Award Plan from a fixed plan to a 10% rolling plan.  Subsequent to its implementation the Company Board has granted a total of 1,949,700 Restricted Share Awards and prior to the date hereof, 4,585 of those Restricted Share Awards were forfeited due to an employee leaving the Company, leaving a total of 1,945,115 Restricted Share Awards outstanding.  Such 1,945,115 Restricted Share Awards will vest at various points through 2024, 2025 and 2026. Of the 1,945,115 Restricted Share Awards granted, 466,500 Restricted Share Awards have been granted to directors of the Company, 460,100 Restricted Share Awards have been granted to officers of the Company and the remaining 1,018,515 Restricted Share Awards were granted to employees of the Company.  These 1,945,115 Restricted Share Awards cannot be exercised until such time the Company has obtained shareholder approval of the Equity Incentive Award Plan and that the 1,945,115 Restricted Share Awards granted have been ratified by the shareholders of the Company.  These 1,945,115 Restricted Share Awards will be cancelled if shareholders do not ratify the Equity Incentive Award Plan and the grants made thereunder.

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Equity Incentive Award Plan

Defined Terms

In this description of the Equity Incentive Award Plan, the abbreviations and terms set forth below have the following meanings:

"All or Substantially All of the Assets" means greater than 90% of the aggregate fair market value of the assets of the Company and its Subsidiaries, on a consolidated basis, as determined by the Company Board in its sole discretion.

"Award" means an Incentive Award or a Share Award, as applicable.

"Award Agreement" means an Incentive Award Agreement or a Share Award Agreement, as applicable.

"Black-Out Period" means the period of time, if any, when, pursuant to any policies of the Company, any securities of the Company may not be traded by certain persons as designated by the Company, including any Participant that holds an Award.

"Cessation Date" means the date that is the earlier of: (i) the effective date of the Service Provider's termination, resignation, death or retirement, as the case may be; and (ii) the date that the Service Provider ceases to be in the active performance of the usual and customary day-to-day duties of the Service Provider's position or job other than due to a leave of absence, regardless of whether adequate, legal or proper advance notice of termination or resignation shall have been provided in respect of such cessation of being a Service Provider, and the Cessation Date shall not, under any circumstances, be extended by any statutory, contractual or common law notice period mandated under any application laws.

"Change of Control" means:

(a) a successfully completed takeover bid; and (B) members of the Company Board who are members of the Company Board immediately prior to the earlier of the commencement of such takeover bid and the first public announcement of such takeover bid cease to constitute a majority of the Company Board at any time within 60 days of the successful completion of such takeover bid; or

(b) any change in the beneficial ownership or control of the outstanding securities or other interests of the Company which results in: (I) a person or group of persons "acting jointly or in concert" (within the meaning of MI 62-104); or (II) an affiliate or associate of such person or group of persons, holding, owning or controlling, directly or indirectly, more than 50% of the outstanding voting securities or interests of the Company; and (B) members of the Company Board who are members of the Company Board immediately prior to the earlier of such change and the first public announcement of such change cease to constitute a majority of the Company Board at any time within 60 days of such change; or

(c) Incumbent Directors no longer constituting a majority of the Company Board; or

(d) the winding up of the Company or the sale, lease or transfer of All or Substantially All of the Assets to any other person or persons and the distribution of greater than 90% of the net proceeds from such sale, lease or transfer to the shareholders of the Company within 60 days of the completion of such sale, lease or transfer (other than pursuant to an internal reorganization or in circumstances where the business of the Company is continued and where the shareholdings or other securityholdings, as the case may be, in the continuing entity and the constitution of the Company Board of directors or similar body of the continuing entity is such that the transaction would not be considered a "Change of Control" if paragraph (ii) above was applicable to the transaction); provided that, for greater certainty, a sale, lease or exchange of all or substantially all the property of the Company for purposes of the Business Corporations Act (Alberta) shall not be considered a sale, lease or transfer All or Substantially All of the Assets for purposes of this paragraph (iv) unless the property that is the subject of such sale, lease or exchange represents greater than 90% of the aggregate fair market value of the assets of the Company and its Subsidiaries, on a consolidated basis, as determined in accordance with the terms of the Equity Incentive Award Plan;

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provided that a Change of Control shall be deemed not to have occurred if a majority of the Company Board, in good faith, determines that a Change of Control was not intended to occur in the particular circumstances in question and any such determination shall be binding and conclusive for all purposes of the Equity Incentive Award Plan.

"Dividend" means any dividend, return of capital or special distribution paid by the Company in respect of the Shares, whether in the form of cash or Shares or other securities or other property, expressed as an amount per Share.

"Exchange" means the stock exchange(s), if any, on which the Shares are listed and posted for trading.

"Exercise Date" means the day upon which the Company receives an Exercise Notice from a Participant of exercise of all or a portion of the Share Awards held by such Participant in respect of which the Vesting Date has occurred or, failing receipt of an Exercise Notice, the day immediately prior to the Expiry Date of such vested Share Awards.

"Exercise Notice" means a notice in writing to the Company respecting the exercise of Share Awards in respect of which the Vesting Date has occurred in the form approved by the Committee from time to time, duly executed by a Participant.

"Expiry Date" means: (i) in the case of Share Awards, the fifth anniversary of the grant date of the Restricted Award or the Performance Award, as applicable, or such other date as determined by the Committee in its sole discretion, provided that in no circumstances shall the Expiry Date exceed 10 years from the applicable grant date; and (ii) in the case of Incentive Awards, December 15th of the third year following the year in which the Incentive Award was granted.

"Fair Market Value" with respect to a Share, as at any date, means the volume weighted average of the prices at which the Shares traded on the Exchange (or, if the Shares are then listed and posted for trading on more than one Exchange, on such Exchange on which the majority of the trading volume and value of the Shares occurs) for the five trading days on which the Shares traded on the said Exchange immediately preceding such date.  In the event that the Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Shares as determined by the Company Board in its sole discretion, acting reasonably and in good faith.  If initially determined in United States dollars, the Fair Market Value shall be converted into Canadian dollars at an exchange rate selected and calculated in the manner determined by the Company Board from time to time, acting reasonably and in good faith.

"HEI Group" means, collectively, the Company and any entity that is a Subsidiary of the Company from time to time (and, for greater certainty, including any successor entity of any of the aforementioned entities).

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"Incentive Award" means a Restricted Award or Performance Award made pursuant to the Equity Incentive Award Plan and designated as an Incentive Award.

"Incentive Award Value" means, with respect to any Incentive Awards, an amount equal to the number of Incentive Awards, as such number may be adjusted in accordance with the terms of the Equity Incentive Award Plan, multiplied by the Fair Market Value of the Shares.

"Incumbent Directors" means any member of the Company Board who was a member of the Company Board at the effective date of the Equity Incentive Award Plan and any successor to an Incumbent Director who was recommended or elected or appointed to succeed any Incumbent Director by the affirmative vote of the Company Board, including a majority of the Incumbent Directors then on the Company Board, prior to the occurrence of the transaction, transactions, elections or appointments giving rise to a Change of Control.

"Participants" mean Service Providers to whom Awards may be granted.

"Performance Award" means (i) an Incentive Award under the Equity Incentive Award Plan designated as a "Performance Award" in the Incentive Award Agreement pertaining thereto, for which payment shall be made following the Vesting Date(s) thereof, or (ii) an award of Shares under the Equity Incentive Award Plan designated as a "Performance Award" in the Share Award Agreement pertaining thereto, which Shares shall be issued following the Exercise Date(s) thereof.

"Service Providers" means persons who are employees or officers of the Company or a member of the HEI Group or who are consultants or other service providers to the Company or a member of the HEI Group.

"Share" means a Company Common Share, or, in the event of an adjustment contemplated in the Equity Incentive Award Plan, such other shares to which a Participant may be entitled upon the exercise or settlement of a Share Award or Incentive Award, as applicable, as a result of such adjustment.

"Share Award" means a Restricted Award or Performance Award made and designated as a Share Award pursuant to the Equity Incentive Award Plan.

"Shareholder" means a holder of Shares.

"Subsidiary" has the meaning ascribed there in the Securities Act (Alberta).

"takeover bid" means a "take-over bid" as defined in MI 62-104 or tender offer, pursuant to which the "offeror" would as a result of such takeover bid or tender offer, if successful, beneficially own, directly or indirectly, in excess of 50% of the outstanding Shares (other than pursuant to an internal reorganization or in circumstances where the business of the Company is continued and where the shareholdings or other security holdings, as the case may be, in the offeror and the constitution of the Company Board or similar body of the offeror is such that the take-over bid or tender offer would not be considered a "Change of Control").

"U.S. Securities Act" means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

"Vesting Date" means, (i) with respect to any Incentive Award, the date upon which the Incentive Award Value to which the Participant is entitled pursuant to such Incentive Award shall irrevocably vest and become irrevocably payable by the Company to the Participant in accordance with the terms hereof, and (ii) with respect to any Share Award, the date upon which Shares awarded thereunder shall become issuable to the Participant of such Share Award in accordance with the terms hereof.

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Purpose and Administration

The principal purposes of the Equity Incentive Award Plan are to: (a) aid in attracting, retaining and motivating qualified Service Providers of the HEI Group in the growth and development of the HEI Group by providing them with the opportunity through Awards to acquire an increased proprietary interest in the Company; (b) more closely align such Service Providers' interests with those of the Company's shareholders; (c) focus such Service Providers on operating and financial performance and long-term shareholder value; and (d) motivate and reward for such Service Providers' performance and contributions to the Company's long-term success.

The Equity Incentive Award Plan shall be administered by the Compensation Committee of the Company Board (the "Committee"), provided that the Company Board shall have the authority to appoint itself or another committee of the Company Board to administer the Equity Incentive Award Plan. In the event that the Company Board appoints itself or another committee of the Company Board to administer the Equity Incentive Award Plan, all references in the Equity Incentive Award Plan to the Committee will be deemed to be references to the Company Board or such other committee of the Company Board, as applicable.

To the extent permitted by law, the Committee may delegate or sub-delegate to one or more of its members, to any director or officer of the Company or to one or more agents all or any of the powers conferred on the Committee under the Equity Incentive Award Plan, and the Committee or any person to whom it has delegated or sub-delegated authority as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Equity Incentive Award Plan.

For greater certainty and without limiting the discretion conferred on the Committee pursuant to the Equity Incentive Award Plan, the Committee's decision to approve the grant of an Award in any period shall not require the Committee to approve the grant of an Award to any Service Provider in any other period; nor shall the Committee's decision with respect to the size or terms and conditions of an Award in any period require it to approve the grant of an Award of the same or similar size or with the same or similar terms and conditions to any Service Provider in any other period. The Committee shall not be precluded from approving the grant of an Award to any Service Provider solely because such Service Provider may previously have been granted an Award under the Equity Incentive Award Plan or any other similar compensation arrangement of the Company or a member of the HEI Group. There is no obligation for uniformity of treatment of Service Providers or Participants under the Equity Incentive Award Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants. No Service Provider has any claim or right to be granted an Award.

Granting of Awards

Each Award granted under the Equity Incentive Award Plan shall be subject to the terms and conditions of the Equity Incentive Award Plan and evidenced by a written agreement between the Company and the Participant (an "Incentive Award Agreement" in the case of an Incentive Award and a "Share Award Agreement" in the case of a Share Award) which agreement shall comply with, and be subject to, the requirements of the Exchange.

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 Dividend Equivalents

At the discretion of the Company Board, the Equity Incentive Award Plan provides for cumulative adjustments to the number of Shares to be issued pursuant to Awards on each date that dividends are paid on the Shares by an amount equal to a fraction having as its numerator the amount of the dividend per Share and having as its denominator the price, expressed as an amount per Share, paid by participants in the Company's Dividend Reinvestment Plan (as defined in the Plan), if any, to reinvest their dividends in additional Shares on the applicable dividend payment date, provided that if the Company has suspended the operation of such plan or does not have such a plan, then the reinvestment price shall be equal to the Fair Market Value of the Shares on the trading day immediately preceding the dividend payment date. Under the Equity Incentive Award Plan, in the case of a non-cash dividend, including Shares or other securities or property, the Committee will, in its sole discretion and subject to the approval of the Exchange, determine whether or not such non-cash dividend will be provided to the Participant and, if so provided, the form in which it shall be provided.

Vesting

Pursuant to the terms of the Equity Incentive Award Plan, the Restricted Awards and the Performance Awards shall vest at the end of their three-year terms, respectively.

Limits on Issuances

Notwithstanding any other provisions of the Equity Incentive Award Plan, the aggregate number of Common Shares reserved for issuance from time to time pursuant to Awards granted and outstanding thereunder at any time, and together with the aggregate number of Shares reserved for issuance under all other security based compensation arrangements of the Company that provide for the issuance of Shares, shall not at any time exceed 10% of the Shares then issued and outstanding.

If any Award granted under the Equity Incentive Award Plan shall expire, terminate or be cancelled for any reason without the Shares issuable thereunder having been issued in full, any unissued Shares to which such Award relates shall be available for the purposes of the granting of further Awards under the Equity Incentive Award Plan. For greater certainty, any increase in the issued and outstanding Shares will result in an increase in the number of Shares available under this Plan.

The aggregate number of Shares issuable pursuant to Awards granted to any single Service Provider shall not exceed 5% of the issued and outstanding Shares, calculated on an undiluted basis and assuming all Awards will be settled in Shares. In addition: (i) the number of Shares issuable to insiders at any time, under all security based compensation arrangements of the Company, shall not exceed 10% of the issued and outstanding Shares; and (ii) the number of Shares issued to insiders, within any one year period, under all security based compensation arrangements of the Company, shall not exceed 10% of the issued and outstanding Shares.

Share Award Terms

The Company may grant Restricted Awards and Performance Awards that, at the option of the Company, either: (a) entitle the holder on vesting to be issued the number of Shares designated in the Restricted Award or Performance Award, as applicable; or (b) entitle the holder on vesting to receive an amount equal to the value of the Restricted Award or Performance Award, as applicable, (being an amount equal to the number of Awards multiplied by the Fair Market Value of the Shares), which amount will in the sole and absolute discretion of the Company (and without the consent of the Participant), be settled in (i) cash, (ii) Shares acquired by the Company on the Exchange, (iii) Shares issued from the treasury of the Company, or (iv) any combination of the foregoing. In the case of Performance Awards, the number of Shares issuable or the value of the Award, as applicable, is multiplied by a payout multiplier. The payout multiplier is determined by the Committee based on an assessment of the achievement of pre-defined corporate performance measures in respect of the applicable period as determined by the Committee. The payout multiplier may not be less than 0% or more than 200%. The Awards issuable pursuant to the Equity Incentive Award Plan are not assignable.

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Exercise of Share Awards

A Participant may elect to exercise Share Awards at any time and from time to time from and including the day the Vesting Date in respect of such Share Awards occurs until the Expiry Date of such Share Awards, by delivering to the Company a duly completed and executed Exercise Notice; provided, that no Participant who is resident in the United States may exercise Share Awards unless the Shares issuable by the Company upon such exercise are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act. If any Share Award may not be exercised due to any Black-Out Period at any time within the three-business day period prior to the Expiry Date of such Share Award the Expiry Date of all such Share Awards shall be extended for a period of seven business days following the end of the Black-Out Period (or such longer period as permitted by the Exchange(s) and approved by the Committee).

Black-out Periods

If a Participant is prohibited from trading in securities of the Company as a result of the imposition by the Company of a trading black-out (a "Black-out Period") and the issue or payment date of the Shares underlying an Award held by such Participant falls within the Black-out Period, then the issue or payment date of such Shares shall be extended to the date that is seven business days following the end of such Black-out Period; provided that if the expiry date of the Awards would occur as a result of such extension, the Awards will be settled on the expiry date in cash rather than Shares.

Merger and Sale, etc.

If the Company enters into any transaction or series of transactions, other than a transaction that is a Change of Control and whereby the Company or All or Substantially All of the Assets would become the property of any other trust, body corporate, partnership or other person (a "Successor") whether by way of takeover bid, acquisition, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise, then prior to or contemporaneously with the consummation of such transaction: (a) the Company and the Successor will execute such instruments and do such things as the Committee may determine are necessary to establish that upon the consummation of such transaction the Successor will have assumed the covenants and obligations of the Company under the Equity Incentive Award Plan and the Award Agreements outstanding on consummation of such transaction and such Successor shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Equity Incentive Award Plan and such Award Agreements with the same effect as though the Successor had been named as the Company in the Equity Incentive Award Plan and therein and thereafter, the Company shall be relieved of all obligations and covenants under the Equity Incentive Award Plan and such Award Agreements and the obligation of the Company to the Participants in respect of the Awards shall terminate and be at an end and the Participants shall cease to have any further rights in respect thereof including, without limitation, any right to acquire or receive Shares on the Vesting Date(s) applicable to such Awards; or (b) if the Awards (and the covenants and obligations of the Company under the Equity Incentive Award Plan and the Award Agreements outstanding on consummation of such transaction) are not so assumed by the Successor, then the Vesting Date for all Shares awarded pursuant to such Awards that have not yet been issued as of such time shall be the date which is immediately prior to the date upon which the transaction is consummated.

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Change of Control

In the event (a) of any change in the Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise; (b) that any rights are granted to all Shareholders to purchase Shares at prices substantially below Fair Market Value; or (c) that, as a result of any recapitalization, merger, consolidation or other transaction, the Shares are converted into or exchangeable for any other securities, then, in any such case, the Company Board may, subject to any required approval of the Exchange, make such adjustments to the Equity Incentive Award Plan, to any Awards and to any Award Agreements outstanding under the Equity Incentive Award Plan  as the Company Board may, in its sole discretion, consider appropriate in the circumstances to prevent dilution or enlargement of the rights granted to Participants thereunder.

Termination of Relationship as Service Provider

Unless otherwise determined by the Committee or unless otherwise provided in an Award Agreement pertaining to a particular Award or any written employment or consulting agreement governing a Participant's role as a Service Provider, the following provisions shall apply in the event that a Participant ceases to be a Service Provider:

(a) Death - If a Participant ceases to be a Service Provider as a result of the Participant's death, the Vesting Date for all Incentive Awards awarded to such Participant under any outstanding Incentive Award Agreements and for all Shares awarded to such Participant under any outstanding Award Agreements shall be accelerated to the Cessation Date, provided that the Committee, taking into consideration the performance of such Participant and the performance of the Company since the date of grant of the Award(s), may determine in its sole discretion the payout multiplier to be applied to any Performance Awards held by the Participant. The Expiry Date of any vested or unvested Share Awards held by the Participant at the date of death, which have not yet been subject to an Exercise Notice and subsequent settlement of the Share Award, shall be amended to the earlier of (i) one year after the Cessation Date, and (ii) the Expiry Date of such Share Award.

(b) Termination for Cause - If a Participant ceases to be a Service Provider as a result of termination for cause, effective as of the Cessation Date all outstanding Award Agreements under which Awards have been made to such Participant, whether Restricted Awards or Performance Awards, and whether (A) vested and unexercised or unsettled or (B) unvested, shall be immediately terminated and all rights to receive payments or Shares thereunder, as the case may be, shall be forfeited by the Participant.

(c) Voluntary Resignation - If a Participant ceases to be a Service Provider as a result of a voluntary resignation, effective as of the day that is 14 days after the Cessation Date, all outstanding Award Agreements under which Awards have been made to such Participant, whether Restricted Awards or Performance Awards, and whether (A) vested and unexercised or unsettled or (B) unvested, shall be terminated and all rights to receive payments or Shares thereunder, as the case may be, shall be forfeited by the Participant.

(d) Retirement - If a Participant ceases to be a Service Provider as a result of the Participant's retirement, all outstanding Award Agreements under which Awards have been made to such Participant, whether Restricted Awards or Performance Awards, shall continue in accordance with their terms and the Expiry Date shall not be accelerated as a result of such retirement.

(e) Other Termination - If a Participant ceases to be a Service Provider for any reason other than as provided for in (i), (ii), (iii) and (iv) above, effective as of the date that is the later of (A) 90 days after the Cessation Date, and (B) the end of the notice period used for calculating severance to which the Participant is entitled as a result of the Participant's cessation as a Service Provider pursuant to a written contract of employment, if any, with an entity in the HEI Group, and notwithstanding any other severance entitlements or entitlement to notice or compensation in lieu thereof, all then outstanding Award Agreements under which Awards have been made to such Participant, whether Restricted Awards or Performance Awards, shall be terminated and all rights to receive payments or Shares thereunder, as the case may be, shall be forfeited by the Participant.

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Agreement to be Bound

If a Participant fails to acknowledge an Award by acceptance of the Award Agreement within the time specified by the Committee, the Company reserves the right to revoke the Award. Participation in the Equity Incentive Award Plan by any Participant shall be construed as irrevocable acceptance by the Participant of the terms and conditions set out in the Equity Incentive Award Plan and all rules and procedures adopted thereunder and as amended from time to time.

Amendment and Termination of Plan

The Equity Incentive Award Plan and any Awards granted pursuant to the Equity Incentive Award Plan may, subject to any required approval of the Exchange, be amended, modified or terminated by the Company Board without the approval of Shareholders. Without limitation of the foregoing, such amendments include, without limitation: (a) amendments of a "housekeeping nature", including, without limitation, amending the wording of any provision of the Equity Incentive Award Plan for the purpose of clarifying the meaning of existing provisions or to correct or supplement any provision of the Equity Incentive Award Plan that is inconsistent with any other provision of the Equity Incentive Award Plan, correcting grammatical or typographical errors and amending the definitions contained within the Equity Incentive Award Plan respecting the administration of the Equity Incentive Award Plan; (b) amending Awards under the Equity Incentive Award Plan, including with respect to the Expiry Date (provided that the term of the Award does not exceed 10 years from the date the Award is granted and that such Award is not held by an insider), vesting period, and effect of termination of a Participant's employment or cessation of the Participant's service; (c) accelerating vesting; or (d) amendments necessary to comply with applicable law or the requirements of any Exchange on which the Shares are listed. Notwithstanding the foregoing, the Equity Incentive Award Plan or any Award may not be amended without Shareholder approval to:

(a) increase the number of Shares reserved for issuance pursuant to Awards in excess of the limit prescribed in the Equity Incentive Award Plan;

(b) extend the Vesting Date of any Awards issued under the Equity Incentive Award Plan to an insider beyond the latest Vesting Date specified in the Award Agreement (other than as permitted by the terms and conditions of the Equity Incentive Award Plan);

(c) extend the Expiry Date of any Award granted to an insider (other than as permitted by the terms and conditions of the Equity Incentive Award Plan);

(d) permit a Participant to transfer Awards to a new beneficial holder other than for estate settlement purposes;

(e) reduce the limitations on Awards contained in the Equity Incentive Award Plan;

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(f) increase the number of Shares that may be issued to Insiders above the restrictions contained in the Equity Incentive Award Plan; and

(g) change the Equity Incentive Award Plan to modify or delete any of (a) through (f) above.

In addition, no amendment to the Equity Incentive Award Plan or any Awards granted pursuant to the Equity Incentive Award Plan may be made without the consent of a Participant if it adversely alters or impairs the rights of such Participant in respect of any Award previously granted to such Participant under the Equity Incentive Award Plan.

At the meeting, shareholders will be asked to consider the following ordinary resolution approving the Equity Incentive Award Plan:

Approval of New Equity Incentive Award Plan and Approval Requirement

"BE IT RESOLVED, as an ordinary resolution of the shareholders of Hammerhead Energy Inc. (the "Company") that:

1. the equity incentive award plan (the "Equity Incentive Award Plan") of the Company in the form attached as Schedule B to the information circular -proxy statement of the Company dated May 1, 2023 (the "Information Circular") is hereby ratified, confirmed and approved;

2. the grants of awards which are described in the Information Circular, be and are hereby ratified, confirmed and approved;

3. any director or officer of the Company be and is hereby authorized and directed to do such things and to execute and deliver all such instruments, deeds and documents, and any amendments thereto, as may be necessary or advisable in order to give effect to the foregoing resolutions; and

4. notwithstanding that this resolution has been duly passed by the shareholders of the Company, the directors of the Company are hereby authorized and empowered to revoke this resolution, without any further approval of the shareholders of the Company, at any time if such revocation is considered necessary or desirable by the directors."

In order to be passed, the foregoing ordinary resolution must be approved by a simple majority of the votes cast by shareholders who vote in person or by proxy at the meeting. The Company Board recommends that shareholders vote FOR the resolution. The management designees intend to vote FOR the resolution, unless a shareholder specifies otherwise in the proxy.

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DIRECTOR COMPENSATION

The Company did not pay any compensation or provide any benefits for the fiscal year ended December 31, 2022, to the non-management directors as the Company was formed by way of amalgamation on February 22, 2023, pursuant to the Business Combination.

Fees and Retainers

The Company has approved annual retainers of $140,000 and $180,000 for the non-management directors and the Chair of the Company Board, respectively, payable in cash or a combination of cash and share awards.

CORPORATE GOVERNANCE PRACTICES

Independence

The Common Shares and Warrants are listed on the NASDAQ under the ticker symbols "HHRS" and "HHRSW," respectively, and on the TSX under the ticker symbols "HHRS" and "HHRS.WT," respectively.

As a result, the Company adheres to the rules of the NASDAQ and applicable Canadian securities laws in determining whether a director is independent. The listing standards of the NASDAQ generally define an "independent director" as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under NI 58-101, a director is considered to be independent if he or she is independent within the meaning of Section 1.4 of NI 52-110. Pursuant to NI 52-110, an independent director is a director who is free from any direct or indirect material relationship with the Company which could, in the view of the Company Board, be reasonably expected to interfere with the exercise of such director's independent judgement. The Company Board has determined that A. Stewart Hanlon, J. Paul Charron, James AC McDermott, and Bryan Begley are considered independent directors. The Company Board has determined Scott Sobie, Michael Kohut, Jesal Shah, and Robert Tichio are not independent based on their relationships with the Company and the Riverstone Parties, as applicable. The independent directors of the Company Board will hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance.

The following directors are presently directors of other issuers that are reporting issuers (or the equivalent):

Name	Names of Other Issuers
Bryan Begley	Athabasca Oil Corporation (TSX)
A. Stewart Hanlon	Questor Technology Inc. (TSXV)
Michael Kohut	Southern Energy Corp. (TSXV)
Jesal Shah	Pipestone Energy Corp. (TSX)
Robert Tichio	Pipestone Energy Corp. (TSX) Permian Resources Corporation (NYSE) Tritium DCFC Limited (NASDAQ)

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Board Mandate

The primary responsibility of the Company Board is to appoint competent management and to oversee the management of the Company with a view to maximize shareholder value and ensure corporate conduct in an ethical and legal manner through an appropriate system of corporate governance and internal controls. Subject to the provisions of the ABCA, the Company Board may delegate certain of those powers and authority that the directors of the Company, or independent directors, as applicable, deemed necessary or desirable to affect the actual administration of the duties of the Company Board. The Company Board's duties are set out in the Company Board Mandate which is found in Schedule C attached hereto and on our website at www.hhres.com.

The Company Board, in part, performs its responsibilities through its four committees: the Audit Committee; the Governance and ESG Committee; the Compensation Committee and the Reserves Committee. Each of the four committees has their own mandate as described below.

Orientation and Continuing Education

It is the responsibility of the Company Board to provide an orientation program for new directors and ongoing educational opportunities for all directors. The Company Board will from time to time arrange for presentations by key personnel or qualified outside consultants concerning topics relating to the Company's business, changes to the Company's legal and regulatory framework and corporate and Company Board governance. The Company Board also encourages directors to attend external continuing education programs designed for directors of public companies.  In addition to pursuing individual educational initiatives, members of the Company Board are provided with quarterly operational and financial reports summarizing the Company's performance.  The Company also provides opportunities to have meetings and discussions with management as needed to address requests or questions a Company Board member may have.

The Company Board consists of highly skilled and experienced individuals with strong industry knowledge.  Please see "Biographies of Our Directors" for more information on each Company Board member and their curriculum vitae.

Code of Business Conduct

The Company has adopted a Code of Conduct and has posted such Code of Conduct, and intends to post any amendments to or any waivers from a provision of its Code of Conduct, on its website, and also intends to disclose any amendments to or waivers of certain provisions of its Code of Conduct in a manner consistent with NI 58-101 and the applicable rules or regulations of the SEC and the NASDAQ. All employees of the Company are required to acknowledge compliance with the code of business conduct and all related policies when they are hired and again on an annual basis. In addition, the Company has implemented a whistleblower policy throughout the Company and the Company will monitor compliance with the Code of Conduct. Any effort to retaliate against any person making a complaint in good faith under the Code of Conduct is strictly prohibited and will be reported immediately to the Chair of the Company Board.

In accordance with the ABCA, directors who are a party to, or are a director or an officer of a person who is a party to, a material contract or material transaction or a proposed material contract or proposed material transaction, are required to disclose the nature and extent of their interest and not vote on any resolution to approve the contract or transaction.

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Insider Trading Policy

The Company has adopted an insider trading policy which prohibits its executives, other employees, and directors from: (i) trading in its securities while in possession of material undisclosed information about the Company; and (ii) entering into certain derivative-based transactions that involve, directly or indirectly, securities of the Company, during a restricted period.

Diversity

The Company recognizes the importance and benefit of having the Company Board and senior management composed of highly talented and experienced individuals having regard to the need to foster and promote diversity among Company Board members and senior management with respect to attributes such as gender, ethnicity and other factors. In support of this goal, the Governance and ESG Committee will, when identifying candidates to nominate for election to the Company Board or appoint as senior management or in its review of senior management succession planning and talent management:

  consider individuals who are highly qualified, based on their talents, experience, functional expertise and personal skills, character and qualities having regard to the Company's current and future plans and objectives, as well as anticipated regulatory and market developments;
  consider criteria that promote diversity, including with regard to gender, ethnicity, and other dimensions;
  consider the level of representation of women on the Company Board and in senior management positions, along with other markers of diversity, when making recommendations for nominees to the Company Board or for appointment as senior management and in general with regard to succession planning for the Company Board and senior management; and
  as required, engage qualified independent external advisors to assist the Company Board in conducting its search for candidates that meet the Company Board of directors' criteria regarding skills, experience and diversity.

An individual's qualifications are paramount in identifying a Company Board nominee. Consideration for nominations is made based on the needs of the Company Board at the applicable time and the alignment of the individual's talent, functional expertise, experience and personal skills. Currently, the Company's Diversity Policy does not provide for targets for the number of women on the Company Board or in executive officer positions. This does not preclude the Company from electing or promoting women. Currently 30% of the Company's employees are women; of which 73.0% are a designated professional or hold a leadership role. The Company does not have any women serving on the Company Board and has one woman in an executive officer position, representing approximately 16.7% of the Company's executive officer positions.

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Committee Membership and Responsibilities

Set forth below is information with respect to each of the current committees of the Company Board, including current membership and a brief description of their Company Board approved mandate which outlines the roles and responsibilities of the committee. The full text of the mandate of each committee is available on our website at www.hhres.com.

Audit Committee
Current Members(1)	A. Stewart Hanlon (Chair) J. Paul Charron James AC McDermott
Mandate

The Audit Committee's mandate includes:

  appointing, compensating, retaining, evaluating, terminating and overseeing the Company's independent registered public accounting firm;
  discussing with the Company's independent registered public accounting firm their independence from the Company's management;
  reviewing with the Company's independent registered public accounting firm the scope and results of their audit;
  approving all audit and permissible non-audit services to be performed by the Company's independent registered public accounting firm;
  overseeing the financial reporting process and discussing with the Company's management and the Company's independent registered public accounting firm the interim and annual financial statements;
  reviewing and monitoring the Company's accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;
  reviewing the Company's policies on risk assessment and risk management;
  reviewing, with the Company's independent auditor, their plan for their audit and, upon completion of the audit, their reports upon the financial statements of the Company and its subsidiaries;
  reviewing related party transactions;
  reviewing the financial statements, prospectuses, management's discussion and analysis, annual information forms, Form 20-Fs, business acquisition reports, annual reports, annual and interim profit or loss releases, and all public disclosure containing audited or unaudited financial information before public release and prior to Company Board approval. The committee must be satisfied that adequate procedures are in place for the review of the Company's public disclosure of financial information extracted or derived from the Company's financial statements, including prospectuses, annual information forms and business acquisition reports, except as otherwise specified, prior to their public release, and must periodically assess the adequacy and accuracy of those procedures; and
  establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Note:

(1) The Company Board has determined that each such director is independent under the Listing Rules, NI 52-110 and under Rule 10A-3 of the Exchange Act. A. Stewart Hanlon serves as the chair of the Audit Committee. Each member of the audit committee meets the financial literacy requirements of the NASDAQ and the Company Board has determined that A. Stewart Hanlon is an "audit committee financial expert" as defined in applicable SEC rules and has accounting or related financial management expertise. The Company complies with NI 52-110 and relies on the exemptions for U.S. listed issuers thereunder.

For more information relating to the background of the Audit Committee members, see "Biographies of our Directors" above under "Matters to be Acted Upon at the Meeting".

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The Audit Committee pre-approves all audit and non-audit services performed by our external auditor. For more information relating to the fees billed by our external auditor for audit services in 2022 and 2021, see "Appointment of Auditors" above under "Matters to be Acted Upon at the Meeting".

Governance and ESG Committee
Current Members(1)	James AC McDermott (Chair) A. Stewart Hanlon
Mandate	The Governance and ESG Committee is responsible for, among other things:
  identifying individuals qualified to become members of the Company Board, consistent with criteria approved by the Company Board;
  annually reviewing the Company's disclosure of its corporate governance practices to be included in the Company's annual report or information circular as required by the TSX, NI 58-101 and any other applicable regulatory authority;
  establishing a "skills matrix" outlining the skills and experiences which the committee believes are required by members of the Company Board, reviewing the skills matrix annually and updating the skills matrix as necessary;
  overseeing the Company's policies, procedures, practices and strategies relating to climate related issues and other sustainability matters to ensure due consideration of risks, opportunities and potential performance improvement relating thereto;
  monitoring the Company's compliance with applicable environmental laws in the jurisdictions in which the Company operates;
  evaluating the overall effectiveness of the Company Board and its committees;
  reviewing developments in corporate governance compliance and developing and recommending to the Company Board a set of corporate governance guidelines and principles;
  reviewing the Company's enterprise risk management program relating to identifying, assessing and managing climate related risks, whether physical or transition related and in view of plausible future scenarios, as well as other sustainability related risks, and report to the Audit Committee;
  reviewing the Company's disclosure, reporting and external communication practices pertaining to climate and sustainability issues, including but not limited to assessments of materiality, ESG or sustainability report development and approach to analogous disclosure, media and social media campaigns and other written communication with stakeholders; and
  reviewing shareholder proposals relating to sustainability issues and provide a report to the Company Board.
The Governance and ESG Committee will consider persons identified by its members, management, directors and others. The guidelines for selecting nominees, which are specified in the Governance and ESG Committee Charter, generally provide that persons to be nominated should:
  have demonstrated notable or significant achievements in business, education or public service;
  possess the requisite intelligence, education and experience to make a significant contribution to the Company Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and
  have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the Shareholders.

Note:

(1) The Company has established the Governance and ESG Committee of the Company Board comprised of A. Stewart Hanlon and James AC McDermott, each of whom is independent under the applicable rules of the SEC and the Listing Rules, NI 58-101 and James AC McDermott serves as the chair of the Governance and ESG Committee.

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Compensation Committee
Current Members(1)	Bryan Begley (Chair) A. Stewart Hanlon
Mandate	The Company Board has adopted a Compensation Committee mandate, which details the principal functions of the Compensation Committee, including but not limited to:
  reviewing and approving corporate goals and objectives with respect to the compensation of the Company's Chief Executive Officer, evaluating the Company's Chief Executive Officer's performance in light of these goals and objectives and setting compensation;
  reviewing and setting or making recommendations to the Company Board regarding the compensation of the Company's other executive officers;
  reviewing and making recommendations to the Company Board regarding director compensation;
  reviewing and approving or making recommendations to the Company Board regarding the Company's incentive compensation and equity-based plans and arrangements; and
  appointing and overseeing any compensation consultants.
The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser.
However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the NASDAQ and the SEC.

Note:

(1) Bryan Begley and A. Stewart Hanlon are independent under the applicable rules of the SEC, the NASDAQ and NI 58-101.

For more information relating to the background of the Compensation Committee members, see "Biographies of our Directors" above under "Matters to be Acted Upon at the Meeting".

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Reserves Committee
Current Members(1)	J. Paul Charron (Chair) Bryan Begley
Mandate	The Reserves Committee is responsible for, among other things:
  assisting the Company's management in fulfilling its responsibilities under NI 51-101 with respect to the oil and natural gas reserves evaluation process;
  reviewing any public disclosure and regulatory filings with respect to any reserves evaluation and related oil and natural gas activities;
  acting as the steward of the Company's operational performance;
  reviewing the Company's procedures for providing information to the qualified reserves evaluators or auditors (as defined in NI 51-101) (the "Independent Evaluator") and the appointment of the Independent Evaluator and, in the case of any proposed change to change the Independent Evaluator, determine the reason therefor and whether there have been any disputes with management; and
  reviewing and monitoring the adequacy of the Company's health, safety and environmental emergency response policies, plans, reporting and resources.

Note:

(1) The Company has established a Reserves Committee comprised entirely of independent directors, in accordance with NI 51-101 guidelines. The reserves committee is comprised of J. Paul Charron and Bryan Begley. J. Paul Charron and Bryan Begley are independent under the applicable rules of the SEC and the NASDAQ.

Board Nominations

The Governance and ESG Committee is responsible for identifying individuals qualified to become members of the Company Board. See "Corporate Governance Practices - Committee Membership and Responsibilities - Governance and ESG Committee" and "Corporate Governance Practices - Diversity" for further information.

Compensation

The Company has established the Compensation Committee, comprised entirely of independent directors. For more information about the responsibilities, powers and operation of the Compensation Committee, see "Committee Membership and Responsibilities" in this Information Circular. For information regarding compensation of the Company's executive officers and directors, see "Executive Compensation" and "Director Compensation" in this Information Circular.

Position Descriptions

The Company Board has developed position descriptions for each of the Chair, the President and Chief Executive Officer, the Lead Director and the chair of each committee of the Company Board.

Board Assessment

The Company Board does not regularly assess its members but members are regularly invited to express any concerns they may have either at meetings or in discussions with the Chair of the Company Board.

Retirement Policy / Board Tenure

The Company Board has not adopted term limits for the directors on the Company Board or other mechanisms of board renewal. While the Company Board recognizes the benefit of new perspectives, ideas and business strategies can offer and support periodic renewal, the Company Board also recognizes that experience and knowledge of the Company's business is a valuable resource. Accordingly, the Company Board believes that the Company and the Company shareholders are better served with regular assessment of the effectiveness of periodic renewal instead of age or tenure limits.

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EXECUTIVE COMPENSATION

The Company was formed pursuant to the Business Combination on February 22, 2023. Neither the Company nor Hammerhead was a reporting issuer in the year ended December 31, 2022. As such, pursuant to NI 51-102, the Company is not required to disclose historical executive compensation for the Company or Hammerhead for the year ended December 31, 2022. The following disclosure relates to the current executive compensation practices of the Company for the current fiscal year.

Executive Officer Compensation Following the Business Combination

Named Executive Officer Compensation

In the year ended December 31, 2022, Hammerhead engaged a third-party executive compensation advisory firm to assist in the review and development of the Company's executive compensation program following the Business Combination.

The current salaries for the Company's officers are as follows:

Name	Title	Salary ($)(1)(2)(3)
Scott Sobie	President, Chief Executive Officer and Director	575,200
Michael G. Kohut	Senior Vice President, Chief Financial Officer and Director	375,000
David Anderson	Senior Vice President, Operations and Alternative Energy	350,900
Daniel Labelle	Senior Vice President, Development and A&D	350,900
Nicki Stevens	Senior Vice President, Production, Marketing and ESG	350,900
Richard Unsworth	Senior Vice President, Business and Organizational Effectiveness	350,900(4)

Notes:

(1) Does not include any cash bonus amounts. The Company will be implementing a cash bonus program pursuant to which, the NEOs are eligible for a cash bonus amount based on various performance measures of the NEO and the Company. The terms of the cash bonus program have not been finalized.

(2) Does not include any equity incentive awards of the Company. See "Matters To Be Acted Upon At The Meeting - Matters Respecting New Equity Incentive Plans" for descriptions of the Equity Incentive Award Plan and Share Option Plan.

(3) Does not include any personal benefits provided to the NEOs. The Company anticipates that NEOs will be provided an executive benefit package consistent with benefits paid to executives of the Company but the anticipated amount of such benefits and the terms of such benefit package has not been finalized.

(4) The amount listed shows a full-time salary amount.  Mr. Unsworth works a 0.8 full-time equivalent basis.

Incentive Plans

Pursuant to the Plan of Arrangement:

  Each Hammerhead Option (whether or not exercisable and whether or not vested) issued and outstanding immediately prior to the Company Amalgamation Effective Time was exchanged for a Legacy Option to acquire a number of Common Shares pursuant to the terms of the Plan of Arrangement; and

  Each Hammerhead RSU (whether or not exercisable and whether or not vested) issued and outstanding immediately prior to the Company Amalgamation Effective Time was exchanged for a Legacy RSU to acquire a number of Common Shares pursuant to the terms of the Plan of Arrangement.

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In addition to the Share Option Plan and the Equity Incentive Award Plan, the Company has adopted the Legacy Share Option Plan and the Legacy Share Award Plan solely to provide for the issuance of Legacy Options and Legacy RSUs in exchange for the outstanding Hammerhead Options and Hammerhead RSUs, respectively, under the Plan of Arrangement, which plans became effective immediately following the SPAC Amalgamation Effective Time. The Legacy Plans are in substantially the same form as the Hammerhead Share Option Plan and Hammerhead Share Award Plan, subject to such changes to provide for the Business Combination and such changes as required by applicable laws and stock exchange rules. Under the terms of the Legacy Plans and the policies of the TSX, the Company is not entitled to make any further grants of Legacy Options or Legacy RSUs under the Legacy Plans. Upon completion of the Business Combination, the previously in force Hammerhead Option Plan and Hammerhead Share Award Plan were discontinued.

Legacy Share Award Plan

Defined Terms

In this description of the Legacy Share Award Plan, the abbreviations and terms set forth below have the following meanings:

"Account" means an account maintained by the Company for each Participant and which will be credited with Share Awards in accordance with the terms of the Legacy Share Award Plan.

"All or Substantially All of the Assets" means greater than 90% of the aggregate fair market value of the assets of the Company and its Subsidiaries, on a consolidated basis, as determined by the Company Board in its sole discretion.

"associate" and "affiliate" each have the meaning ascribed thereto in MI 62-104, as amended from time to time.

"Award Date" means the date or dates on which an award of Share Awards is made to a Participant.

"Black-Out Period" means the period of time, if any, when, pursuant to any policies of the Company, any securities of the Company may not be traded by certain persons as designated by the Company, including any Participant that holds a Share Award.

"Cessation Date" means the date that is the earlier of: (i) the effective date of the Service Provider's termination, resignation, death or retirement, as the case may be; and (ii) the date that the Service Provider ceases to be in the active performance of the usual and customary day-to-day duties of the Service Provider's position or job, regardless of whether adequate, legal or  proper advance notice of termination or resignation shall have been provided in respect of such cessation of being a Service Provider, and the Cessation Date shall not, under any circumstances, be extended by any statutory, contractual or common law notice period mandated under any application laws.

"Court" means the Alberta Court of King's Bench.

"Dividend Equivalent" means a bookkeeping entry whereby each Share Award is credited with the equivalent amount of the dividend paid on a Share.

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"Dividend Market Value" means the Fair Market Value per Share on the dividend record date.

"Exchange" means the stock exchange(s), if any, on which the Shares are listed and posted for trading.

"Exercise" means the exercise of Share Awards granted to a Participant pursuant to the Legacy Share Award Plan.

"Fair Market Value" with respect to a Share, as at any date, means the volume weighted average of the prices at which the Shares traded on the Exchange (or, if the Shares are then listed and posted for trading on more than one stock exchange, on such stock exchange on which the majority of the trading volume and value of the Shares occurs) for the five trading days on which the Shares traded on the said stock exchange immediately preceding such date.  In the event that the Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Shares as determined by the Company Board in its sole discretion.

"HEI Group" means, collectively, the Company, any entity that is a Subsidiary of the Company from time to time, and any other entity designated by the Company Board from time to time as a member of the HEI Group for the purposes of the Legacy Share Award Plan (and, for greater certainty, including any successor entity of any of the aforementioned entities).

"Incumbent Directors" means any member of the Company Board who was a member of the Company Board at the effective date of the Legacy Share Award Plan and any successor to an Incumbent Director who was recommended or elected or appointed to succeed any Incumbent Director by the affirmative vote of the Company Board, including a majority of the Incumbent Directors then on the Company Board, prior to the occurrence of the transaction, transactions, elections or appointments giving rise to a Change of Control.

"Insider" has the meaning ascribed thereto in Part I of the TSX Company Manual for the purposes of Section 613 of the TSX Company Manual.

"MI 62-104" means Multilateral Instrument 62-104 - Take-Over Bids and Issuer Bids, as amended from time to time.

"Participant" means a Service Provider determined to be eligible to participate in the Legacy Share Award Plan and, where applicable, a former Service Provider deemed eligible to continue to participate in the Legacy Share Award Plan.

"Service Provider" means a director, officer or employee of, or a person or company engaged by, one or more of the entities comprising the HEI Group to provide services to an entity within the HEI Group.

"Share Award" means a unit equivalent in value to a Share credited by means of a bookkeeping entry in the Participants' Accounts (also defined within this Canadian Prospectus as a Legacy RSU).

"Subsidiary" has the meaning ascribed there in the Securities Act (Alberta).

 Purpose and Administration

The purpose of the Legacy Share Award Plan is to provide for the issuance of Share Awards pursuant to the Plan of Arrangement and to: (a) aid in retaining and motivating certain directors, officers, employees and other eligible Service Providers of the HEI Group in the growth and development of the HEI Group by providing them with the opportunity through Share Awards to acquire an increased proprietary interest in the Company; (b) more closely align their interests with those of the Company's shareholders; (c) focus such Service Providers on operating and financial performance and long-term shareholder value; and (d) motivate and reward for their performance and contributions to the Company's long-term success.

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The Legacy Share Award Plan shall be administered by the Company Board. Notwithstanding the foregoing, to the extent permitted by applicable law, the Company Board may, from time to time, delegate to a committee (the "Committee") of the Company Board all or any of the powers conferred on the Company Board under the Equity Incentive Award Plan (as defined below). In such event, the Committee will exercise the powers delegated to it by the Company Board in the manner and on the terms authorized by the Company Board. The Company Board or the Committee may delegate or sub-delegate to any director or officer of the Company the whole or any part of the administration of the Equity Incentive Award Plan and shall determine the scope of such delegation or sub-delegation in its sole discretion.

Granting of Legacy Awards

An award of Share Awards pursuant to the Legacy Share Award Plan will be made and the number of such Share Awards awarded will be credited to each Participant's Account, effective as of the Award Date. The number of Share Awards to be credited to each Participant's Account shall be determined by the Company Board, or the Committee delegated by the Company Board to do so, each in its sole discretion.

 Credits for Dividends

A Participant's Account shall be credited with a Dividend Equivalent in the form of additional Share Awards only if the Company Board, in its sole discretion, so determines. Such Dividend Equivalent, if any, shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Common Share by the number of Share Awards recorded in the Participant's Account on the record date for the payment of such dividend, by (b) the Dividend Market Value, with fractions computed to three decimal places.

 Vesting

All Share Awards issued pursuant the Legacy Share Award Plan shall be fully vested and exercisable on issuance and shall not be subject to any vesting restrictions.

 Limits on Issuances

Notwithstanding any other provision of the Legacy Share Award Plan, the maximum number of Shares issuable pursuant to outstanding Share Awards at any time shall be limited to 5,329,938, subject to adjustment for Dividend Equivalents, if any.

Share Awards that are cancelled, surrendered, terminated or that expire prior to exercise thereof shall not in such Shares being available to be issued in respect of a subsequent grant of Share Awards pursuant to the Legacy Share Award Plan.

 Share Award Terms

The term during which a Share Award may be outstanding shall, subject to the provisions of the Legacy Share Award Plan requiring or permitting the acceleration or the extension of the term, be such period as may be determined from time to time by the Company Board or the Committee, but subject to the rules of any stock exchange or other regulatory body having jurisdiction.

In addition, unless otherwise determined by the Company Board or the Committee, or unless the Company and a Participant agree otherwise in a Share Award Agreement or other written agreement (including an employment or consulting agreement), each Share Award shall provide that if a Participant shall cease to be a director, officer of or be in the employ of, or a consultant or other Service Provider to, any of the entities comprising the HEI Group for any reason whatsoever (other than death or retirement) including, without limitation, resignation or involuntary termination (with or without cause), as determined by the Company Board in its sole discretion, before all of the Share Awards credited to the Participant's Account have been Exercised or are forfeited pursuant to any other provision hereof: (a) such Participant shall cease to be a Participant as of the Cessation Date; (b) any underlying Shares corresponding to any Share Awards that have not been Exercised on the Cessation Date shall be Exercised by the former Participant within 90 days of the Cessation Date in accordance with the Legacy Share Award Plan; and (c) the former Participant shall not be entitled to any further distribution of Shares or any payment from the Legacy Share Award Plan.

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Notwithstanding the preceding paragraph or anything else contained in the Legacy Share Award Plan to the contrary, unless otherwise determined by the Company Board or the Committee, or unless the Company and a Participant agree otherwise in a Share Award Agreement or other written agreement (including an employment or consulting agreement), if a Participant shall cease to be an officer of or be in the employ of, or a consultant or other Service Provider to, any of the entities comprising the HEI Group due to the death of the Participant, any underlying Shares corresponding to any Share Awards that have not been exercised shall be exercised by the legal representative of the deceased former Participant's estate within 12 months of the Cessation Date in accordance with the Legacy Share Award Plan.

 Delivery of Shares by the Company

The Company shall, as soon as practicable after the exercise of any Share Awards granted under the Legacy Share Award Plan, issue from treasury to the Participant the number of Shares required to be delivered upon the exercise of such Participant's Share Awards; provided, however, that, with the consent of the Participant, in lieu of issuing Shares from treasury the Company may satisfy its obligation to deliver Shares to the Participant upon the exercise of such Participant's Share Awards by delivering Shares from the Hammerhead Employee Benefit Trust. The Company shall register and deliver certificates for such Shares to the Participant by first class insured mail, unless the Company shall have received alternative instructions from the Participant acceptable to the Company for the registration and/or delivery of the certificates. The Participant shall exercise any Share Awards by: (i) delivering to the Company a notice of exercise in writing, in such form as may be approved by the Company Board or the Committee from time to time, signed by the Participant and stating the Participant's intention to exercise a particular Share Award together with payment of the exercise price of C$0.16 per Share Award so exercised; and (ii) if the Share Awards are being exercised by the legal representative of a deceased former Participant's estate, providing the Company with satisfactory evidence of the Participant's death. Upon receipt of the exercise notice, aggregate exercise price and evidence of the Participant's death (if applicable), the Company shall cause the Shares in respect of which the Share Award has been Exercised to be issued or delivered as provided above.

 Surrender Offer

A Participant may make an offer (the "Surrender Offer") to the Company, at any time, for the disposition and surrender by the Participant to the Company (and the termination thereof) of any of the Share Awards granted thereunder for an amount (not to exceed the Fair Market Value of the Shares less the exercise price of the Share Award) specified in the Surrender Offer by the Participant, and the Company may, but is not obligated to, accept the Surrender Offer, subject to any regulatory approval required.  If the Surrender Offer, either as made or as renegotiated, is accepted, the Share Awards in respect of which the Surrender Offer relates shall be surrendered and deemed to be terminated and cancelled and shall cease to grant the Participant any further rights thereunder upon payment of the amount (less all taxes and other amounts required by law to by withheld by the Company) of the Surrender Offer agreed to by the Company and the Participant.

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 Alterations of Shares

In the event: (a) of any change in the Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise; or (b) that any rights are granted to all or substantially all shareholders to purchase Shares at prices substantially below Fair Market Value; or (c) that, as a result of any recapitalization, merger, consolidation or other transaction, the Shares are converted into or exchangeable for any other securities or property; then the Company Board may make such adjustments to the Legacy Share Award Plan, to any Share Awards and to any Share Award Agreements outstanding under the Legacy Share Award Plan as the Company Board may, in its sole discretion, consider appropriate in the circumstances to prevent dilution or enlargement of the rights granted to Participants thereunder and/or to provide for the Participants to receive and accept such other securities or property in lieu of Shares, and the Participants shall be bound by any such determination.

No adjustment shall be made with respect to the issue of Shares being made pursuant to or in connection with: (a) any share option plan or share purchase plan, including the Legacy Share Award Plan, in force from time to time for existing or proposed officers, directors, employees or Service Providers of the Company; (b) the issuance of additional Shares pursuant to a public offering or private placement by the Company or a take-over bid, tender offer  or other acquisition made by the Company for the securities of another entity; or (c) upon Exercise or vesting of any convertible securities of the Company outstanding from time to time.

 Merger and Sale, etc.

Except in the case of a transaction that is a Change of Control and to which the paragraph below applies, if the Company enters into any transaction or series of transactions whereby the Company or All or Substantially All of the Assets would become the property of any other trust, body corporate, partnership or other person (a "Successor"), whether by way of takeover bid, acquisition, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise, prior to or contemporaneously with the consummation of such transaction the Company and the Successor will execute such instruments and do such things as the Company Board or the Committee may determine are necessary to establish that upon the consummation of such transaction the Successor will assume the covenants and obligations of the Company under the Legacy Share Award Plan and the Share Award Agreements outstanding on consummation of such transaction.  Any such Successor shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Legacy Share Award Plan and Share Award Agreements with the same effect as though the Successor had been named as the Company in the Legacy Share Award Plan and therein and thereafter, the Company shall be relieved of all obligations and covenants under the Legacy Share Award Plan and such Share Award Agreements and the obligation of the Company to the Participants in respect of the Share Awards shall terminate and be at an end and the Participants shall cease to have any further rights in respect thereof including, without limitation, any right to acquire Shares upon the Exercise of the Share Awards.

 Change of Control

Notwithstanding any other provision in the Legacy Share Award Plan but subject to any provision to the contrary contained in a Share Award Agreement or other written agreement (such as an agreement of employment) between the Company and a Participant, if there takes place a Change of Control, all issued and outstanding Share Awards shall terminate on the 90th day after the occurrence of such Change of Control or at such earlier time as may be established by the Company Board or the Committee, in its absolute discretion, prior to the time such Change of Control takes place.

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 Amendment or Discontinuance of the Legacy Share Award Plan

The Company Board may amend or discontinue the Legacy Share Award Plan and any Share Award granted thereunder at any time without the approval of the shareholders of the Company or any Participant whose Share Award is amended or terminated, provided that no amendment to the Equity Incentive Award Plan or Share Awards granted pursuant to the Equity Incentive Award Plan may be made without the consent of the Participant, if it adversely alters or impairs any Share Award previously granted to such Participant under the Equity Incentive Award Plan.

The Company Board may, subject to any required approval of any Exchange, amend or discontinue the Legacy Share Award Plan and any Share Award granted thereunder at any time without the approval of the shareholders of the Company or any Participant whose Share Award is amended or terminated, provided that, no amendment to the Legacy Share Award Plan or Share Awards granted pursuant to the Legacy Share Award Plan may be made without the consent of the Participant, if it adversely alters or impairs any Share Award previously granted to such Participant under the Legacy Share Award Plan. Without limitation of the foregoing, such amendments include, without limitation: (a) amendments of a "housekeeping nature" nature, including, without limitation, amending the wording of any provision of the Legacy Share Award Plan for the purpose of clarifying the meaning of existing provisions or to correct or supplement any provision of the Legacy Share Award Plan that is inconsistent with any other provision of the Legacy Share Award Plan, correcting grammatical or typographical errors and amending the definitions contained within the Legacy Share Award Plan respecting the administration of the Legacy Share Award Plan; (b) amending Share Awards under the Legacy Share Award Plan , including with respect to the expiry date (provided that such Share Award is not held by an Insider) and effect of termination of a Participant's employment or cessation of the Participant's service; or (c) amendments necessary to comply with applicable law or the requirements of any Exchange. Notwithstanding the foregoing, the Legacy Share Award Plan or any outstanding Share Award granted thereunder may not be amended without shareholder approval to:

(a) permit Share Awards to be issued other than pursuant to the Plan of Arrangement;

(a) increase the number of Shares reserved for issuance pursuant to Share Awards in excess of the limit prescribed in the Legacy Share Award Plan;

(b) extend the expiry date of any Share Award granted to an Insider (other than as permitted by the terms and conditions of the Legacy Share Award Plan);

(c) permit a Participant to transfer Share Awards to a new beneficial holder other than for estate settlement purposes;

(d) reduce the limitations on Share Awards contained in the Legacy Share Award Plan; and

(e) change the Legacy Share Award Plan to modify or delete any of the above.

Notwithstanding the foregoing, the Company Board may amend or terminate the Legacy Share Award Plan or any outstanding Share Award granted thereunder at any time without the approval of the shareholders of the Company or any Participant whose Share Award is amended or terminated, in order to conform the Legacy Share Award Plan or such Share Award, as the case may be, to applicable law or regulation or the requirements of any relevant stock exchange or regulatory authority, whether or not that amendment or termination would affect any accrued rights or adversely alter or impair any Share Award previously granted.

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Without limiting the foregoing, the Company Board may correct any defect or supply any omission or reconcile any inconsistency in the Equity Incentive Award Plan in the manner and to the extent deemed necessary or desirable, may establish, amend, and rescind any rules and regulations relating to the Legacy Share Award Plan, and may make such determinations as it deems necessary or desirable for the administration of the Legacy Share Award Plan.

On termination of the Legacy Share Award Plan, any outstanding Share Awards under the Legacy Share Award Plan shall immediately vest and the number of Shares corresponding to such Share Awards shall be delivered to the Participants in accordance with and upon compliance with the Legacy Share Award Plan. The Legacy Share Award Plan will finally cease to operate for all purposes when: (i) the last remaining Participant receives delivery of all Shares corresponding to all Share Awards credited to the Participant's Account; or (ii) all unexercised Share Awards expire in accordance with the terms of the Legacy Share Award Plan.

Legacy Share Option Plan

Terms of Legacy Share Option Plan

 Defined Terms

In this description of the Legacy Share Option Plan, the abbreviations and terms set forth below have the following meanings:

"All or Substantially All of the Assets" means greater than 90% of the aggregate fair market value of the assets of the Company and its Subsidiaries, on a consolidated basis, as determined by the Company Board in its sole discretion.

"Black-Out Period" means the period of time when, pursuant to any policies of the Company, any securities of the Company may not be traded by certain persons as designated by the Company, including any holder of a Legacy Option.

"Change of Control" means: (i) a successful takeover bid; or (ii) (A) any change in the beneficial ownership or control of the outstanding securities or other interests of the Company which results in: (I) a person or group of persons "acting jointly or in concert" within the meaning of National Instrument 62-104 - Take-Over Bids and Issuer Bids, as amended from time to time; or (II) an affiliate or associate of such person or group of persons, holding, owning or controlling, directly or indirectly, more than 50% of the outstanding voting securities or interests of the Company; and (B) members of the Company Board who are members of the Company Board immediately prior to the earlier of such change and the first public announcement of such change cease to constitute a majority of the Company Board at any time within 60 days of such change; or (iii) Incumbent Directors no longer constituting a majority of the Company Board; (iv) the winding up of the Company or the sale, lease or transfer of All or Substantially All of the Assets to any other person or persons and the distribution of greater than 90% of the net proceeds from such sale, lease or transfer to the shareholders of the Company within 60 days of the completion of such sale, lease or transfer (other than pursuant to an internal reorganization or in circumstances where the business of the Company is continued and where the shareholdings or other security holdings, as the case may be, in the continuing entity and the constitution of the Company Board or similar body of the continuing entity is such that the transaction would not be considered a "Change of Control" if paragraph (ii) above was applicable to the transaction); provided that, for greater certainty, a sale, lease or exchange of all or substantially all the property of the Company for purposes of the Business Corporations Act (Alberta) shall not be considered a sale, lease or transfer All or Substantially All of the Assets for purposes of this paragraph (iv) unless the property that is the subject of such sale, lease or exchange represents greater than 90% of the aggregate fair market value of the assets of the Company and its subsidiaries, on a consolidated basis, as determined in accordance with the Legacy Share Option Plan; or (v) any determination by a majority of the Company Board that a "Change of Control" has occurred or is about to occur and any such determination shall be binding and conclusive for all purposes of the Legacy Share Option Plan.

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"Current Market Price" means, as at any date when the Current Market Price is to be determined, the volume weighted average trading price per Common Share on the TSX, or, if the Common Shares are not listed on the TSX, on any stock exchange in Canada or the United States on which the Common Shares are then listed, for the last five trading days immediately prior to the date of determination, or if the Common Shares are not listed upon any stock exchange in Canada or the United States, the Current Market Price shall be determined by the Company Board acting reasonably.

"Exchange" means the stock exchange(s), if any, on which Common Shares are listed and posted for trading and, if Common Shares are listed on more than one stock exchange, such stock exchange as may be selected for such purpose by the Company Board.

"Fair Market Value" with respect to a Common Share, as at any date, means the volume weighted average of the prices at which Common Shares traded on the Exchange (or, if Common Shares are then listed and posted for trading on more than one stock exchange, on such stock exchange on which the majority of the trading volume and value of Common Shares occurs) for the five trading days on which Common Shares traded on the said stock exchange immediately preceding such date.  In the event that Common Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of Common Shares as determined by the Company Board in its sole discretion.

"HEI Group" means, collectively, the Company, any entity that is a Subsidiary of the Company from time to time, including, without limitation, any entity designated by the Company Board from time to time as a member of the HEI Group for the purposes of the Legacy Share Option Plan (and, for greater certainty, including any successor entity of any of the aforementioned entities) provided, however, that with respect to any Optionee that is subject to United States federal income taxation, such entity is a "service recipient" within the meaning of Code Section 409A with respect to such Optionee.

"Incumbent Directors" means any member of the Company Board who was a member of the Company Board at the effective date of the Legacy Share Option Plan and any successor to an Incumbent Director who was recommended or elected or appointed to succeed any Incumbent Director by the affirmative vote of the Company Board, including a majority of the Incumbent Directors then on the Company Board, prior to the occurrence of the transaction, transactions, elections or appointments giving rise to a Change of Control.

"Insider" has the meaning ascribed thereto in Part I of the TSX Company Manual for the purposes of Section 613 of the TSX Company Manual.

"In-the-Money Value" means the amount by which the Current Market Price on the Pricing Date exceeds the exercise price of the applicable Legacy Options, multiplied by the number of Common Shares related to the applicable Legacy Options.

"Optionee" means a holder of Legacy Options.

"Pricing Date" means the date the Company receives notice from an Optionee that has elected to exercise a vested Legacy Option by surrendering such Legacy Option in exchange for the In-the-Money Value of Legacy Option in lieu of purchasing the number of Common Shares then issuable on the exercise of the vested Legacy Option subject to the provisions of the Legacy Share Option Plan and if permitted by the Committee.

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"Service Provider" means an officer or employee of, or a person or company engaged by, one or more of the entities comprising the HEI Group to provide services to an entity within the HEI Group.

Purpose and Administration

The limited purpose of the Legacy Share Option Plan is to provide for the issuance of Legacy Options pursuant to of the Plan of Arrangement and thereby to aid in retaining and motivating certain officers, directors, employees and other eligible Service Providers of the HEI Group in the growth and development of the HEI Group by providing them with the opportunity through Legacy Options to acquire an increased proprietary interest in the Company.

The Legacy Share Option Plan is administered by a committee of the Company Board appointed from time to time by the Company Board to administer the Legacy Share Option Plan or, if no such committee is appointed, the Company Board (the "Committee") pursuant to any rules of procedure that may be fixed by the Company Board.

Granting of Legacy Options

Subject to the Plan of Arrangement, the Committee may from time to time designate officers, directors and employees of, and other eligible Service Providers to, the HEI Group to whom Legacy Options may be granted and the number of Common Shares to be optioned to each, provided that the number of Common Shares to be optioned shall not exceed the limitations provided in the Legacy Share Option Plan.

Limitations to the Legacy Share Option Plan

Notwithstanding any other provision of the Legacy Share Option Plan the maximum number of Common Shares issuable on exercise of outstanding Legacy Options at any time shall be limited to 671,539.

Legacy Options that are cancelled, terminated or expire prior to the exercise of all or a portion thereof shall not result in Common Shares that were reserved for issuance thereunder being available for a subsequent grant of Legacy Options pursuant to the Legacy Share Option Plan.

No one Service Provider may be granted any Legacy Option which, together with all Legacy Options then held by such Optionee, would entitle or enable such Optionee to receive a number of Common Shares which is greater than 5% of the outstanding Common Shares, calculated on an undiluted basis. In addition: (i) the number of Common Shares issuable to Insiders at any time, under all security based compensation arrangements of the Company, shall not exceed 10% of the issued and outstanding Common Shares; and (ii) the number of Common Shares issued to Insiders, within any one year period, under all security based compensation arrangements of the Company, shall not exceed 10% of the issued and outstanding Common Shares. For this purpose, "security based compensation arrangements" has the meaning ascribed thereto in Part VI of the TSX Company Manual.

Vesting

All Legacy Options issued pursuant to the Plan of Arrangement shall be fully vested and exercisable on issuance and shall not be subject to any vesting restrictions.

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Legacy Option Price

Subject to the Plan of Arrangement, the exercise price of Legacy Options granted under the Legacy Share Option Plan shall be fixed by the Committee when such Legacy Options are granted, provided that the exercise price of Legacy Options shall not be less than such minimum price as may be required by the stock exchange, if any, on which the Common Shares are listed at the time of grant.

Legacy Option Terms

The period during which a Legacy Option is exercisable shall, subject to the provisions of the Legacy Share Option Plan requiring or permitting the acceleration or extension of the exercise period, be such period, not in excess of 15 years, as may be determined from time to time by the Committee, but subject to the rules of any stock exchange or other regulatory body having jurisdiction, and in the absence of any determination to the contrary will be five years from the date of grant.  Each Legacy Option shall, among other things, contain provisions to the effect that Legacy Option shall be personal to the Optionee and shall not be assignable.  In addition, unless the Company and an Optionee agree otherwise in an agreement for Legacy Options or other written agreement (such as an agreement of employment or a retirement agreement), each Legacy Option shall provide that:

(a) upon the death of the Optionee, the Legacy Option shall terminate on the date determined by the Committee which shall not be more than 12 months from the date of death and, in the absence of any determination to the contrary, will be 12 months from the date of death;

(b) if the Optionee shall no longer be an officer of or be in the employ of, or consultant or other Service Provider to, any of the entities comprising the HEI Group (other than by reason of death or termination for cause or retirement), the Legacy Option shall terminate on the expiry of the period not in excess of six months as prescribed by the Committee at the time of grant, following the date that the Optionee ceases to be an officer of, or an employee of or a consultant or other Service Provider to, any of the entities comprising the HEI Group; and, in the absence of any determination to the contrary, will terminate 90 days following the date that the Optionee ceases to be an officer of, or an employee of or a consultant or other Service Provider to, any of the entities comprising the HEI Group;

(c) if the Optionee shall no longer be an officer of or be in the employ of, or consultant or other Service Provider to, any of the entities comprising the HEI Group by reason of termination for cause, the Legacy Option shall terminate immediately on such termination for cause (whether notice of such termination occurs verbally or in writing); and

(d) if the Optionee shall no longer be an officer of or be in the employ of any of the entities comprising of the HEI Group due to the Optionee's retirement, the Legacy Option shall terminate 12 months following the date that the Optionee ceases to be an officer of or be in the employ of any of the entities in the HEI Group;

provided that the number of Common Shares that the Optionee (or his or her heirs or successors) shall be entitled to purchase until such date of termination: (i) shall in the case of death of the Optionee, be all of the Common Shares that may be acquired on exercise of Legacy Options held by such Optionee (or his or her heirs or successors), whether or not previously vested, and the vesting of all such Legacy Options shall be accelerated on the date of death for such purpose; and (ii) in any case other than death or termination for cause, shall be the number of Common Shares which the Optionee was entitled to purchase on the date the Optionee ceased to be an officer, director, employee, consultant or other Service Provider, as the case may be.  In the event of termination for cause, all of the Common Shares optioned, whether vested or unvested, shall be forfeited.

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If any Legacy Options may not be exercised due to any Black-Out Period at any time within the three-business day period prior to the normal expiry date of such Legacy Options (the "Restricted Options"), the expiry date of all Restricted Options shall be extended for a period of seven business days following the end of the Black-Out Period (or such longer period as permitted by the Exchange and approved by the Committee).

Cashless Exercise

Subject to the provisions of the Legacy Share Option Plan, if permitted by the Committee, an Optionee may elect to exercise a vested Legacy Option by surrendering such Legacy Option in exchange for the In-the-Money Value of Legacy Option in lieu of purchasing the number of Common Shares then issuable on the exercise of the vested Legacy Option. If the Optionee so elects to exercise the Legacy Option, the Optionee shall be entitled to payment of the In-the-Money Value of the vested Legacy Option determined as of the Pricing Date. The In-the-Money Value shall be paid in Common Shares issued from treasury with the number of Common Shares issuable being equal to the number obtained by dividing the In-the-Money Value of Legacy Options in respect of which such election is made by the Current Market Price on the Pricing Date.

Surrender Offer

A Optionee may make an offer (the "Surrender Offer") to the Company, at any time, for the disposition and surrender by the Optionee to the Company (and the termination thereof) of any of Legacy Options granted under the Legacy Share Option Plan for an amount (not to exceed the Fair Market Value of Common Shares less the exercise price of Legacy Options) specified in the Surrender Offer by the Optionee, and the Company may, but is not obligated to, accept the Surrender Offer, subject to any regulatory approval required. If the Surrender Offer, either as made or as renegotiated, is accepted, Legacy Options in respect of which the Surrender Offer relates shall be surrendered and deemed to be terminated and cancelled and shall cease to grant the Optionee any further rights thereunder upon payment of the amount of the agreed Surrender Offer by the Company to the Optionee.  The Company may, in its sole discretion, elect to allow an Optionee to claim such deductions in computing taxable income of such Optionee, if any, that may be available to the Optionee in respect of any amount received by the Optionee, provided that the Company shall be under no obligation, express or implied, to make such election.

Alterations in Shares

In the event: (a) of any change in Common Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise; or (b) that any rights are granted to all or substantially all shareholders to purchase Common Shares at prices substantially below Fair Market Value; or (c) that, as a result of any recapitalization, merger, consolidation or other transaction, Common Shares are converted into or exchangeable for any other securities or property; then the Company Board may make such adjustments to the Legacy Share Option Plan, to any Legacy Options and to any agreements for Legacy Options outstanding under the Legacy Share Option Plan, and make such amendments to any agreements for Legacy Options outstanding under the Legacy Share Option Plan, as the Company Board may, in its sole discretion, consider appropriate in the circumstances to prevent dilution or enlargement of the rights granted to Optionees thereunder and/or to provide for the Optionees to receive and accept such other securities or property in lieu of Common Shares, and the Optionees shall be bound by any such determination.

For greater certainty, and notwithstanding anything to the contrary to the foregoing paragraph, no adjustment shall be made in accordance with respect to the issue of Common Shares being made pursuant to or in connection with (i) any share option plan or share purchase plan, including the Legacy Share Option Plan, in force from time to time for existing or proposed officers, directors, employees or Service Providers of the Company, or (ii) the issuance of additional Common Shares pursuant to a public offering or private placement by the Company or a take-over bid or tender offer made by the Company for the securities of another entity.

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Provisions Related to Merger/Sale etc.

Except in the case of a transaction that is a Change of Control and to which accelerated vesting and termination of Legacy Options applies, if the Company enters into any transaction or series of transactions whereby the Company or All or Substantially All of the Assets would become the property of another trust, body corporate, partnership or other person (a "Successor"), whether by way of takeover bid, acquisition, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise, prior to or contemporaneously with the consummation of such transaction, the Company and the Successor will execute such instruments and do such things as the Committee may determine are necessary to establish that upon the consummation of such transaction the Successor will assume the covenants and obligations of the Company under the Legacy Share Option Plan outstanding on consummation of such transaction.  Any such Successor shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Legacy Share Option Plan with the same effect as though the Successor had been named as the Company therein and thereafter, the Company shall be relieved of all obligations and covenants under the Legacy Share Option Plan and the obligation of the Company to the Optionees in respect of Legacy Options shall terminate and be at an end and the Optionees shall cease to have any further rights in respect thereof including, without limitation, any right to acquire Common Shares upon vesting of Legacy Options.

Termination of Option

Notwithstanding any other provision in the Legacy Share Option Plan or the terms of any option agreement, if there takes place a Change of Control, all issued and outstanding Legacy Options shall terminate on the 90th day after the occurrence of such Change of Control, or at such earlier time as may be established by the Company Board, in its absolute discretion, prior to the time such Change of Control takes place.

Amendments

The Committee may, subject to any required approval of any Exchange, amend or discontinue the Legacy Share Option Plan and Legacy Options granted thereunder at any time without the approval of the shareholders of the Company or any Optionee whose Legacy Option is amended or terminated, provided that, subject to the terms of the Legacy Share Option Plan, no amendment to the Legacy Share Option Plan or Legacy Options granted pursuant to the Legacy Share Option Plan may be made without the consent of the Optionee, if it adversely alters or impairs any Legacy Option previously granted to such Optionee under the Legacy Share Option Plan. Without limitation of the foregoing, such amendments include, without limitation: (a) amendments of a "housekeeping nature" nature, including, without limitation, amending the wording of any provision of the Legacy Share Option Plan for the purpose of clarifying the meaning of existing provisions or to correct or supplement any provision of the Legacy Share Option Plan that is inconsistent with any other provision of the Legacy Share Option Plan, correcting grammatical or typographical errors and amending the definitions contained within the Legacy Share Option Plan respecting the administration of the Legacy Share Option Plan; (b) amending Legacy Options under the Legacy Share Option Plan, including with respect to the expiry date (provided that the term of the Legacy Option does not exceed 15 years from the date the Legacy Option is granted and that such Legacy Option is not held by an Insider) and effect of termination of a Optionee's employment or cessation of the Optionee's service; or (c) amendments necessary to comply with applicable law or the requirements of any Exchange. Notwithstanding the foregoing, the Legacy Share Option Plan or any outstanding Legacy Option granted thereunder may not be amended without shareholder approval to:

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(a) permit Legacy Options to be issued other than pursuant to the Plan of Arrangement;

(b) increase the number of Common Shares reserved for issuance pursuant to Legacy Options in excess of the limit prescribed in the Legacy Share Option Plan;

(c) extend the expiry date of any Legacy Option granted to an Insider (other than as permitted by the terms and conditions of the Legacy Share Option Plan);

(d) permit an Optionee to transfer Legacy Options to a new beneficial holder other than for estate settlement purposes;

(e) reduce the limitations on Legacy Options contained in the Legacy Share Option Plan; and

(f) change the Legacy Share Option Plan to modify or delete any of the above.

Notwithstanding the foregoing, the Committee may amend or terminate the Legacy Share Option Plan or any outstanding Legacy Option granted under the Legacy Share Option Plan at any time without the approval of the shareholders of the Company or any Optionee whose Legacy Option is amended or terminated in order to conform the Legacy Share Option Plan or such Legacy Option, as the case may be, to applicable law or regulation or the requirements of any relevant stock exchange or regulatory authority, whether or not that amendment or termination would affect any accrued rights or adversely alter or impair any Legacy Option previously granted.

The Company has also adopted the Equity Incentive Award Plan and Share Option Plan. For summaries of the Equity Incentive Award Plan and Share Option Plan, see "Matters To Be Acted Upon At The Meeting - Matters Respecting New Equity Incentive Plans" in this Information Circular.

Clawback Policy

The Company has a formal "clawback" policy on executive incentive compensation, including, without limitation, bonuses, share options and share awards, that may be awarded to our executive officers when (i) the executive engages in willful misconduct or fraud which causes or significantly contributes to a restatement of our financial statements due to our material noncompliance with any applicable financial reporting requirement under securities laws, (ii) the executive receives incentive compensation calculated on the achievement of those financial results, and (iii) the incentive compensation received would have been lower had the financial statements been properly reported. The policy provides that when a clawback is triggered, upon the recommendation of the Governance and ESG Committee, the Company Board may, in its sole discretion and to the extent that it determines it is in the Company's best interests to do so, require the executive to repay the amount of incentive compensation relating to the year(s) subject to the restatement or received upon exercise or payment of incentive compensation in or following the year(s) subject to the restatement that is in excess of the incentive compensation the executive would have received if the incentive compensation had been computed in accordance with the results as restated, calculated on an after tax basis.

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Securities Authorized for Issuance Under Equity Compensation Plans

As at December 31, 2022, the Company did not have any equity incentive plans. See "Matters Related to New Equity Incentive Plans", "Executive Compensation – Legacy Share Award Plan" and "Executive Compensation – Legacy Share Option Plan".

The following sets forth information in respect of securities authorized for issuance under Hammerhead's equity compensation plans as at December 31, 2022:

Plan Category	Number of securities to be issued upon exercise of outstanding options and awards (a)	Weighted average exercise price of outstanding options and awards(3) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders:

Hammerhead Share Option Plan(1)	10,510,250	0.50	28,745,832

Hammerhead Share Award Plan(2)	83,595,675	0.01	10,412,014
Equity compensation plans not approved by securityholders:	Nil	Nil	Nil
Total	94,105,925		39,157,846

Notes:

(1) The maximum number of Hammerhead Common Shares that were issuable pursuant to the Hammered Share Option Plan was 10% of the outstanding Hammerhead Common Shares, which was equal to 39,256,082 Hammerhead Common Shares, being 10% of the 392,560,824 Hammerhead Common Shares issued and outstanding as of December 31, 2022. The Hammerhead Options were exchanged for Legacy Option upon completion of the Business Combination.

(2) The maximum number of Hammerhead Common Shares issuable pursuant to the Hammerhead Share Award Plan was 12% of the outstanding Hammerhead Common Shares and Preferred Shares (on an as-converted basis) less the number of Hammerhead Common Shares issuable pursuant to the Hammerhead Share Option Plan at such time, which was equal to 104,517,939 Hammerhead Common Shares, being 12% of the 954,316,155 as converted Hammerhead Common Shares issued and outstanding as of December 31, 2022 less 10,510,250 Hammerhead Common Shares issuable pursuant to the Option Plan as at December 31, 2022. The Hammerhead RSUs were exchanged for Legacy RSUs upon completion of the Business Combination.

(3) Following the completion of the Business Combination, the exercise prices of the Hammerhead RSUs and Hammerhead Options were $0.16 and $7.82, respectively.

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INTERESTS OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

The Company is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any person who has been a director or executive officer of the Company at any time since the beginning of the Company's last financial year, or nominee for election as a director, or of any associate or affiliate of the foregoing, in respect of any matter to be acted on at the Meeting, other than the election of directors, the appointment of auditors or the approval of the equity incentive plans.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Except as otherwise disclosed herein, there were no material interests, direct or indirect, of any proposed director or any Informed Person (as defined in NI 51-102) or any known associate or affiliate of such persons, in any transaction since the commencement of the last completed financial year of the Company or in any proposed transaction which has materially affected or would materially affect the Company or its subsidiary.

On February 23, 2023, the Company completed the Business Combination. See "Explanatory Note" and "Voting Shares and Principal Holders".

The Riverstone Parties are affiliates of Riverstone, of which Robert Tichio, current director of the Company, is a Partner and Jesal Shah, current director of the Company, is an employee. James AC McDermott is a former director of DCRD.

ADDITIONAL INFORMATION

Upon request, the Company will provide securityholders with a copy of the Company's or our predecessor entity financial statements for the year ended December 31, 2022 and associated management's discussion and analysis of financial condition and results of operations, as well as a copy of the Company's annual information form on Form 20-F, subsequent interim financial statements and management's discussion and analysis and this Information Circular.

Copies of these documents may be obtained on request without charge from the Senior Vice President and Chief Financial Officer at 2700, 525 – 8th Avenue S.W., Calgary, Alberta, T2P 1G1; telephone 403.930.0560 or by accessing the disclosure documents available under our profile on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.

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ADVISORIES

Forward-Looking Information and Statements

This Information Circular contains forward-looking information and statements (collectively, "forward-looking statements"). These forward-looking statements relate to future events or our future performance. All information and statements other than statements of historical fact contained in this Information Circular are forward-looking statements. Such forward-looking statements may be identified by looking for words such as "approximately", "may", "believe", "measure", "stability", "depends", "expects", "will", "intends", "should", "could", "plan", "budget", "predict", "potential", "projects", "anticipates", "forecasts", "estimates", "objective", "ongoing", "continues", "sustainability" or similar words or the negative thereof or other comparable terminology suggesting future outcomes, statements that actions, events or conditions "may", "would", "could" or "will" be taken or occur in the future, including statements about our strategy, plans, focus, objectives, priorities and position. In particular, and without limiting the generality of the foregoing, this Information Circular contains forward-looking statements with respect to: the Company's proposed incentive plans and anticipated implementation thereof; director compensation; and Company Board diversity.

By their nature, forward-looking statements are based upon certain assumptions and are subject to numerous risks and uncertainties, some of which are beyond our control, including the impact of general economic conditions, industry conditions, current and future commodity prices and inflation rates, the effects of pandemics, including with respect to commodity prices, currency and interest rates, anticipated production rates, borrowing, operating and other costs and adjusted funds flow, the timing, allocation and amount of capital expenditures and the results therefrom, anticipated reserves and the imprecision of reserve estimates, the performance of existing wells, the success obtained in drilling new wells, the sufficiency of budgeted capital expenditures in carrying out planned activities, access to infrastructure and markets, competition from other industry participants, availability of qualified personnel or services and drilling and related equipment, stock market volatility, effects of regulation by governmental agencies including changes in environmental regulations, tax laws and royalties, the ability to access sufficient capital from internal sources and bank and equity markets, the availability of qualified candidates to meet the Company Board and executive officer diversity goals and, without limitation, those risks considered under "Risk Factors" in our annual information form on Form 20-F. Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise and, as such, undue reliance should not be placed on forward-looking statements. The Company's actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements, or if any of them do so, what benefits we will derive therefrom.

The Company has included the forward-looking statements in this Information Circular in order to provide readers with a more complete perspective on our future plans and operations and such information may not be appropriate for other purposes. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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SCHEDULE A

See attached.

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SHARE OPTION PLAN

HAMMERHEAD ENERGY INC.

Effective as of February 23, 2023 and as amended and restated effective May 1, 2023

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HAMMERHEAD ENERGY INC.

SHARE OPTION PLAN

1. Purpose of Plan

The purpose of this Plan is to aid in attracting, retaining and motivating the officers, employees and other eligible Service Providers of the HEI Group in the growth and development of the HEI Group by providing them with the opportunity through Options to acquire an increased proprietary interest in the Corporation.

2. Administration

This Plan shall be administered by the Committee pursuant to any rules of procedure that may be fixed by the Board.

To the extent permitted by law, the Committee may delegate or sub-delegate to one or more of its members, to any director or officer of the Corporation or to one or more agents all or any of the powers conferred on the Committee under this Plan, and the Committee or any person to whom it has delegated or sub-delegated authority as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under this Plan.

For greater certainty and without limiting the discretion conferred on the Committee pursuant to this Article, the Committee's decision to approve the grant of an Option in any period shall not require the Committee to approve the grant of an Option to any Service Provider in any other period; nor shall the Committee's decision with respect to the size or terms and conditions of an Option grant in any period require it to approve the grant of an Option of the same or similar size or with the same or similar terms and conditions to any Service Provider in any other period. The Committee shall not be precluded from approving the grant of an Option to any Service Provider solely because such Service Provider may previously have been granted an Option under this Plan or any other similar compensation arrangement of the Corporation or a member of the HEI Group. There is no obligation for uniformity of treatment of Service Providers or Optionees under this Plan. The terms and conditions of Options need not be the same with respect to any Optionee or with respect to different Optionees. No Service Provider has any claim or right to be granted an Option.

3. Granting of Options

The Committee may from time to time designate officers and employees of, and other eligible Service Providers to, the HEI Group to whom Options may be granted and the number of Shares to be optioned to each, provided that the number of Shares to be optioned shall not exceed the limitations provided in Article 4 hereof.

4. Limitations to this Plan

Notwithstanding any other provision of this Plan:

(a) subject to Articles 11 and 12, the number of Shares reserved for issuance on exercise of Options outstanding under this Plan, together with the number of Shares reserved for issuance under all other Security Based Compensation Arrangements of the Company that provide for the issuance of Shares,  shall not at any time exceed 10% of the Shares then issued and outstanding;

(b) no one Service Provider may be granted any Option which, together with all Options then held by such Optionee, would entitle or enable such Optionee to receive a number of Shares which is greater than 5% of the outstanding Shares, calculated on an undiluted basis; and

(c) the number of Shares:

(i) issued to Insiders of the Corporation, within any one year period; and

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(ii) issuable to Insiders of the Corporation, at any time;

under this Plan, or when combined with all of the Corporation's other Security Based Compensation Arrangements shall not exceed 10% of the Corporation's total issued and outstanding Shares, respectively.

Options that are cancelled, surrendered, terminated or expire prior to the exercise of all or a portion thereof shall result in the Shares that were reserved for issuance thereunder being available for a subsequent grant of Options pursuant to this Plan to the extent of any Shares issuable thereunder that are not issued under such cancelled, surrendered, terminated or expired Options. For greater certainty, any increase in the issued and outstanding Shares will result in an increase in the number of Shares available under this Plan

5. Vesting

The Committee may, in its sole discretion, determine: (i) the time during which Options shall vest; (ii) the method of vesting; or (iii) that no vesting restriction shall exist.  In the absence of any determination by the Committee to the contrary, Options will vest and be exercisable as to one-quarter (1/4) of the total number of Shares subject to the Options on each of the first, second, third and fourth anniversaries of the date of grant (computed in each case rounded down to the nearest whole Share with any fractional amount vesting on such fourth anniversary) subject to continued employment or service with the HEI Group. Notwithstanding the foregoing, the Committee may, at its sole discretion at any time or in the Option Agreement in respect of any Options granted, accelerate or provide for the acceleration of vesting of Options previously granted.

6. Option Price

The exercise price of Options granted under this Plan shall be fixed by the Committee when such Options are granted, provided that the exercise price of Options shall not be less than such minimum price as may be required by the Exchange(s), if any, on which the Shares are listed at the time of grant.

7. Option Terms

The period during which an Option is exercisable shall, subject to the provisions of this Plan requiring or permitting the acceleration of rights of exercise or the extension of the exercise period, be such period, not in excess of ten (10) years, as may be determined from time to time by the Committee, but subject to the rules of any Exchange(s) or other regulatory body having jurisdiction, and in the absence of any determination to the contrary will be five (5) years from the date of grant.  Each Option shall, among other things, contain provisions to the effect that the Option shall be personal to the Optionee and shall not be assignable.  In addition, unless the Corporation and an Optionee agree otherwise in an Option Agreement or other written agreement (such as an agreement of employment or a Retirement Agreement), each Option shall provide that:

(a) Death - upon the death of the Optionee, the Option shall terminate on the earlier of (i) the date determined by the Committee which shall not be more than twelve (12) months from the Cessation Date and, in the absence of any determination to the contrary, twelve (12) months from the Cessation Date and (ii) the Expiry Date of such Option;

(b) Other Termination - if the Optionee shall no longer be an officer of or be in the employ of, or consultant or other Service Provider to, any of the entities comprising the HEI Group (other than by reason of death, termination for Cause, voluntary resignation or Retirement), the Option shall terminate on the earlier of (i) expiry of the period as prescribed by the Committee at the time of grant, following the Cessation Date, and, in the absence of any determination to the contrary, at the later of (A) ninety (90) days following the Cessation Date, and (B) the end of the notice period used for calculating severance to which the Optionee is entitled as a result of the Optionee's cessation as a Service Provider pursuant to a written contract of employment, if any, with an entity in the HEI Group; and (ii) the Expiry Date of such Option;

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(c) Termination for Cause - if the Optionee shall no longer be an officer of or be in the employ of, or consultant or other Service Provider to, any of the entities comprising the HEI Group by reason of termination for Cause, the Option shall terminate immediately on the Cessation Date (whether notice of such termination occurs verbally or in writing);

(d) Voluntary Resignation - if the Optionee shall no longer be an officer of or be in the employ of, or consultant or other Service Provider to, any of the entities comprising the HEI Group by reason of voluntary resignation, effective as of the day that is fourteen (14) days after the Cessation Date the Option shall terminate;

(e) Retirement - if the Optionee shall no longer be an officer of or be in the employ of any of the entities comprising the HEI Group due to the Optionee's Retirement, the Option shall continue in accordance with its terms and the exercise period shall not be accelerated as a result of the Optionee's Retirement;

provided that the number of Shares that the Optionee (or his or her heirs or successors) shall be entitled to purchase until such date of termination: (i) shall in the case of death of the Optionee, be all of the Shares that may be acquired on exercise of the Options held by such Optionee (or his or her heirs or successors) whether or not previously vested, and the vesting of all such Options shall be accelerated on the Cessation Date; and (ii) in any case other than death or termination for Cause, shall be the number of Shares which the Optionee was entitled to purchase on the Cessation Date. In the event of termination for Cause, all of the Shares optioned, whether vested or unvested shall be forfeited.

If any Options may not be exercised due to any Black-Out Period at any time within the three business day period prior to the normal expiry date of such Options (the "Restricted Options"), the expiry date of all Restricted Options shall be extended for a period of seven business days following the end of the Black-Out Period (or such longer period as permitted by the Exchange(s) and approved by the Committee).

8. Exercise of Option

Subject to the provisions of this Plan, a vested Option may be exercised from time to time prior to the Expiry Date thereof by delivery to the Corporation at its head office in Calgary, Alberta or such other place as may be specified by the Corporation, of a written notice of exercise specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full of the purchase price of the Shares then being purchased.

No Option holder who is resident in the United States may exercise Options unless the Shares issuable by the Corporation upon such exercise are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

9. Cashless Exercise

Subject to the provisions of this Plan, if permitted by the Committee, an Optionee may elect to exercise a vested Option by surrendering such Option in exchange for the In-the-Money Value (as defined below) of the Option in lieu of purchasing the number of Shares then issuable on the exercise of the  vested Option. If the Optionee so elects to exercise the Option, the Optionee shall be entitled to payment of the In-the-Money Value of the vested Option determined as of the date (the "Pricing Date") the Corporation receives notice of the exercise of such Option. The In-the-Money Value shall be paid in Shares issued from treasury with the number of Shares issuable being equal to the number obtained by dividing the In-the-Money Value of the Options in respect of which such election is made by the Current Market Price on the Pricing Date. "In-the-Money Value" means the amount by which the Current Market Price on the Pricing Date exceeds the exercise price of the applicable Options, multiplied by the number of Shares related to the applicable Options. "Current Market Price" means, as at any date when the Current Market Price is to be determined, the volume weighted average trading price per Share on the TSX, or, if the Shares are not listed on the TSX, on any Exchange in Canada or the United States, for the last five (5) trading days immediately prior to the date of determination, or if the Shares are not listed upon any stock exchange in Canada or the United States, the Current Market Price shall be determined by the Board of Directors acting in good faith. An Option may be exercised pursuant to this Article 9 from time to time by delivery to the Corporation at its head office in Calgary, Alberta or such other place as may be specified by the Corporation, of a written notice of exercise specifying that the Optionee has elected to make a cashless exercise of such Option and the number of Options to be exercised (provided that the Committee may, in its sole discretion, vary the aforementioned procedure for exercising an Option from time to time). The Corporation will not be required, upon the exercise of any Options pursuant to this Article 9, to issue fractions of Shares or to distribute certificates which evidence fractional Shares.  In lieu of fractional Shares, the Corporation will pay to the Optionee within ten (10) business days after the exercise date, an amount in lawful money of Canada equal to the then Current Market Price of such fractional interest, provided that the Corporation will not be required to make any payment, calculated as aforesaid, that is less than $10.00.  Any reference in this Article 9 to the issuance of Shares or the payment of cash is subject to compliance with Article 17.

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10. Surrender Offer

An Optionee may make an offer (the "Surrender Offer") to the Corporation, at any time, for the disposition and surrender by the Optionee to the Corporation (and the termination thereof) of any of the Options granted hereunder for an amount (not to exceed the Fair Market Value of the Shares less the exercise price of the Options) specified in the Surrender Offer by the Optionee, and the Corporation may, but is not obligated to, accept the Surrender Offer, subject to any regulatory approval required. If the Surrender Offer, either as made or as renegotiated, is accepted, the Options in respect of which the Surrender Offer relates shall be surrendered and deemed to be terminated and cancelled and shall cease to grant the Optionee any further rights thereunder upon payment of the amount of the agreed Surrender Offer by the Corporation to the Optionee.  Any reference in this Article 10 to the payment of cash is subject to compliance with Article 17.

11. Alterations in Shares

In the event:

(a) of any change in the Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise; or

(b) that any rights are granted to all or substantially all shareholders to purchase Shares at prices substantially below Fair Market Value; or

(c) that, as a result of any recapitalization, merger, consolidation or other transaction, the Shares are converted into or exchangeable for any other shares;

then the Board may, subject to any required approval of the TSX, make such adjustments to this Plan, to any Options and to any Option Agreements outstanding under this Plan, and make such amendments to any Option Agreements outstanding under this Plan, as the Board may, in its sole discretion, consider appropriate in the circumstances to prevent inappropriate dilution or enlargement of the rights granted to Optionees hereunder and/or to provide for the Optionees to receive and accept such other shares in lieu of Shares, and the Optionees shall be bound by any such determination.

For greater certainty, and notwithstanding anything to the contrary in this Article 11, no adjustment shall be made in accordance with this Article 11 with respect to the issue of Shares being made pursuant to or in connection with (i) any share option plan or share purchase plan, including this Plan, in force from time to time for existing or proposed officers, directors, employees or Service Providers of the Corporation, or (ii) the issuance of additional Shares pursuant to a public offering or private placement by the Corporation or a take-over bid or tender offer made by the Corporation for the securities of another entity.

With respect to any Options which are governed by section 7 of the Tax Act, all adjustments and actions described in this Article 11 shall be structured in compliance with the requirements of subsections 7(1.4) (if done by way of an exchange of Options) or with subsections 110(1.7) and 110(1.8) of the Tax Act.

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12. Merger and Sale, etc.

Except in the case of a transaction that is a Change of Control and to which Article 13 applies, if the Corporation enters into any transaction or series of transactions whereby the Corporation or All or Substantially All of the Assets would become the property of any other trust, body corporate, partnership or other person (a "Successor"), whether by way of takeover bid, acquisition, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise, prior to or contemporaneously with the consummation of such transaction the Corporation and the Successor will execute such instruments and do such things as the Committee may determine are necessary to establish that upon the consummation of such transaction the Successor will assume the covenants and obligations of the Corporation under this Plan and the Option Agreements outstanding on consummation of such transaction.  Any such Successor shall succeed to, and be substituted for, and may exercise every right and power of the Corporation under this Plan and Option Agreements with the same effect as though the Successor had been named as the Corporation herein and therein and thereafter, the Corporation shall be relieved of all obligations and covenants under this Plan and such Option Agreements and the obligation of the Corporation to the Optionees in respect of the Options shall terminate and be at an end and the Optionees shall cease to have any further rights in respect thereof including, without limitation, any right to acquire Shares upon vesting of the Options. With respect to any Options that are governed by section 7 of the Tax Act, to the extent commercially practicable, any such assumption by the Successor will be structured so as to be governed by subsection 7(1.4) of the Tax Act.

13. Acceleration of Vesting and Termination of Option

Notwithstanding any other provision in this Plan or the terms of any Option Agreement, upon the consummation of a Change of Control, all issued and outstanding Options shall be automatically fully vested and exercisable (whether or not then vested) immediately prior to the time such Change of Control takes place and shall terminate on the 90th day after the occurrence of such Change of Control, or at such earlier time as may be established by the Board, in its absolute discretion, prior to the time such Change of Control takes place.

14. No Rights as a Shareholder

An Optionee shall not have any of the rights or privileges of a shareholder of the Corporation in respect of any Shares issuable upon exercise of an Option until certificates representing such Shares have been issued and delivered.

15. Regulatory Authorities Approvals

This Plan shall be subject to the approval, if required, of any Exchange(s) on which the Shares are listed for trading.  Any Options granted prior to receipt of such approval and after listing on any such Exchange(s) shall be conditional upon such approval being given and no such Options may be exercised unless such approval, if required, is given.

16. Option Agreements

A written agreement (an "Option Agreement") will be entered into between the Corporation and each Optionee to whom an Option is granted hereunder, which Option Agreement will set out the number of Shares subject to Option, the exercise price, the vesting dates, circumstances when vesting of Options may be accelerated, the Expiry Date, whether any of the Options are Options in respect of "non-qualified securities" under the Tax Act, and any other terms approved by the Committee, all in accordance with the provisions of this Plan.  The Option Agreement will be in such form as the Committee may from time to time approve or authorize the officers of the Corporation to enter into and may contain such terms as may be considered necessary in order that the Option will comply with any provisions respecting Options in the income tax or other laws in force in any country or jurisdiction of which the person to whom the Option is granted may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.  Such Option Agreements may also contain such other provisions as the Committee may determine.

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If an Optionee fails to acknowledge a grant of an Option by acceptance of the Option Agreement within the time specified by the Committee, the Corporation reserves the right to revoke the Option grant. Participation in this Plan by any Optionee shall be construed as irrevocable acceptance by the Participant of the terms and conditions set out herein and all rules and procedures adopted hereunder and as amended from time to time.

17. Tax Withholding

The Corporation shall have the power and the right to deduct or withhold, or require (as a condition of exercise) an Optionee to remit to the Corporation, the required amount to satisfy, in whole or in part, federal, provincial, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan, including the grant, exercise or surrender of Options granted under this Plan.  With respect to required withholding, the Corporation shall have the irrevocable right to (and the Optionee consents to) the Corporation setting off any amounts required to be withheld, in whole or in part, against amounts otherwise owing by the Corporation to such Optionee (whether arising pursuant to the Optionee's relationship as an officer or employee of the Corporation or as a result of the Optionee providing services on an ongoing basis to the Corporation or otherwise), or may make such other arrangements as are satisfactory to the Optionee and the Corporation.  In addition, the Corporation may elect, in its sole discretion, to satisfy the withholding requirement, in whole or in part, by withholding such number of Shares as it determines are required to be sold by the Corporation, as trustee, to satisfy the withholding obligation net of selling costs (which costs shall be the responsibility of the Optionee and which shall be and are authorized to be deducted from the proceeds of sale). The Optionee consents to such sale and grants to the Corporation an irrevocable power of attorney to effect the sale of such Shares and acknowledges and agrees that the Corporation does not accept responsibility for the price obtained on the sale of such Shares.  Any reference in this Plan to the issuance of Shares or a payment of cash is expressly subject to this Article 17.

18. Tax Treatment

All Options granted to persons who are granted Options by virtue of their employment with the Corporation or a Subsidiary shall have such terms and conditions so as to be governed by section 7 of the Tax Act.

Optionees (or their beneficiaries) shall be responsible for all taxes with respect to any Option outstanding under this Plan, whether arising as a result of the grant or exercise of Options or otherwise.  The Corporation and the Committee make no guarantees to any person regarding the tax treatment of an Option or payments made under this Plan and none of the Corporation or any of its directors, officers, employees or representatives shall have any liability to an Optionee with respect thereto. Optionees are advised to consult with their own tax advisors.

The Corporation shall make reasonable commercial efforts to ensure that Optionees receive the most favourable tax treatment permitted by law in connection with the exercise and/or surrender of Options, including, without limitation, executing any tax elections necessary for an Optionee to receive capital-gains like tax treatment under paragraph 110(1)(d) of the Tax Act (or any successor provision thereof), provided that Corporation shall not be liable if the paragraph 110(1)(d) deduction is not available in respect of any Options granted under this Plan due to a failure of the Options to meet the conditions required to qualify for such deduction (other than the requirement for any election under subsection 110(1.1) of the Tax Act if the Options are subject to a cashless exercise under Article 9 or are surrendered under Article 10).

Notwithstanding any other provision of this Plan, grants of Options to Participants who are subject to United States federal income taxation ("U.S. Taxpayers") under the United States Internal Revenue Code of 1986, as amended (the "Code"), shall be made and administered under the terms of Schedule A to this Plan.

19. No Effect on Employment or Retainer

Participation in this Plan by an Optionee is entirely voluntary and does not affect the Optionee's employment or continued retainer by, or other engagement with, any of the entities comprising the HEI Group, nor does it interfere in any way with the right of the Optionee or any of the entities comprising the HEI Group to terminate the Optionee's employment or service provision at any time.  Neither this Plan nor the granting to an Optionee of an Option hereunder of itself gives such Optionee any right to continue to be an officer, employee or Service Provider of any of the entities comprising the HEI Group.  None of the terms and conditions governing an Option shall be affected by any change in the terms of the Optionee's employment or by engagement with any of the entities comprising the HEI Group so long as the Optionee continues to hold Options.  The terms of this Plan or any option agreement shall not affect in any manner whatsoever the terms or validity of any employment or other services agreement to which the Corporation is a party. Schedule A is incorporated herein by reference

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20. Amendment or Discontinuance of this Plan

(a) The Committee may, subject to any required approval of any Exchange(s), amend, modify or discontinue this Plan and Options granted thereunder at any time without the approval of the shareholders of the Corporation or any Optionee whose Option is amended or terminated, provided that, subject to the following paragraph of this Article 20, no amendment to this Plan or Options granted pursuant to this Plan may be made without the consent of the Optionee, if it adversely alters or impairs any Option previously granted to such Optionee under this Plan. Without limitation of the foregoing, such amendments include, without limitation: (a) amendments of a "housekeeping nature" nature, including, without limitation, amending the wording of any provision of this Plan for the purpose of clarifying the meaning of existing provisions or to correct or supplement any provision of this Plan that is inconsistent with any other provision of this Plan, correcting grammatical or typographical errors and amending the definitions contained within this Plan respecting the administration of this Plan; (b) amending Options under this Plan, including with respect to the expiry date (provided that the term of the Option does not exceed ten years from the date the Option is granted and that such Option is not held by an Insider) and effect of termination of a Optionee's employment or cessation of the Optionee's service; or (c) amendments necessary to comply with applicable law or the requirements of any Exchange(s). Notwithstanding the foregoing, this Plan or any outstanding Option granted hereunder may not be amended without shareholder approval to:

(i) increase the number of Shares reserved for issuance pursuant to Options in excess of the limit prescribed in Article 4 hereof;

(ii) extend the vesting date of any Options granted under this Plan to an Insider beyond the latest vesting date specified in the Option Agreement (other than as permitted by the terms and conditions of this Plan);

(iii) extend the expiry date of any Option granted to an Insider (other than as permitted by the terms and conditions of this Plan);

(iv) permit an Optionee to transfer Options to a new beneficial holder other than for estate settlement purposes;

(v) reduce the limitations on Options contained in Article 4 hereof;

(vi) increase the number of Shares that may be issued to Insiders above the restrictions contained in Article 4(c) hereof; and

(vii) change this Article 20(a) to modify or delete any of (i) through (v) above.

(b) Notwithstanding the foregoing, the Committee may amend or terminate this Plan or any outstanding Option granted hereunder at any time without the approval of the shareholders of the Corporation or any Optionee whose Option is amended or terminated, in order to conform this Plan or such Option, as the case may be, to applicable law or regulation or the requirements of any relevant Exchange(s) or regulatory authority, whether or not that amendment or termination would affect any accrued rights or adversely alter or impair any Option previously granted.

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21. Decisions Final and Binding

All decisions and interpretations by the Committee respecting this Plan or Options granted hereunder, including decisions as to adjustments in the number of Shares to be received upon exercise of an Option or the exercise price thereof in accordance with Article 11 shall be final and binding on the Corporation and all Optionees and their respective successors, heirs and legal representatives, as applicable.

 Subject to Article 32, all rights, entitlements and obligations of Optionees under this Plan and in respect of Options are set forth in the terms hereof and the applicable Option Agreements and cannot be modified by any other documents, statements or communications, except by amendment to the terms hereof or thereof in accordance with Article 20.

22. Defined Terms

Where used herein, the following terms shall have the following meanings, respectively:

(a) "affiliate" and "associate" each have the meaning ascribed thereto in MI 62-104;

(b) "All or Substantially All of the Assets" means greater than 90% of the aggregate fair market value of the assets of the Corporation and its Subsidiaries, on a consolidated basis, as determined by the Board in its sole discretion;

(c) "Black-Out Period" means the period of time, if any, when, pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain persons as designated by the Corporation, including any holder of an Option;

(d) "Board" means the board of directors of the Corporation as constituted from time to time;

(e) "business day" means a day other than a Saturday, Sunday or other day when banks in the City of Calgary, Alberta are generally not open for business;

(f) "Cause" means, unless otherwise defined in the applicable Option Agreement or employment agreement or consulting agreement of the Optionee (in which case "Cause" shall have the meaning therein):

(i) in respect of an Optionee that is an employee or officer of a member of the HEI Group, any act or omission that would entitle the member of the HEI Group that employs the Optionee to terminate the Optionee's employment without notice or compensation under the Canadian common law for just cause; and

(ii) in respect of an Optionee that is a consultant to a member of the HEI Group, any material breach by the Optionee of the terms of the contract or agreement under which the Optionee is retained by a member of the HEI Group;

(g) "Cessation Date" means the date that is the earlier of:

(i) the effective date of the Service Provider's termination, resignation, death or Retirement, as the case may be; and

(ii) the date that the Service Provider ceases to be in the active performance of the usual and customary day-to-day duties of the Service Provider's position or job other than due to a Leave of Absence, regardless of whether adequate, legal or proper advance notice of termination or resignation shall have been provided in respect of such cessation of being a Service Provider, and the Cessation Date shall not, under any circumstances, be extended by any statutory, contractual or common law notice period mandated under any application laws;

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(h) "Change of Control" means:

(i) (A) a successfully completed takeover bid; and (B) members of the Board who are members of the Board immediately prior to the earlier of the commencement of such takeover bid and the first public announcement of such takeover bid cease to constitute a majority of the Board at any time within sixty days of the successful completion of such takeover bid; or

(ii) (A) any change in the beneficial ownership or control of the outstanding securities or other interests of the Corporation which results in:

(I) a person or group of persons "acting jointly or in concert" (within the meaning of MI 62-104); or

(II) an affiliate or associate of such person or group of persons;

holding, owning or controlling, directly or indirectly, more than 50% of the outstanding voting securities or interests of the Corporation; and

(B) members of the Board who are members of the Board immediately prior to the earlier of such change and the first public announcement of such change cease to constitute a majority of the Board at any time within sixty days of such change; or

(iii) Incumbent Directors no longer constituting a majority of the Board; or

(iv) the winding up of the Corporation or the sale, lease or transfer of All or Substantially All of the Assets to any other person or persons and the distribution of greater than 90% of the net proceeds from such sale, lease or transfer to the shareholders of the Corporation within 60 days of the completion of such sale, lease or transfer (other than pursuant to an internal reorganization or in circumstances where the business of the Corporation is continued and where the shareholdings or other security holdings, as the case may be, in the continuing entity and the constitution of the board of directors or similar body of the continuing entity is such that the transaction would not be considered a "Change of Control" if paragraph (f)(ii) above was applicable to the transaction); provided that, for greater certainty, a sale, lease or exchange of all or substantially all the property of the Corporation for purposes of the Business Corporations Act (Alberta) shall not be considered a sale, lease or transfer All or Substantially All of the Assets for purposes of this paragraph (f)(iv) unless the property that is the subject of such sale, lease or exchange represents greater than 90% of the aggregate fair market value of the assets of the Corporation and its Subsidiaries, on a consolidated basis, as determined in accordance with Article 22(b);

provided that a Change of Control shall be deemed not to have occurred if a majority of the Board, in good faith, determines that a Change of Control was not intended to occur in the particular circumstances in question and any such determination shall be binding and conclusive for all purposes of this Plan;

(i) "Code" has the meaning set forth in Article 18 hereof;

(j) "Committee" means the Compensation Committee of the Board or such other committee of the Board appointed from time to time by the Board to administer this Plan or, if no such committee is appointed, the Board;

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(k) "Corporation" means Hammerhead Energy Inc., an Alberta corporation, and includes any successor corporation thereof;

(l) "Exchange" means the stock exchange(s), if any, on which the Shares are listed and posted for trading;

(m) "Expiry Date" means the date upon which an Option expires pursuant to the Option Agreement relating to such Option;

(n) "Fair Market Value" with respect to a Share, as at any date, means the volume weighted average of the prices at which the Shares traded on the Exchange (or, if the Shares are then listed and posted for trading on more than one Exchange, on such Exchange on which the majority of the trading volume and value of the Shares occurs) for the five (5) trading days on which the Shares traded on the said Exchange immediately preceding such date.  In the event that the Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Shares as determined by the Board in its sole discretion, acting reasonably and in good faith. If initially determined in United States dollars, the Fair Market Value shall be converted into Canadian dollars at an exchange rate selected and calculated in the manner determined by the Board from time to time, acting reasonably and in good faith;

(o) "HEI Group" means, collectively, the Corporation and any entity that is a Subsidiary of the Corporation from time to time (and, for greater certainty, including any successor entity of any of the aforementioned entities);

(p) "Incumbent Directors" means any member of the Board who was a member of the Board at the effective date of this Plan and any successor to an Incumbent Director who was recommended or elected or appointed to succeed any Incumbent Director by the affirmative vote of the Board, including a majority of the Incumbent Directors then on the Board, prior to the occurrence of the transaction, transactions, elections or appointments giving rise to a Change of Control;

(q) "Insider" has the meaning ascribed thereto in Part I of the TSX Company Manual for the purposes of Section 613 of the TSX Company Manual;

(r) "Leave of Absence" means a Service Provider being absent from active employment or active service as a result of sabbatical, disability, education leave, maternity or parental leave, or any other form of leave approved by the Committee;

(s) "MI 62-104" means Multilateral Instrument 62-104 - Take-Over Bids and Issuer Bids, as amended from time to time;

(t) "Option" means an option to purchase Shares granted pursuant to the provisions hereof;

(u) "Option Agreement" has the meaning ascribed thereto in Article 16 hereof;

(v) "Optionees" means persons to whom Options are granted and which Options, or a portion thereof, remain unexercised;

(w) "Plan" means this share option plan of the Corporation, as the same may be amended or varied from time to time;

(x) "Retirement" means:

(i) the date that an Optionee who is an officer or employee of one or more of the entities comprising the HEI Group reaches the age of fifty-five (55), has ten (10) years of service with the HEI Group and voluntarily ceases to be an officer or employee of one or more of the entities comprising the HEI Group, provided that: (A) if the Optionee is an officer or employee of one or more of the entities comprising the HEI Group, such Optionee has provided the Corporation with six (6) months prior written notice of the Optionee's intention to retire; and (B) is offered by the Corporation the opportunity to and enters into an agreement (which shall include non-competition and non-solicitation covenants and the consequences of breaching such covenants including the immediate termination of all outstanding Options notwithstanding the provisions of Article 7(e) in respect of such Retirement) with the Corporation respecting such Optionee's retirement from any employment with the HEI Group in a form that is acceptable to the Corporation (a "Retirement Agreement"); or

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(ii) such other meaning as the Board may determine from time to time;

(y) "Retirement Agreement" has the meaning set forth in Article 22(x)(i) hereof;

(z) "Security Based Compensation Arrangements" has the meaning ascribed thereto in Part VI of the TSX Company Manual;

(aa) "Service Provider" means an officer or employee of, or a person or company engaged by, one or more of the entities comprising the HEI Group to provide services to an entity within the HEI Group;

(bb) "Shares" means the Class A common shares of the Corporation or, in the event of an adjustment contemplated by Article 11 hereof, such other shares to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment;

(cc) "Subsidiary" has the meaning ascribed there in the Securities Act (Alberta);

(dd) "takeover bid" means a "take-over bid" as defined in MI 62-104 or tender offer, pursuant to which the "offeror" would as a result of such takeover bid or tender offer, if successful, beneficially own, directly or indirectly, in excess of 50% of the outstanding Shares (other than pursuant to an internal reorganization or in circumstances where the business of the Corporation is continued and where the shareholdings or other security holdings, as the case may be, in the offeror and the constitution of the board of directors or similar body of the offeror is such that the take-over bid or tender offer would not be considered a "Change of Control" if paragraph 23(f)(ii) above was applicable to the transaction);

(ee) "Tax Act" means the Income Tax Act (Canada) and the regulations promulgated thereunder, each as amended from time to time;

(ff) "TSX" means the Toronto Stock Exchange;

(gg) "U.S." or "United States" means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia;

(hh) "U.S. Securities Act" means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder; and

(ii) "U.S. Taxpayers" has the meaning set forth in Article 18 hereof

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23. Interpretation

 In this Plan: (a) words in the singular include the plural and words in the plural include the singular; (b) words importing the masculine gender shall include the feminine and neuter genders and vice versa; (c) article and sub-article headings contained herein are for convenience only and shall not affect the construction hereof; and (d) words "hereto", "herein", "hereby", "hereunder", "hereof" and similar expressions mean or refer to this document as a whole and not to any particular Article, paragraph or other part hereof.

24. Compliance with Legal Requirements

 The Corporation shall not be obliged to issue any Shares pursuant to any Option if such issuance would violate any law or regulation or any rule of any government authority or Exchange. The Corporation, in its sole discretion, may postpone the issuance of Shares under any Option as the Committee may consider appropriate, and may require any Optionee to make such representations and furnish such information as it may consider appropriate in connection with the issuance of Shares in compliance with applicable laws, rules and regulations. The Corporation shall not be required to qualify for resale pursuant to a prospectus or similar document any Shares issued upon the exercise of Options, provided that, if required, the Corporation shall notify the Exchange(s) and any other appropriate regulatory bodies in Canada and the United States of the existence of this Plan and the granting of Options hereunder in accordance with any such requirements.

25. Foreign Optionees

 The Corporation may, without amending this Plan, modify the terms of Options granted to Service Providers who provide services to the Corporation or any member of the HEI Group from outside of Canada in order to comply with the applicable laws of such foreign jurisdictions. Any such modification to this Plan with respect to a particular Service Provider shall be reflected in the Option Agreement for such Service Provider.

The Committee shall not grant any Options that may be denominated or settled in Shares to residents of the United States unless such Awards and the Shares issuable upon exercise thereof are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

26. Ceasing to be a Member of the HEI Group

 Except as otherwise provided in this Plan, Options granted under this Plan shall not be affected by any change in the relationship between or ownership of the Corporation and a member of the HEI Group.

27. Expenses

 Except as provided in Articles 17 and 18, all expenses in connection with this Plan shall be borne by the Corporation.

28. Unfunded Plan

 This Plan shall be unfunded.  The Corporation shall not be required to segregate any assets that may at any time be represented by Shares or rights thereto, nor shall this Plan be construed as providing for such segregation.  Any liability or obligation of the Corporation to any Optionee with respect to an Option under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Option Agreement, and no such liability or obligation of the Corporation shall be deemed to be secured by any pledge or other encumbrance on any property of the Corporation.  Neither the Corporation nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

29. Market Fluctuations

 No amount will be paid to, or in respect of, a Optionee under this Plan to compensate for a downward fluctuation in the price of Shares, nor will any other form of benefit be conferred upon, or in respect of, a Optionee for such purpose. The Corporation makes no representations or warranties to Optionees with respect to this Plan or the Options whatsoever. Optionees are expressly advised that the value of any Options under this Plan will fluctuate as the trading price of Shares fluctuates. In seeking the benefits of participation in this Plan, a Optionee agrees to exclusively accept all risks associated with a decline in the market price of Shares and all other risks associated with the holding of Options.

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30. Reorganization of the Corporation

The existence of any Options or Shares corresponding to any such Options shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation's capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or to create or issue any bonds, debentures, shares or other securities of the Corporation or the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

31. Optionee Information

 Each Optionee shall provide the Corporation with all information (including personal information) required by the Corporation in order to administer this Plan.  Each Optionee acknowledges that information required by the Corporation in order to administer this Plan may be disclosed to the Committee or its appointed administrator and other third parties in connection with the administration of this Plan.  Each Optionee consents to such disclosure and authorizes the Corporation to make such disclosure on the Optionee's behalf.

32. Discretionary Relief

 Notwithstanding any other provision hereof but subject to applicable law and the rules of any government authority or Exchange, the Committee may, in its sole discretion, waive any condition or provision set out herein or in any Option granted hereunder if it determines that specific individual circumstances warrant such waiver.

33. Indemnification

Each member of the Board or Committee or any director or officer who is delegated the whole or any part of the administration of this Plan pursuant to Article 2 is indemnified and held harmless by the Corporation against any cost or expense (including any sum paid in settlement of a claim with the approval of the Corporation) arising out of any act or omission to act in connection with the terms hereof to the extent permitted by applicable law. This indemnification is in addition to any rights of indemnification a Board or Committee member or any director or officer who is delegated the whole or any part of the administration of this Plan pursuant to Article 2 may have as director or officer or otherwise under the by-laws of the Corporation, any agreement, any vote of shareholders or disinterested directors, or otherwise.

34. Governing Law

This Plan will be construed in accordance with and governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein.

35. Currency

Unless otherwise indicated, all monetary amounts in this Plan and any Option Agreement are in Canadian dollars. Unless otherwise permitted by the Committee, all amounts payable under or in connection with this Plan or any Option Agreement shall be paid in Canadian dollars. If any monetary amount needs to be converted from U.S. dollars to Canadian dollars or vice versa for the purposes of this Plan or any Option Agreement, then the exchange rate for such conversion shall be determined by the Committee.

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36. Effective Time

This Plan, as amended and restated, was approved by the Board on May 1, 2023, and is effective from such date, subject to acceptance of this Plan by the shareholders of the Corporation, the TSX and any other applicable regulatory authorities.

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SCHEDULE A

U.S. Participants and Section 409A Compliance

(a) Notwithstanding any other provision of the Plan, grants of Options to Participants who are U.S. Taxpayers under the Code or any successor thereto, shall be made and administered under the terms of this Schedule A to the Plan. With respect to any Participant who is a U.S. Taxpayer, in no event shall the exercise price of the Options be less than Fair Market Value on the date of grant as determined under Section 409A of the Code.

(b) The Board or Committee, as the case may be, shall interpret and construe the Plan and take all authorized actions with respect to any U.S. Taxpayer in a manner that is consistent with applicable U.S. Treasury regulations and other guidance issued pursuant to Section 409A of the Code. However, neither the Board, the Committee, the Corporation nor any other person connected with the Plan in any capacity makes any representation, commitment, or guarantee that any tax treatment shall be applicable with respect to any grant of Options, any amounts deferred under this Plan, or any amounts paid to any person hereunder.

U.S. Participants and U.S. Securities Laws

(a) Shares issued pursuant to the Plan shall not be issued under the Plan to a Participant unless the issuance of those securities shall comply with all relevant laws, including, the U.S. Securities Act, applicable state securities laws, and the requirements of any stock exchange or automated inter-dealer quotation system in the United States upon which the Shares may then be listed or quoted, if applicable. The issuance shall also be subject to the approval of counsel for the Corporation with respect to such compliance, including the availability of an exemption from registration for the issuance of any Shares issued pursuant to the Plan. The unavailability of an exemption from registration for the issuance to a Participant of any Shares issued pursuant to the Plan or the inability of the Corporation to obtain from any regulatory body the authority deemed by the Corporation to be necessary for the lawful issuance and sale of any Shares under the Plan, shall relieve the Corporation of any liability for not issuing Shares to the Participant.

(b) As a condition to the issuance of the Shares pursuant to the Plan, the Corporation may require the Participant to execute such documentation and make such representations and warranties as may be necessary to comply with federal and state securities laws or as may be required by this Plan.

Clawback

The Plan and all Options granted hereunder are subject to any written clawback policies that the Corporation, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the effective time, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Corporation determines should apply to Options.  Any such policy may subject a Participant's Options and amounts paid or realized with respect to Options to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Corporation's material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

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SCHEDULE B

See attached.

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EQUITY INCENTIVE AWARD PLAN

HAMMERHEAD ENERGY INC.

Effective February 23, 2023 and as amended and restated effective May 1, 2023

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HAMMERHEAD ENERGY INC.

EQUITY INCENTIVE AWARD PLAN

The board of directors of Hammerhead Energy Inc. has adopted this Equity Incentive Award Plan, dated effective February 23, 2023 and as amended and restated effective May 1, 2023, to govern the issuance of Incentive Awards and Share Awards to Service Providers.

1. Definitions

For purposes of this Plan:

(a) "Adjustment Ratio" means, (i) with respect to any Incentive Award, the ratio used to adjust the number of Incentive Awards on which payment shall be based on the applicable Vesting Date pertaining to such Incentive Award determined in accordance with the terms of this Plan; and, in respect of each Incentive Award, the Adjustment Ratio shall initially be equal to one, and shall be cumulatively adjusted thereafter by increasing the Adjustment Ratio on each Dividend Payment Date, effective on the day following the Dividend Record Date, by an amount, rounded to the nearest five decimal places, equal to a fraction having as its numerator the Dividend, expressed as an amount per Share, paid on that Dividend Payment Date, and having as its denominator the Reinvestment Price, and (ii) with respect to any Share Award, the ratio used to adjust the number of Shares to be issued on exercise of such Share Award determined in accordance with the terms of this Plan; and, in respect of each Share Award, the Adjustment Ratio shall initially be equal to one, and shall be cumulatively adjusted thereafter by increasing the Adjustment Ratio on each Dividend Payment Date, effective on the day following the Dividend Record Date, by an amount, rounded to the nearest five decimal places, equal to a fraction having as its numerator the Dividend, expressed as an amount per Share, paid on that Dividend Payment Date, and having as its denominator the Reinvestment Price;

(b) "affiliate" and "associate" each have the meaning ascribed thereto in MI 62-104;

(c) "All or Substantially All of the Assets" means greater than 90% of the aggregate fair market value of the assets of the Corporation and its Subsidiaries, on a consolidated basis, as determined by the Board in its sole discretion;

(d) "Award" means an Incentive Award or a Share Award, as applicable;

(e) "Award Agreement" means an Incentive Award Agreement or a Share Award Agreement, as applicable;

(f) "Black-Out Period" means the period of time, if any, when, pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain persons as designated by the Corporation, including any Participant that holds an Award;

(g) "Board" means the board of directors of the Corporation as constituted from time to time;

(h) "business day" means a day other than a Saturday, Sunday or other day when banks in the City of Calgary, Alberta are generally not open for business;

(i) "Cash Amount" has the meaning set forth in Section 6(g) hereof;

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(j) "Cause" means, unless otherwise defined in the applicable Award Agreement or employment agreement or consulting agreement of the Participant (in which case "Cause" shall have the meaning therein):

(i) in respect of a Participant that is an employee or officer of a member of the HEI Group, any act or omission that would entitle the member of the HEI Group that employs the Participant to terminate the Participant's employment without notice or compensation under the Canadian common law for just cause; and

(ii) in respect of a Participant that is a consultant to a member of the HEI Group, any material breach by the Participant of the terms of the contract or agreement under which the Participant is retained by a member of the HEI Group;

(k) "Cessation Date" means the date that is the earlier of:

(i) the effective date of the Service Provider's termination, resignation, death or Retirement, as the case may be; and

(ii) the date that the Service Provider ceases to be in the active performance of the usual and customary day-to-day duties of the Service Provider's position or job other than due to a Leave of Absence, regardless of whether adequate, legal or proper advance notice of termination or resignation shall have been provided in respect of such cessation of being a Service Provider, and the Cessation Date shall not, under any circumstances, be extended by any statutory, contractual or common law notice period mandated under any application laws;

(l) "Change of Control" means:

(i) (A) a successfully completed takeover bid; and (B) members of the Board who are members of the Board immediately prior to the earlier of the commencement of such takeover bid and the first public announcement of such takeover bid cease to constitute a majority of the Board at any time within sixty days of the successful completion of such takeover bid; or

(ii) (A) any change in the beneficial ownership or control of the outstanding securities or other interests of the Corporation which results in: (I) a person or group of persons "acting jointly or in concert" (within the meaning of MI 62-104); or (II) an affiliate or associate of such person or group of persons, holding, owning or controlling, directly or indirectly, more than 50% of the outstanding voting securities or interests of the Corporation; and (B) members of the Board who are members of the Board immediately prior to the earlier of such change and the first public announcement of such change cease to constitute a majority of the Board at any time within sixty days of such change; or

(iii) Incumbent Directors no longer constituting a majority of the Board; or

(iv) the winding up of the Corporation or the sale, lease or transfer of All or Substantially All of the Assets to any other person or persons and the distribution of greater than 90% of the net proceeds from such sale, lease or transfer to the shareholders of the Corporation within 60 days of the completion of such sale, lease or transfer (other than pursuant to an internal reorganization or in circumstances where the business of the Corporation is continued and where the shareholdings or other security holdings, as the case may be, in the continuing entity and the constitution of the board of directors or similar body of the continuing entity is such that the transaction would not be considered a "Change of Control" if paragraph (ii) above was applicable to the transaction); provided that, for greater certainty, a sale, lease or exchange of all or substantially all the property of the Corporation for purposes of the Business Corporations Act (Alberta) shall not be considered a sale, lease or transfer All or Substantially All of the Assets for purposes of this paragraph (iv) unless the property that is the subject of such sale, lease or exchange represents greater than 90% of the aggregate fair market value of the assets of the Corporation and its Subsidiaries, on a consolidated basis, as determined in accordance with Section 1(c);

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provided that a Change of Control shall be deemed not to have occurred if a majority of the Board, in good faith, determines that a Change of Control was not intended to occur in the particular circumstances in question and any such determination shall be binding and conclusive for all purposes of this Plan;

(m) "Code" has the meaning set forth in Section 7 hereof;

(n) "Committee" has the meaning set forth in Section 3 hereof;

(o) "Corporate Performance Measures" for any period that the Committee in its sole discretion shall determine, means the performance measures to be taken into consideration in granting Awards under this Plan and determining the Payout Multiplier in respect of any Performance Award, which shall be determined by the Committee in its sole discretion and may include, without limitation, any one or more of the following:

(i) Total Shareholder Return, absolute or relative;

(ii) the market price of the Shares;

(iii) the financial or operational performance or results of the Corporation, the members of the HEI Group, or a business unit or division thereof, including, without limitation, cash flow, cost  structure, capital  efficiency, production or reserves or unit costs of production;

(iv) other operational or performance criteria relating to the Corporation, the members of the HEI Group, or a business unit or division thereof;

(v) activities related to growth of the Corporation, the members of the HEI Group or a business unit or division thereof;

(vi) health and safety and environmental, social and governance performance of the Corporation, the members of the HEI Group, or a business unit or division thereof;

(vii) the execution of the Corporation's strategic plan as determined by the Board;

(viii) other performance criteria relating to the Participant; and

(ix) such additional measures as the Committee or the Board, in its sole discretion, shall consider appropriate in the circumstances;

(p) "Corporation" means Hammerhead Energy Inc., an Alberta corporation, and includes any successor corporation thereof;

(q) "Dividend" means any dividend, return of capital or special distribution paid by the Corporation in respect of the Shares, whether in the form of cash or Shares or other securities or other property, expressed as an amount per Share;

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(r) "Dividend Payment Date" means any date that a Dividend is paid to Shareholders;

(s) "Dividend Record Date" means the applicable record date in respect of any Dividend used to determine the Shareholders entitled to receive such Dividend;

(t) "Exchange" means the stock exchange(s), if any, on which the Shares are listed and posted for trading;

(u) "Exercise Date" means the day upon which the Corporation receives an Exercise Notice from a Participant of exercise of all or a portion of the Share Awards held by such Participant in respect of which the Vesting Date has occurred or, failing receipt of an Exercise Notice, the day immediately prior to the Expiry Date of such vested Share Awards;

(v) "Exercise Notice" means a notice in writing to the Corporation respecting the exercise of Share Awards in respect of which the Vesting Date has occurred in the form approved by the Committee from time to time, duly executed by a Participant;

(w) "Expiry Date" means: (i) in the case of Share Awards, the fifth anniversary of the grant date of the Restricted Award or the Performance Award, as applicable, or such other date as determined by the Committee in its sole discretion, provided that in no circumstances shall the Expiry Date exceed ten (10) years from the applicable grant date; and (ii) in the case of Incentive Awards, December 15th of the third year following the year in which the Incentive Award was granted;

(x) "Fair Market Value" with respect to a Share, as at any date, means the volume weighted average of the prices at which the Shares traded on the Exchange (or, if the Shares are then listed and posted for trading on more than one Exchange, on such Exchange on which the majority of the trading volume and value of the Shares occurs) for the five (5) trading days on which the Shares traded on the said Exchange immediately preceding such date.  In the event that the Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Shares as determined by the Board in its sole discretion, acting reasonably and in good faith.  If initially determined in United States dollars, the Fair Market Value shall be converted into Canadian dollars at an exchange rate selected and calculated in the manner determined by the Board from time to time, acting reasonably and in good faith;

(y) "HEI Group" means, collectively, the Corporation and any entity that is a Subsidiary of the Corporation from time to time (and, for greater certainty, including any successor entity of any of the aforementioned entities);

(z) "Incentive Award" means a Restricted Award or Performance Award made pursuant to this Plan and designated as an Incentive Award;

(aa) "Incentive Award Agreement" has the meaning set forth in Section 6 hereof;

(bb) "Incentive Award Value" means, with respect to any Incentive Awards, an amount equal to the number of Incentive Awards, as such number may be adjusted in accordance with the terms of this Plan, multiplied by the Fair Market Value of the Shares;

(cc) "Incumbent Directors" means any member of the Board who was a member of the Board at the effective date of this Plan and any successor to an Incumbent Director who was recommended or elected or appointed to succeed any Incumbent Director by the affirmative vote of the Board, including a majority of the Incumbent Directors then on the Board, prior to the occurrence of the transaction, transactions, elections or appointments giving rise to a Change of Control;

(dd) "Insider" has the meaning ascribed thereto in Part I of the TSX Company Manual for the purposes of Section 613 of the TSX Company Manual;

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(ee) "Leave of Absence" means a Service Provider being absent from active employment or active service as a result of sabbatical, disability, education leave, maternity or parental leave, or any other form of leave approved by the Committee;

(ff) "MI 62-104" means Multilateral Instrument 62-104 - Take-Over Bids and Issuer Bids, as amended from time to time;

(gg) "Participants" has the meaning set forth in Section 4 hereof;

(hh) "Payout Multiplier" means the payout multiplier determined by the Committee in its sole discretion in accordance with Section 6(e) hereof;

(ii) "Peer Comparison Group" means, generally, public oil and gas exploration and production or other companies in the energy or other sectors that in the opinion of the Committee are competitors of the Corporation or are otherwise appropriate for comparison purposes and which shall be determined from time to time by the Committee in its sole discretion;

(jj) "Performance Award" means (i) an Incentive Award under this Plan designated as a "Performance Award" in the Incentive Award Agreement pertaining thereto, for which payment shall be made following the Vesting Date(s) thereof, or (ii) an award of Shares under this Plan designated as a "Performance Award" in the Share Award Agreement pertaining thereto, which Shares shall be issued following the Exercise Date(s) thereof;

(kk) "Plan" means this equity incentive award plan of the Corporation, as the same may be amended or varied from time to time;

(ll) "Reinvestment Price" means the price, expressed as an amount per Share, paid by participants in the Corporation's dividend reinvestment plan, if any, to reinvest their Dividends in additional Shares on a Dividend Payment Date, provided that if the Corporation has suspended the operation of such plan or does not have such a plan, then the Reinvestment Price shall be equal to the Fair Market Value of the Shares on the trading day immediately preceding the Divided Payment Date;

(mm) "Restricted Award" means (i) an Incentive Award under this Plan designated as a "Restricted Award" in the Incentive Award Agreement pertaining thereto, for which payment shall be made following the Vesting Date(s) thereof, or (ii) an award of Shares under this Plan designated as a "Restricted Award" in the Share Award Agreement pertaining thereto, which Shares shall be issued following the Exercise Date(s) thereof;

(nn) "Retirement" means:

(i) the date that a Participant who is an officer or employee of one or more of the entities comprising the HEI Group reaches the age of fifty-five (55), has ten (10) years of service with the HEI Group and voluntarily ceases to be an officer or employee of one or more of the entities comprising the HEI Group, provided that: (A) if the Participant is an officer or employee of one or more of the entities comprising the HEI Group, such Participant has provided the Corporation with six (6) months prior written notice of the Participant's intention to retire; and (B) is offered by the Corporation the opportunity to and enters into an agreement (which shall include non-competition and non-solicitation covenants and the consequences of breaching such covenants including the immediate termination of all outstanding Awards notwithstanding the provisions of Section 6(i)(iv) in respect of such Retirement) with the Corporation respecting such Participant's retirement from any employment with the HEI Group in a form that is acceptable to the Corporation (a "Retirement Agreement"); or

(ii) such other meaning as the Board may determine from time to time;

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(oo) "Retirement Agreement" has the meaning set forth in Section 1(nn)(i) hereof;

(pp) "Service Providers" has the meaning set forth in Section 4 hereof;

(qq) "Share" means a Class A common share of the Corporation; or, in the event of an adjustment contemplated by Section 6(l) hereof, such other shares to which a Participant may be entitled upon the exercise or settlement of a Share Award or Incentive Award ,as applicable, as a result of such adjustment;

(rr) "Share Award" means a Restricted Award or Performance Award made and designated as a Share Award pursuant to this Plan;

(ss) "Share Award Agreement" has the meaning set forth in Section 6 hereof;

(tt) "Shareholder" means a holder of Shares;

(uu) "Subsidiary" has the meaning ascribed there in the Securities Act (Alberta);

(vv) "Successor" has the meaning set forth in Section 9 hereof;

(ww) "takeover bid" means a "take-over bid" as defined in MI 62-104 or tender offer, pursuant to which the "offeror" would as a result of such takeover bid or tender offer, if successful, beneficially own, directly or indirectly, in excess of 50% of the outstanding Shares (other than pursuant to an internal reorganization or in circumstances where the business of the Corporation is continued and where the shareholdings or other security holdings, as the case may be, in the offeror and the constitution of the board of directors or similar body of the offeror is such that the take-over bid or tender offer would not be considered a "Change of Control" if Section 1(l)(ii) above was applicable to the transaction);

(xx) "Total Shareholder Return" means, with respect to any period, the total return to Shareholders on the Shares calculated using cumulative Dividends on a reinvested basis and the change in the trading price of the Shares on the TSX over such period (or, if the Shares are not then listed and posted for trading on the TSX or are then listed and posted for trading on more than one Exchange, on such Exchange on which the Shares are then listed and posted for trading as may be selected for such purpose by the Committee in its sole discretion) as may be determined by the Committee in its sole discretion;

(yy) "TSX" means the Toronto Stock Exchange;

(zz) "U.S." or "United States" means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia;

(aaa) "U.S. Securities Act" means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder;

(bbb) "U.S. Taxpayers" has the meaning set forth in Section 7 hereof; and

(ccc) "Vesting Date" means, (A) with respect to any Incentive Award, the date upon which the Incentive Award Value to which the Participant is entitled pursuant to such Incentive Award shall irrevocably vest in and become irrevocably payable by the Corporation to the Participant in accordance with the terms hereof, and (B) with respect to any Share Award, the date upon which such Share Award shall irrevocably vest in and become exercisable by the Participant in accordance with the terms hereof.

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2. Purposes

The principal purposes of this Plan are to:

(a) aid in attracting, retaining and motivating qualified Service Providers of the HEI Group in the growth and development of the HEI Group by providing them with the opportunity through Awards to acquire an increased proprietary interest in the Corporation;

(b) more closely align such Service Providers' interests with those of the Corporation's shareholders;

(c) focus such Service Providers on operating and financial performance and long-term shareholder value; and

(d) motivate and reward such Service Providers' performance and contributions to the Corporation's long-term success.

3. Administration

This Plan shall be administered by the Compensation Committee of the Board (the "Committee"), provided that the Board shall have the authority to appoint itself or another committee of the Board to administer this Plan.  In the event that the Board appoints itself or another committee of the Board to administer this Plan, all references in this Plan to the Committee will be deemed to be references to the Board or such other committee of the Board, as applicable.

The Committee shall have the authority in its sole discretion to administer this Plan and to exercise all the powers and authorities either specifically granted to it under this Plan or necessary or advisable in the administration of this Plan, subject to and not inconsistent with the express provisions of this Plan and of Section 10 hereof, including, without limitation:

(a) the authority to grant Awards;

(b) to determine the Fair Market Value of the Shares on any date;

(c) to determine the Incentive Award Value in respect of any Incentive Award on any date;

(d) to determine the Service Providers to whom, and the time or times at which Awards shall be granted and shall become issuable or payable, as the case may be;

(e) to determine the number of Shares to be covered by each Share Award, the number of Incentive Awards to be granted and in each case the allocation between Restricted Awards and Performance Awards;

(f) to determine members of the Peer Comparison Group, if any, from time to time;

(g) to determine the Corporate Performance Measures and the Payout Multiplier in respect of a particular period;

(h) to prescribe, amend and rescind rules and regulations relating to this Plan;

(i) interpret and construe any provision of this Plan and decide all questions of fact arising in their interpretation;

(j) to determine the terms and provisions of Award Agreements (which need not be identical) entered into in connection with Share Awards and Incentive Awards;

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(k) to take any and all actions permitted by this Plan; and

(l) to make any other determinations and take such other action in connection with the administration of this Plan that it deems necessary or advisable.

To the extent permitted by law, the Committee may delegate or sub-delegate to one or more of its members, to any director or officer of the Corporation or to one or more agents all or any of the powers conferred on the Committee under this Plan, and the Committee or any person to whom it has delegated or sub-delegated authority as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under this Plan.

For greater certainty and without limiting the discretion conferred on the Committee pursuant to this Section, the Committee's decision to approve the grant of an Award in any period shall not require the Committee to approve the grant of an Award to any Service Provider in any other period; nor shall the Committee's decision with respect to the size or terms and conditions of an Award in any period require it to approve the grant of an Award of the same or similar size or with the same or similar terms and conditions to any Service Provider in any other period. The Committee shall not be precluded from approving the grant of an Award to any Service Provider solely because such Service Provider may previously have been granted an Award under this Plan or any other similar compensation arrangement of the Corporation or a member of the HEI Group. There is no obligation for uniformity of treatment of Service Providers or Participants under this Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants. No Service Provider has any claim or right to be granted an Award.

4. Eligibility and Award Determination

Awards may be granted only to persons who are employees or officers of the Corporation or a member of the HEI Group or who are consultants or other service providers to the Corporation or a member of the HEI Group (collectively, "Service Providers"); provided, however, that the participation of a Service Provider in this Plan is voluntary and any decision not to participate shall not affect any Service Provider's employment with or service to the Corporation or any member of the HEI Group. For greater certainty, a transfer of employment or services between the Corporation and a member of the HEI Group or between a members of the HEI Group shall not be considered an interruption or termination of the employment of a Participant for any purpose of this Plan.

The Committee, in its sole discretion, shall determine which Service Providers will participate in this Plan. In determining the Service Providers to whom Awards may be granted ("Participants") and the number of Shares to be covered by each Share Award or the number of Incentive Awards granted, the Committee may take into account such factors as it shall determine in its sole discretion, including without limitation, if so determined by the Committee, any one or more of the following factors:

(a) compensation data for comparable benchmark positions among the Peer Comparison Group or among other comparison groups;

(b) the duties, responsibilities, position and seniority of the Participant;

(c) the Corporate Performance Measures for the applicable period compared with internally established performance measures approved by the Committee and/or similar performance measures of members of the Peer Comparison Group or among other comparison groups for such period;

(d) the individual contributions and potential contributions of the Participant to the success of the Corporation;

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(e) any bonus payments paid or to be paid to the Participant in respect of his or her individual contributions and potential contributions to the success of the Corporation;

(f) the Fair Market Value or current market price of the Shares at the time of such Award; and

(g) such other factors as the Committee shall deem relevant in its sole discretion in connection with accomplishing the purposes of this Plan.

5. Reservation of Shares

Subject to Sections 6(l) and 9 hereof, the aggregate number of Shares reserved for issuance pursuant to Awards granted and outstanding hereunder, together with the aggregate number of Shares reserved for issuance under all other security based compensation arrangements (as defined in Section 6(c)) of the Company that provide for the issuance of Shares, shall not at any time exceed ten percent (10%) of the Shares then issued and outstanding.

If any Award granted under this Plan shall expire, terminate or be cancelled for any reason without the Shares issuable thereunder having been issued in full, any unissued Shares to which such Award relates shall be available for the purposes of the granting of further Awards under this Plan. For greater certainty, any increase in the issued and outstanding Shares will result in an increase in the number of Shares available under this Plan.

For purposes of the calculations in this Section only, it shall be assumed that all issued and outstanding Incentive Awards will be settled by the issuance of Shares from treasury, notwithstanding the Corporation's right pursuant to Section 6(h) hereof to settle the Incentive Award Value underlying Incentive Awards in cash or by purchasing Shares on the open market.

6. Terms and Conditions of Awards

Each Award granted under this Plan shall be subject to the terms and conditions of this Plan and evidenced by a written agreement between the Corporation and the Participant (an "Incentive Award Agreement" in the case of an Incentive Award and a "Share Award Agreement" in the case of a Share Award) which agreement shall comply with, and be subject to, the requirements of the Exchange and the following terms and conditions (and with such other terms and conditions as the Committee, in its sole discretion, shall establish):

(a) Type of Awards - The Committee shall determine the number of Shares to be awarded to a Participant pursuant to the Share Award and/or the number of Incentive Awards to be awarded to a Participant in accordance with the provisions set forth in Section 4 hereof and shall designate such Award as either a "Restricted Award" or a "Performance Award", as applicable, in the Award Agreement relating thereto.

(b) Tax Treatment - Notwithstanding any other provision of this Plan, (i) all Share Awards granted to employees and officers of a member of the HEI Group shall have such terms and conditions required or desirable to ensure that such Share Awards are continuously governed by section 7 of the Income Tax Act (Canada) and, except as provided in the second paragraph of Section 6(g) hereof, all Share Awards shall be settled solely by the issuance of Shares from treasury; and (ii) all Incentive Awards granted to employees and officers of a member of the HEI Group shall be granted as a bonus for services rendered by the Participant in the year of grant and shall have such terms and conditions required or desirable to ensure that such Incentive Awards do not constitute a "salary deferral arrangement" within the meaning of the Income Tax Act (Canada) by virtue of the exception in paragraph (k) of the definition thereof.

(c) Limitations on Awards - No one Service Provider may be granted any Award which, together with all Awards then held by such Participant, would entitle or enable such Participant (assuming in the case of Incentive Awards that all such Incentive Awards would be settled by the issuance of Shares from treasury) to receive a number of Shares which is greater than 5% of the outstanding Shares, calculated on an undiluted basis.  In addition: (i) the number of Shares issuable to Insiders at any time, under all security based compensation arrangements of the Corporation, shall not exceed 10% of the issued and outstanding Shares; and (ii) the number of Shares issued to Insiders, within any one year period, under all security based compensation arrangements of the Corporation, shall not exceed 10% of the issued and outstanding Shares. For this purpose, "security based compensation arrangements" has the meanings ascribed thereto in Part VI of the TSX Company Manual.  For purposes of the calculations in this Section, it shall be assumed that all issued and outstanding Incentive Awards will be settled by the issuance of Shares from treasury, notwithstanding the Corporation's right pursuant to Section 6(h) to settle the Incentive Award Value underlying Incentive Awards in cash or by purchasing Shares on the open market.

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The Committee shall not grant any Awards that may be denominated or settled in Shares to residents of the United States unless such Awards and the Shares issuable upon exercise or settlement thereof are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

(d) Vesting Dates and Adjustment of Awards

(i) Restricted Awards: Subject to Section 6(i) hereof, with respect to any Restricted Award, unless otherwise determined by the Committee (and, for greater certainty, the Committee may in its sole discretion impose no or additional or different conditions to the determination of the Vesting Date(s) in respect of any Restricted Award including, without limitation, performance conditions, except that in no event may the Committee fix a Vesting Date for a Restricted Award that is an Incentive Award such that it is later than the Expiry Date), provided that the Participant remains in continuous employment or service with the Corporation or a member of the HEI Group through the applicable Vesting Date, the Vesting Date shall be the third anniversary of the grant date of the Restricted Award; provided, however, that, unless otherwise determined by the Committee:

(I) where a Participant is on a Leave of Absence, the Vesting Date or Vesting Dates for any Restricted Awards held by such Participant shall be suspended until such time as such Participant returns to active employment or active service, provided that where the period of the Leave of Absence exceeds three (3) months, the Vesting Date for any Restricted Award that occurs during or subsequent to the period of the Leave of Absence shall be extended by, and no adjustments shall be made to the Adjustment Ratio for Dividends that are paid during, that portion of the Leave of Absence that exceeds three (3) months, and further provided that, if any such extension would cause the Vesting Date or Vesting Dates to extend beyond the Expiry Date, such Awards and the rights to receive Shares in the case of Share Awards and the rights to receive payments in the case of Incentive Awards on such Vesting Date or Vesting Dates shall be terminated and all rights to receive Shares or payments thereunder shall be forfeited by the Participant;

(II) where a Vesting Date occurs for an Incentive Award on a date when a Participant is subject to a Black-Out Period, such Vesting Date shall be extended to the date which is seven business days following the end of such Black-Out Period, provided that if any such extension would cause the Vesting Date or Vesting Dates of such Incentive Award to extend beyond the Expiry Date, the amounts to be paid on such Vesting Date or Vesting Dates shall be paid on the Expiry Date notwithstanding the Black-Out Period. If the Expiry Date occurs and as a result of the previous sentence of this paragraph the Vesting Date will occur while a Black-Out Period is still in effect, then the Corporation shall pay the Participant the entire Incentive Award Value in cash (and not Shares) and, for greater certainty, the Corporation shall not have any right to pay the Incentive Award Value in whole or in part in Shares notwithstanding any other provision of this Plan or any Incentive Award Agreement;

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(III) in the event of any Change of Control prior to the Vesting Dates determined in accordance with the above provisions of this Section 6(d)(i), and regardless of whether or not a Participant is on a Leave of Absence, the Vesting Date for all Shares awarded pursuant to such Restricted Award that is a Share Award that have not yet been issued and for the balance of the Incentive Award Value underlying such Restricted Award that is an Incentive Award that remains to be paid as of such time shall be the date which is immediately prior to the date upon which a Change of Control is completed; and

(IV) (A) on the Exercise Date thereof, the number of Shares to be issued pursuant to any Restricted Award that is a Share Award shall be adjusted by multiplying such number by the Adjustment Ratio applicable to such Restricted Award at such time, and (B) on the Vesting Date thereof, the Incentive Award Value payable pursuant to any Restricted Award that is an Incentive Award shall be adjusted by multiplying the number of Incentive Awards for which payment remains to be made by the Adjustment Ratio applicable to such Incentive Award at such time.

(ii) Performance Awards: Subject to Section 6(i) hereof, with respect to any Performance Award, unless otherwise determined by the Committee (and, for greater certainty, the Committee may in its sole discretion impose no or additional or different conditions to the determination of the Vesting Dates in respect of any Performance Award, except that in no event may the Committee fix a Vesting Date for a Performance Award that is an Incentive Award such that it is later than the Expiry Date), provided that the Participant remains in continuous employment or service with the Corporation or a member of the HEI Group through the applicable Vesting Date, the Vesting Date shall be the third anniversary of the grant date of the Performance Award; provided, however, that, unless otherwise determined by the Committee:

(I) where a Participant is on a Leave of Absence, the Vesting Date or Vesting Dates for any Performance Awards held by such Participant shall be suspended until such time as such Participant returns to active employment or active service, provided that where the period of the Leave of Absence exceeds three (3) months, the Vesting Date for any Performance Award that occurs during or subsequent to the period of the Leave of Absence shall be extended by, and no adjustments shall be made to the Adjustment Ratio for Dividends that are paid during, that portion of the Leave of Absence that exceeds three (3) months, and further provided that, if any such extension would cause the Vesting Date or Vesting Dates to extend beyond the Expiry Date, such Awards and the rights to receive Shares in the case of Share Awards and the rights to receive payments in the case of Incentive Awards on such Vesting Date or Vesting Dates shall be terminated and all rights to receive Shares or payments thereunder shall be forfeited by the Participant;

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(II) where a Vesting Date occurs for an Incentive Award on a date when a Participant is subject to a Black-Out Period, such Vesting Date shall be extended to the date which is seven business days following the end of such Black-Out Period, provided that if any such extension would cause the Vesting Date or Vesting Dates of such Incentive Award to extend beyond the Expiry Date, the amounts to be paid on such Vesting Date or Vesting Dates shall be paid on the Expiry Date notwithstanding the Black-Out Period. If the Expiry Date occurs and as a result of the previous sentence of this paragraph the Vesting Date will occur while a Black-Out Period is still in effect, then the Corporation shall pay the Participant the entire Incentive Award Value in cash (and not Shares) and, for greater certainty, the Corporation shall not have any right to pay the Incentive Award Value in whole or in part in Shares notwithstanding any other provision of this Plan or any Incentive Award Agreement;

(III) in the event of any Change of Control prior to the Vesting Date determined in accordance with the above provisions of this Section 6(d)(ii), and regardless of whether or not a Participant is on a Leave of Absence, the Vesting Date for all Shares awarded pursuant to such Performance Award that is a Share Award that have not yet been issued and for the balance of the Incentive Award Value underlying such Performance Award that is an Incentive Award that remains to be paid as of such time shall be the date which is immediately prior to the date upon which a Change of Control is completed; and

(IV) (A) on the Exercise Date thereof, the number of Shares to be issued pursuant to any Performance Award that is a Share Award shall be adjusted by multiplying such number by (1) the Adjustment Ratio applicable to such Performance Award at such time, and (2) the Payout Multiplier applicable to such Performance Award at such time, and (B) on the Vesting Date thereof, the Incentive Award Value payable pursuant to any Performance Award that is an Incentive Award shall be adjusted by multiplying the number of Incentive Awards for which payment remains to be made by (1) the Adjustment Ratio applicable to  such Performance Award at such time, and (2) the Payout Multiplier applicable to such Performance Award at such time.

Notwithstanding any other provision of this Plan, but subject to the limits described in Sections 5 and 6(c) hereof and any other applicable requirements of the Exchange or other regulatory authority, the Committee hereby reserves the right to make any additional adjustments to the number of Shares to be issued pursuant to or the Incentive Award Value underlying any Performance Award if, in the sole discretion of the Committee, such adjustments are appropriate in the circumstances having regard to the principal purposes of this Plan.

(e) Determination of the Payout Multiplier - Prior to the Vesting Date in respect of any Performance Award, the Committee will assess the performance of the Corporation for the applicable period. The weighting of the individual measures comprising the Corporate Performance Measures shall be determined by the Committee in its sole discretion and, following such determination, the Committee shall determine the applicable Payout Multiplier, which shall be not less than 0% and not more than 200%.

(f) Exercise of Share Awards - A Participant may elect to exercise Share Awards at any time and from time to time from and including the day the Vesting Date in respect of such Share Awards occurs until the Expiry Date of such Share Awards, by delivering to the Corporation a duly completed and executed Exercise Notice; provided, that no Participant who is resident in the United States may exercise Share Awards unless the Shares issuable by the Corporation upon such exercise are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act. If any Share Award may not be exercised due to any Black-Out Period at any time within the three business day period prior to the Expiry Date of such Share Award, the Expiry Date of all such Share Awards shall be extended for a period of seven business days following the end of the Black-Out Period (or such longer period as permitted by the Exchange and approved by the Committee).

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(g) Payment in Respect of Share Awards - Subject to the paragraph immediately below, Share Awards shall be settled by the Corporation with Shares issued from the treasury of the Corporation.

A Participant may elect in an Exercise Notice to surrender a vested Share Award to the Corporation for cash in an amount equal to the aggregate Fair Market Value of such Shares that would otherwise be delivered in consideration for the surrender by the Participant to the Corporation of the right to receive such Shares under such Share Award (the "Cash Amount"). The Committee shall have the sole discretion to determine whether or not to accept the Participant's election. If the Committee accepts such election, then the Corporation shall pay the Cash Amount to the Participant in accordance with the provisions of this Section 6(g). If the Committee does not accept such election, such Share Award shall be settled by the Corporation with Shares issued from the treasury of the Corporation.

Any Shares deliverable or amount payable to a Participant in respect of a Share Award shall be delivered or paid to the Participant as soon as practicable following the Exercise Date and in any event within thirty (30) days of the Exercise Date (provided that any Shares deliverable or amount payable with respect to a Vesting Date that occurs after the Cessation Date, but before the Share Award has terminated in accordance with an applicable provision of Section 6(i), must occur not later than March 15 of the year following the year in which the Cessation Date occurs, if earlier) and the Corporation shall withhold from any such amount payable all amounts as may be required by law and in the manner contemplated by Section 7 hereof.

Where the determination of the number of Shares to be delivered to a Participant pursuant to a Share Award in respect of a particular exercise would result in the issuance of a fractional Share, the number of Shares deliverable shall be rounded down to the next whole number of Shares. No certificates representing fractional Shares shall be delivered pursuant to this Plan nor shall any cash amount be paid at any time in lieu of any such fractional interest.

No Share Award holder who is resident in the United States may settle a Share Award for Shares unless the Shares issuable upon settlement of the Share Awards are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

(h) Payment in Respect of Incentive Awards - The Corporation, at its sole and absolute discretion, shall have the option of settling the Incentive Award Value payable in respect of an Incentive Award by any of the following methods or by a combination of such methods:

(i) payment in cash;

(ii) payment in Shares acquired by the Corporation on the Exchange; or

(iii) payment in Shares issued from the treasury of the Corporation.

The Incentive Award Value of any Incentive Award shall be determined as at the applicable Vesting Date and shall be settled on a date during the period from and including the day the Vesting Date in respect of such Incentive Awards occurs until the Expiry Date of such Incentive Award determined by the Committee.

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The Corporation shall not determine whether the payment method shall take the form of cash or Shares until the Vesting Date, or some reasonable time prior thereto.  A holder of an Incentive Award shall not have any right to demand, be paid in, or receive Shares in respect of the Incentive Award Value underlying an Incentive Award, at any time.  Notwithstanding any election by the Corporation to settle any Incentive Award Value, or portion thereof, in Shares, the Corporation reserves the right to change its election in respect thereof at any time up until payment is actually made, and the holder of such Incentive Award shall not have the right, at any time to enforce settlement in the form of Shares of the Corporation.

Any amount payable to a Participant in respect of an Incentive Award shall be paid to the Participant as soon as practicable following the Vesting Date and in any event not later than December 31 of the third year following the year in which the Incentive Award was granted (provided that any amount payable with respect to a Vesting Date that occurs after the Cessation Date, but before the Incentive Award has terminated in accordance with an applicable provision of Section 6(i), must occur not later than either the Expiry Date or March 15 of the year following the year in which the Cessation Date occurs, if earlier than the Expiry Date) and the Corporation shall withhold from any such amount payable all amounts as may be required by law and in the manner contemplated by Section 7 hereof.  In any event, the amount payable to a Participant in respect of an Incentive Award shall not be paid later than the Expiry Date of that Incentive Award.

Where the Corporation elects to pay any amounts pursuant to an Incentive Award by issuing Shares, and the determination of the number of Shares to be delivered to a Participant in respect of a particular Vesting Date would result in the issuance of a fractional Share, the number of Shares deliverable shall be rounded down to the next whole number of Shares. No certificates representing fractional Shares shall be delivered pursuant to this Plan nor shall any cash amount be paid at any time in lieu of any such fractional interest.

No Incentive Award holder who is resident in the United States may settle an Incentive Award for Shares unless the Shares issuable upon settlement of the Incentive Awards are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

(i) Termination of Relationship as Service Provider - Unless otherwise determined by the Committee or unless otherwise provided in an Award Agreement pertaining to a particular Award or any written employment or consulting agreement governing a Participant's role as a Service Provider, the following provisions shall apply in the event that a Participant ceases to be a Service Provider:

(i) Death - If a Participant ceases to be a Service Provider as a result of the Participant's death, the Vesting Date for all Incentive Awards awarded to such Participant under any outstanding Incentive Award Agreements and for all Shares awarded to such Participant under any outstanding Share Award Agreements shall be accelerated to the Cessation Date, provided that the Committee, taking into consideration the performance of such Participant and the performance of the Corporation since the date of grant of the Award(s), may determine in its sole discretion the Payout Multiplier to be applied to any Performance Awards held by the Participant. The Expiry Date of any vested or unvested Share Awards held by the Participant at the date of death, which have not yet been subject to an Exercise Notice and subsequent settlement of the Share Award, shall be amended to the earlier of (i) one (1) year after the Cessation Date, and (ii) the Expiry Date of such Share Award.

(ii) Termination for Cause - If a Participant ceases to be a Service Provider as a result of termination for Cause, effective as of the Cessation Date all outstanding Award Agreements under which Awards have been made to such Participant, whether Restricted Awards or Performance Awards, and whether (A) vested and unexercised or unsettled or (B) unvested, shall be immediately terminated and all rights to receive payments or Shares thereunder, as the case may be, shall be forfeited by the Participant.

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(iii) Voluntary Resignation - If a Participant ceases to be a Service Provider as a result of a voluntary resignation, effective as of the day that is fourteen (14) days after the Cessation Date, all outstanding Award Agreements under which Awards have been made to such Participant, whether Restricted Awards or Performance Awards, and whether (A) vested and unexercised or unsettled or (B) unvested, shall be terminated and all rights to receive payments or Shares thereunder, as the case may be, shall be forfeited by the Participant.

(iv) Retirement - If a Participant ceases to be a Service Provider as a result of the Participant's Retirement, all outstanding Award Agreements under which Awards have been made to such Participant, whether Restricted Awards or Performance Awards, shall continue in accordance with their terms and the Expiry Date shall not be accelerated as a result of such Retirement.

(v) Other Termination - If a Participant ceases to be a Service Provider for any reason other than as provided for in (i), (ii), (iii) and (iv) above, effective as of the date that is the later of (A) ninety (90) days after the Cessation Date, and (B) the end of the notice period used for calculating severance to which the Participant is entitled as a result of the Participant's cessation as a Service Provider pursuant to a written contract of employment, if any, with an entity in the HEI Group, and notwithstanding any other severance entitlements or entitlement to notice or compensation in lieu thereof, all then outstanding Award Agreements under which Awards have been made to such Participant, whether Restricted Awards or Performance Awards, shall be terminated and all rights to receive payments or Shares thereunder, as the case may be, shall be forfeited by the Participant.

(j) Rights as a Shareholder - Until the Shares granted pursuant to any Share Award have been issued or in the case of Incentive Awards until Shares have actually been issued should the Corporation elect to so issue Shares, in either case in accordance with the terms of this Plan, the Participant to whom such Award has been made shall not possess any incidents of ownership of such Shares including, for greater certainty and without limitation, the right to receive Dividends on such Shares and the right to exercise voting rights in respect of such Shares.

Such Participant shall only be considered a Shareholder in respect of such Shares when such issuance has been entered upon the records of the duly authorized transfer agent of the Corporation.

(k) Treatment of Non-Cash Dividends - In the case of a non-cash Dividend, including Shares or other securities or other property, the Committee will, in its sole discretion and subject to any required approval of the Exchange, determine whether or not such non-cash Dividend will be provided to the Award holder and, if so provided, the form in which it shall be provided.

(l) Effect of Certain Changes - In the event:

(i) of any change in the Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise;

(ii) that any rights are granted to all Shareholders to purchase Shares at prices substantially below Fair Market Value; or

(iii) that, as a result of any recapitalization, merger, consolidation or other transaction, the Shares are converted into or exchangeable for any other securities,

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then, in any such case, the Board may, subject to any required approval of the Exchange, make such adjustments to this Plan, to any Awards and to any Award Agreements outstanding under this Plan as the Board may, in its sole discretion, consider appropriate in the circumstances to prevent inappropriate dilution or enlargement of the rights granted to Participants hereunder.

(m) Participant's Agreement to be Bound - If a Participant fails to acknowledge an Award by acceptance of the Award Agreement within the time specified by the Committee, the Corporation reserves the right to revoke the Award. Participation in this Plan by any Participant shall be construed as irrevocable acceptance by the Participant of the terms and conditions set out herein and all rules and procedures adopted hereunder and as amended from time to time.

7. Withholding Taxes

When a Participant or other person becomes entitled to receive Shares, a cash payment or other amount in respect of any Award, the Corporation shall have the right to require the Participant or such other person to remit to the Corporation an amount sufficient to satisfy any withholding tax requirements relating thereto. Unless otherwise prohibited by the Committee or by applicable law, satisfaction of the withholding tax obligation may be accomplished by any of the following methods or by a combination of such methods:

(a) the tendering by the Participant of cash payment to the Corporation in an amount less than or equal to the total withholding tax obligation;

(b) the withholding by the Corporation or a member of the HEI Group, as the case may be, from the Shares otherwise due or payable to the Participant such number of Shares as it determines are required to be sold by the Corporation, as trustee, to satisfy the total withholding tax obligation (net of selling costs, which shall be paid by the Participant).  The Participant consents to such sale and grants to the Corporation an irrevocable power of attorney to effect the sale of such Shares and acknowledges and agrees that the Corporation does not accept responsibility for the price obtained on the sale of such Shares; or

(c) the withholding by the Corporation or a member of the HEI Group, as the case may be, from any cash payment otherwise due to the Participant such amount of cash as is less than or equal to the amount of the total withholding tax obligation;

provided, however, that the sum of any cash so paid or withheld and the Fair Market Value of any Shares so withheld is sufficient to satisfy the total withholding tax obligation. Any reference in this Plan to the Incentive Award Value or payment of cash or issuance of Shares in settlement thereof or issuance of Shares or payment of cash pursuant to any Share Award is expressly subject to this Section 7.

Notwithstanding any other provision of this Plan, grants of Awards to Participants who are subject to United States federal income taxation ("U.S. Taxpayers") under the United States Internal Revenue Code of 1986, as amended (the "Code"), shall be made and administered under the terms of Schedule A to this Plan.

8. Non-Transferability

Subject to Section 6(i)(i) hereof, the right to receive payment pursuant to an Incentive Award or Shares pursuant to a Share Award granted to a Service Provider is personal to such Service Provider. Except as otherwise provided in this Plan, no assignment, sale, transfer, pledge or charge of an Award, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Award whatsoever in any assignee or transferee and, immediately upon any assignment, sale, transfer, pledge or charge or attempt to assign, sell, transfer, pledge or charge, such Award shall terminate and be of no further force or effect.

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The rights and obligations hereunder and under any Award Agreement may be assigned by the Corporation to a Successor.

9. Merger and Sale, etc.

If the Corporation enters into any transaction or series of transactions, other than a transaction that is a Change of Control and to which Section 6(d)(i)(III) or 6(d)(ii)(III), as the case may be, hereof apply, whereby the Corporation or All or Substantially All of the Assets would become the property of any other trust, body corporate, partnership or other person (a "Successor") whether by way of takeover bid, acquisition, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise, then prior to or contemporaneously with the consummation of such transaction:

(a) the Corporation and the Successor will execute such instruments and do such things as the Committee may determine are necessary to establish that upon the consummation of such transaction the Successor will have assumed the covenants and obligations of the Corporation under this Plan and the Award Agreements outstanding on consummation of such transaction and such Successor shall succeed to, and be substituted for, and may exercise every right and power of, the Corporation under this Plan and such Award Agreements with the same effect as though the Successor had been named as the Corporation herein and therein and thereafter, the Corporation shall be relieved of all obligations and covenants under this Plan and such Award Agreements and the obligation of the Corporation to the Participants in respect of the Awards shall terminate and be at an end and the Participants shall cease to have any further rights in respect thereof including, without limitation, any right to acquire or receive Shares on the Vesting Date(s) applicable to such Awards; or

(b) if the Awards (and the covenants and obligations of the Corporation under this Plan and the Award Agreements outstanding on consummation of such transaction) are not so assumed by the Successor, then the Vesting Date for all Shares awarded pursuant to such Awards that have not yet been issued as of such time shall be the date which is immediately prior to the date upon which the transaction is consummated.

10. Amendment and Termination of Plan

This Plan and any Awards granted pursuant to this Plan may, subject to any required approval of the Exchange, be amended, modified or terminated by the Board without the approval of Shareholders. Without limitation of the foregoing, such amendments include, without limitation: (a) amendments of a "housekeeping nature", including, without limitation, amending the wording of any provision of this Plan for the purpose of clarifying the meaning of existing provisions or to correct or supplement any provision of this Plan that is inconsistent with any other provision of this Plan, correcting grammatical or typographical errors and amending the definitions contained within this Plan respecting the administration of this Plan; (b) amending Awards under this Plan, including with respect to the Expiry Date (provided that the term of the Award does not exceed ten years from the date the Award is granted and that such Award is not held by an Insider), vesting period, and effect of termination of a Participant's employment or cessation of the Participant's service; (c) accelerating vesting; or (d) amendments necessary to comply with applicable law or the requirements of any Exchange on which the Shares are listed. Notwithstanding the foregoing, this Plan or any Award may not be amended without Shareholder approval to:

(a) increase the number of Shares reserved for issuance pursuant to Awards in excess of the limit prescribed in Section 5 hereof;

(b) extend the Vesting Date of any Awards issued under this Plan to an Insider beyond the latest Vesting Date specified in the Award Agreement (other than as permitted by the terms and conditions of this Plan);

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(c) extend the Expiry Date of any Award granted to an Insider (other than as permitted by the terms and conditions of this Plan);

(d) permit a Participant to transfer Awards to a new beneficial holder other than for estate settlement purposes;

(e) reduce the limitations on Awards contained in the first paragraph of Section 6(c) hereof;

(f) increase the number of Shares that may be issued to Insiders above the restrictions contained in Section 6(c) hereof; and

(g) change this Section 10 to modify or delete any of (a) through (f) above.

In addition, no amendment to this Plan or any Awards granted pursuant to this Plan may be made without the consent of a Participant if it adversely alters or impairs the rights of such Participant in respect of any Award previously granted to such Participant under this Plan.

11. Miscellaneous

(a) Interpretation - In this Plan: (a) words in the singular include the plural and words in the plural include the singular; (b) words importing the masculine gender shall include the feminine and neuter genders and vice versa; (c) section and subsection headings contained herein are for convenience only and shall not affect the construction hereof; and (d) words "hereto", "herein", "hereby", "hereunder", "hereof" and similar expressions mean or refer to this document as a whole and not to any particular Section, paragraph or other part hereof.

(b) Compliance with Legal Requirements - The Corporation shall not be obliged to issue any Shares pursuant to any Award if such issuance would violate any law or regulation or any rule of any government authority or Exchange. The Corporation, in its sole discretion, may postpone the issuance or delivery of Shares under any Award as the Committee may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. The Corporation shall not be required to qualify for resale pursuant to a prospectus or similar document any Shares awarded under this Plan, provided that, if required, the Corporation shall notify the Exchange and any other appropriate regulatory bodies in Canada and the United States of the existence of this Plan and the granting of Awards hereunder in accordance with any such requirements.

(c) Foreign Participants - The Corporation may, without amending this Plan, modify the terms of Awards granted to Service Providers who provide services to the Corporation or any member of the HEI Group from outside of Canada in order to comply with the applicable laws of such foreign jurisdictions. Any such modification to this Plan with respect to a particular Service Provider shall be reflected in the Award Agreement for such Service Provider. Schedule A is incorporated herein by reference.

(d) No Right to Continued Employment or Service - Nothing in this Plan or in any Award Agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ or service of the Corporation or any member of the HEI Group, to be entitled to any remuneration or benefits not set forth in this Plan or an Award Agreement or to interfere with or limit in any way the right of the Corporation or any member of the HEI Group to terminate a Participant's employment or service arrangement with the Corporation or any member of the HEI Group.

(e) Ceasing to be a Member of the HEI Group - Except as otherwise provided in this Plan, Awards granted under this Plan shall not be affected by any change in the relationship between or ownership of the Corporation and a member of the HEI Group.

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(f) Expenses - Except as provided in Sections 7 and 11(i), all expenses in connection with this Plan shall be borne by the Corporation.

(g) Unfunded Plan - This Plan shall be unfunded.  The Corporation shall not be required to segregate any assets that may at any time be represented by Shares, cash or rights thereto, nor shall this Plan be construed as providing for such segregation.  Any liability or obligation of the Corporation to any Participant with respect to an Award under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Corporation shall be deemed to be secured by any pledge or other encumbrance on any property of the Corporation.  Neither the Corporation nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

(h) Market Fluctuations - No amount will be paid to, or in respect of, a Participant under this Plan to compensate for a downward fluctuation in the price of Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. The Corporation makes no representations or warranties to Participants with respect to this Plan or the Awards whatsoever. Participants are expressly advised that the value of any Awards and Shares under this Plan will fluctuate as the trading price of Shares fluctuates. Further, the payment amount or number of Shares delivered to a Service Provider following the vesting of a Performance Award may fluctuate based upon the terms of the applicable Corporate Performance Measures and Payout Multiplier. In seeking the benefits of participation in this Plan, a Participant agrees to exclusively accept all risks associated with a decline in the market price of Shares and all other risks associated with the holding of Awards.

(i) Taxes - The Corporation shall not be liable for any personal income or other tax imposed on any Participant as a result of the awarding or holding of Awards, the issue or holding of Shares pursuant thereto or any other amounts or securities paid, issued or credited to a Participant under this Plan. It is the responsibility of the Participant to complete and file any tax returns which may be required under any applicable tax laws within the period prescribed by such laws. The Corporation and the Committee make no guarantees to any person regarding the tax treatment of an Award or payments made under this Plan and none of the Corporation or any of its employees or representatives shall have any liability to a Participant with respect thereto. Participants are advised to consult with their own tax advisors.

(j) Reorganization of the Corporation - The existence of any Awards or Shares corresponding to any such Awards shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation's capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or to create or issue any bonds, debentures, shares or other securities of the Corporation or the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

(k) Participant Information - Each Participant shall provide the Corporation with all information (including personal information) required by the Corporation in order to administer this Plan.  Each Participant acknowledges that information required by the Corporation in order to administer this Plan may be disclosed to the Committee or its appointed administrator and other third parties in connection with the administration of this Plan. Each Participant consents to such disclosure and authorizes the Corporation to make such disclosure on the Participant's behalf.

(l) Final Determination - Any determination, interpretation or decision by, or opinion of, the Board, the Committee or a director or officer of the Corporation made or held pursuant to the terms set out herein shall be made or held reasonably and shall be final, conclusive and binding on all parties concerned, including, but not limited to, the Corporation, the Participants and their beneficiaries and legal representatives.

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Subject to Section 11(m), all rights, entitlements and obligations of Participants under this Plan and in respect of Awards are set forth in the terms hereof and the applicable Award Agreements and cannot be modified by any other documents, statements or communications, except by amendment to the terms hereof or thereof in accordance with Section 10.

(m) Discretionary Relief - Notwithstanding any other provision hereof but subject to applicable law and the rules of any government authority or Exchange, the Committee may, in its sole discretion, waive any condition or provision set out herein or in any Award granted hereunder if it determines that specific individual circumstances warrant such waiver.

(n) Currency - All values to be determined or amounts paid under this Plan shall be in Canadian dollars.

12. Indemnification

Each member of the Board or Committee or any director or officer who is delegated the whole or any part of the administration of this Plan pursuant to Section 3 is indemnified and held harmless by the Corporation against any cost or expense (including any sum paid in settlement of a claim with the approval of the Corporation) arising out of any act or omission to act in connection with the terms hereof to the extent permitted by applicable law. This indemnification is in addition to any rights of indemnification a Board or Committee member or any director or officer who is delegated the whole or any part of the administration of this Plan pursuant to Section 3 may have as director or officer or otherwise under the by-laws of the Corporation, any agreement, any vote of shareholders or disinterested directors, or otherwise..

13. Governing Law

The validity, construction and effect of this Plan and any actions taken or relating to this Plan shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

14. Effective Date

This Plan, as amended and restated, was approved by the Board on May 1, 2023, and is effective from such date, subject to acceptance of this Plan by the shareholders of the Corporation, the TSX and any other applicable regulatory authorities.

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SCHEDULE A

U.S. Participants and Section 409A Compliance

(a) Notwithstanding any other provision of the Plan, grants of Awards to Participants who are U.S. Taxpayers under the Code or any successor thereto, shall be made and administered under the terms of this Schedule A to the Plan.

(b) Upon the vesting of a Share Award granted to a U.S. Taxpayer, the Participant shall automatically and without any required action on his or her behalf exercise and the Corporation shall issue from treasury to the Participant the number of Shares required to be delivered upon the vesting and exercise of such Participant's Share Awards and upon the vesting of an Incentive Award granted to a U.S. Taxpayer, the Corporation shall settle the Incentive Award Value by payment or delivery to the Participant the cash and/or Shares required to be delivered upon the vesting of such Participant's Awards, in each case not later than March 15 of the year following the year in which the Vesting Date of such Award occurs (the "Payment Date"), except as otherwise provided in this Schedule A; provided however the Committee may determine that the Award will otherwise be designed on the grant date to comply with section 409A of the Code.

(c) In the event that an Award grant is amended, no such amendment shall be effective if it results in a postponement of the Vesting Date or the Payment Date, other than postponement on account of a Black-Out Period.

(d) In the event of a Change of Control, the Vesting Date of the then unvested portion of an Award granted to a U.S. Taxpayer shall be the date determined by the Board, and in the case of Share Awards the Participant shall exercise and the Corporation shall issue from treasury to the Participant the number of Shares required to be delivered upon the vesting and exercise of such Participant's Share Awards and in the case of Incentive Awards the  Corporation shall settle the Incentive Award Value by payment or delivery to the Participant the cash and/or Shares required to be delivered to the Participant upon the vesting of such Participant's Share Awards, in each case by the Payment Date.

(e) The Board or Committee, as the case may be, shall interpret and construe the Plan and take all authorized actions with respect to any U.S. Taxpayer in a manner that is consistent with applicable U.S. Treasury regulations and other guidance issued pursuant to Section 409A of the Code. However, neither the Board, the Committee, the Corporation nor any other person connected with the Plan in any capacity makes any representation, commitment, or guarantee that any tax treatment shall be applicable with respect to any grant of Awards, any amounts deferred under this Plan, or any amounts paid to any person hereunder.

(f) No Participant who is a U.S. Taxpayer shall be eligible for Retirement treatment.

U.S. Participants and U.S. Securities Laws

(a) Shares issued pursuant to the Plan shall not be issued under the Plan to a Participant unless the issuance of those securities shall comply with all relevant laws, including, the U.S. Securities Act, applicable state securities laws, and the requirements of any Exchange or automated inter-dealer quotation system in the United States upon which the Shares may then be listed or quoted, if applicable. The issuance shall also be subject to the approval of counsel for the Corporation with respect to such compliance, including the availability of an exemption from registration for the issuance of any Shares issued pursuant to the Plan. The unavailability of an exemption from registration for the issuance to a Participant of any Shares issued pursuant to the Plan or the inability of the Corporation to obtain from any regulatory body the authority deemed by the Corporation to be necessary for the lawful issuance and sale of any Shares under the Plan, shall relieve the Corporation of any liability for not issuing Shares to the Participant.

(b) As a condition to the issuance of the Shares pursuant to the Plan, the Corporation may require the Participant to execute such documentation and make such representations and warranties as may be necessary to comply with federal and state securities laws or as may be required by this Plan.

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Clawback

(a) The Plan and all Awards granted hereunder are subject to any written clawback policies that the Corporation, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the effective time, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the United States Securities and Exchange Commission and that the Corporation determines should apply to Awards.  Any such policy may subject a Participant's Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Corporation's material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

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SCHEDULE C

BOARD OF DIRECTORS MANDATE

The board of directors (the "Board") of Hammerhead Energy Inc. (the "Corporation") directly, and through its committees is responsible for the stewardship of the Corporation, and any subsidiaries of the Corporation (collectively, "Hammerhead").  In discharging its responsibility, the Board will exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances and will act honestly and in good faith with a view to the best interests of Hammerhead.  In general terms, the Board will:

1. in consultation with the president and chief executive officer of the Corporation (the "CEO"), define the principal objectives of Hammerhead;

2. supervise the management of the business and affairs of Hammerhead with the goal of achieving Hammerhead's principal objectives as defined by the Board in association with the CEO;

3. discharge the duties imposed on the Board by applicable laws; and

4. for the purpose of carrying out the foregoing responsibilities, take all such actions as the Board deems necessary or appropriate.

Without limiting the generality of the foregoing, the Board will perform the following duties:

Strategic Direction, Operating, Capital and Financial Plans

1. require the CEO to present annually to the Board a longer range strategic plan and a shorter range business plan for Hammerhead, which plans must:

a. be designed to achieve Hammerhead's principal objectives;

b. identify the principal strategic and operational opportunities and risks of Hammerhead's business; and

c. be approved by the Board as a pre-condition to the implementation of such plans;

2. review progress towards the achievement of the goals established in the strategic, operating and capital plans;

3. review the principal risks of Hammerhead's business identified by the CEO and review management's implementation of the appropriate systems to manage and mitigate these risks;

4. approve the annual operating and capital budgets, and plans, as may be amended from time to time;

5. approve acquisitions and dispositions in excess of pre-approved expenditure limits established by the Board;

6. approve the establishment of credit facilities;

7. approve issuances of additional Class A Common Shares of the Corporation, other securities or other instruments to the public;

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8. approve the repurchase of Class A Common Shares of the Corporation or other securities in accordance with applicable securities laws;

Monitoring and Acting

9. monitor Hammerhead's progress towards achieving its goals, and to revise and alter its direction through management in light of changing circumstances;

10. monitor overall human resources policies and procedures, including compensation and succession planning;

11. review the systems implemented by management and the Board which are designed to maintain or enhance the integrity of Hammerhead's internal control and management information systems;

12. approve all matters relating to a material transaction involving Hammerhead;

Management and Organization

13. appoint the CEO and determine the terms of the CEO's employment with Hammerhead;

14. in consultation with the CEO, appoint all officers of Hammerhead and approve the terms of each officer's employment with Hammerhead;

15. ensure that Hammerhead has in place appropriate programs and policies for the health and safety of its employees and that Hammerhead sets high environmental standards in its operations and is compliant with environmental laws and regulations;

16. evaluate the performance of the CEO on an ongoing basis through the in camera session held at the end of each regularly scheduled Board meeting;

17. in consultation with the CEO, establish the limits of management's authority and responsibility in conducting Hammerhead's business;

18. to the extent possible, satisfy itself as to the integrity of the CEO and other executive officers and that the CEO and other executive officers create a culture of integrity throughout the organization;

19. develop a system under which succession to senior management positions will occur in a timely manner;

20. approve any proposed significant change in the management organization structure of Hammerhead;

21. approve all retirement plans for officers and employees of Hammerhead;

22. generally provide advice and guidance to management;

Finances and Controls

23. review Hammerhead's systems to manage and mitigate the risks of Hammerhead's business and, with the assistance of management, Hammerhead's auditors and others (as required), evaluate the appropriateness of such systems;

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24. review the procedures implemented by Hammerhead's management and the Board which are designed to ensure that the financial performance of Hammerhead is properly reported to Hammerhead shareholders, other security holders and regulators on a timely and regular basis;

25. approve all matters relating to a takeover bid or tender offer for the securities of Hammerhead;

26. in consultation with the CEO, establish and maintain a disclosure and trading policy for Hammerhead;

27. monitor the appropriateness of Hammerhead's capital structure;

28. ensure that the financial performance of Hammerhead is properly reported to shareholders, other security holders and regulators on a timely and regular basis;

29. in consultation with the CEO, establish the ethical standards to be observed by all officers and employees of Hammerhead and use reasonable efforts to ensure that a process is in place to monitor compliance with those standards;

30. require that the CEO institute and monitor processes and systems designed to ensure compliance with applicable laws by Hammerhead and its officers and employees;

31. require the CEO institute, and maintain the integrity of, internal control and information systems, including maintenance of all required records and documentation;

32. review and approve the Corporation's hedging program;

33. approve material contracts to be entered into by the Corporation;

34. recommend to shareholders of Hammerhead a firm of chartered accountants to be appointed as Hammerhead's auditors;

35. approve any payment of dividends;

36. review dividend levels (if applicable), based on information from and consultation with management, and approve all changes to dividend levels;

37. ensure Hammerhead's oil and gas reserve and/or resource report fairly represents the quantity and value of corporate reserves and/or resources in accordance with generally accepted engineering principles and applicable securities laws;

38. take reasonable actions to gain reasonable assurance that all financial information made public by Hammerhead (including Hammerhead's annual and quarterly financial statements) is accurate and complete and represents fairly the Corporation's financial position and performance;

Governance

39. selecting nominees for election to the Board in compliance with Hammerhead's Diversity and Term Limit Policy;

40. engage in the process of determining Board member qualifications with the Governance Committee and ESG Committee, and that the appropriate number of independent directors are on each committee of the Board as required under applicable securities rules and requirements;

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41. facilitate the continuity, effectiveness and independence of the Board by, amongst other things:

a. appointing a Chair of the Board who is not a member of management;

b. in consultation with the Chair of the Board, develop a position description for the Chair of the Board;

c. appointing from amongst the directors an audit committee and such other committees of the Board as the Board deems appropriate;

d. defining the mandate of each committee of the Board;

e. ensuring that processes are in place and are utilized to assess the effectiveness of the Chair of the Board, the Board as a whole, each committee of the Board and each director;

f. review the orientation and education program for new members to the Board to ensure that it is adequate and effective, and

g. establishing a system to enable any director to engage an outside adviser at the expense of Hammerhead;

42. review annually the composition of the Board and its committees and assess directors' performance on an ongoing basis, and propose new members to the Board;

43. review annually the adequacy and form of the compensation of directors;

Delegation

44. the Board may delegate its duties to, and receive reports and recommendations from, any committee of the Board to the extent permitted by applicable laws;

Composition

45. the Board shall consist of such number of directors within the range set forth in Hammerhead constating documents as the Board deems appropriate in order to facilitate effective decision making.  The Board delegates to the Governance and ESG Committee the responsibility of considering and making recommendations to the Board with respect to the appropriate Board size;

46. Board members should have or obtain sufficient knowledge of Hammerhead and the oil and gas business to assist in providing advice and counsel on relevant issues;

47. Board members should offer their resignation from the Board to the Chair of the Board following:

a. change in personal circumstances which would reasonably interfere with the ability to serve as a director;

b. change in personal circumstances which would reasonably reflect poorly on Hammerhead (for example, finding by a court of fraud, or conviction under Criminal Code (Canada) or securities legislation);

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c. in accordance with Hammerhead's Majority Voting Policy, should a Board member receive a greater number of votes "withheld" from his or her election than votes "for" his or her election; or

d. failure to qualify as a director in accordance with Section 105 of the Business Corporations Act (Alberta);

Meetings

48. the Board shall meet at least four times per year and/or as deemed appropriate by the Chair of the Board;

49. absent extenuating circumstances or scheduling conflicts, Board members are expected to attend all Board meetings;

50. the Chair shall attempt to ensure that Board materials are distributed to directors in advance of regularly scheduled meetings to allow for sufficient review of the materials prior to such meetings;

51. the CEO or his designate(s) may be present at all meetings of the Board;

52. the CEO and Chief Financial Officer shall be available to attend all meetings of the Board upon invitation by the Board. Vice-Presidents and such other staff as appropriate to provide information to the Board shall attend meetings at the invitation of the Board;

53. the Board shall meet at the end of each meeting without members of management being present;

54. minutes of each meeting shall be prepared by the secretary to the Board;

55. independent directors shall meet regularly, and in no case less frequently than quarterly, without non-independent directors and management participation;

Authority

56. following each meeting, the secretary will promptly report to the Board by way of providing draft copies of the minutes of the meetings;

57. supporting schedules and information reviewed by the Board at any meeting shall be available for examination by any director upon request to the CEO;

58. the Board shall have the authority to review any corporate report or material and to investigate activity of Hammerhead and to request any employees to cooperate as requested by the Board; and

59. the Board may retain persons having special expertise and/or obtain independent professional advice to assist in fulfilling its responsibilities at the expense of Hammerhead.

Approved by the Board of Directors on February 23, 2023.

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TSX: HHRS NASDAQ: HHRS HAMMERHEAD ENERGY INC. 2700, 525 8TH AVENUE S.W. CALGARY, ALBERTA T2P 1G1 www.hhres.com